As filed with the Securities and Exchange Commission on November 7, 2003

Registration Statement No. 333-109730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 1

To

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLUMBUS McKINNON CORPORATION

And the Subsidiary Guarantors listed below

(Exact name of co-registrants as specified in its charter)

New York	3536	16-0547600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. Montgomery, Jr.

Executive Vice President and Chief Financial Officer

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Olivieri, Esq.

Hodgson Russ LLP

One M&T Plaza, Suite 200

Buffalo, New York 14203

(716) 856-4000

Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name of Additional Registrants(1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Audubon Europe S.àr.l.	Luxembourg	6719	88.221	(2)

Audubon West Inc.	Missouri	6719	43-0978181

Crane Equipment & Service, Inc.	Oklahoma	3531	73-1515437

Yale Industrial Products, Inc.	Delaware	3536	71-0585582

(1)	The address, including zip code, and telephone number, including area code, of each of the additional Registrants’ principal executive office is 140 John James Audubon Parkway, Amherst, New York 14228-1197, (716) 689-5400.
(2)	State organization identification number issued by Luxembourg.

PROSPECTUS

Columbus McKinnon Corporation

Offer to exchange $115.0 million aggregate principal amount of 10% Senior Secured Notes due 2010 (which we refer to as the old notes) for $115.0 million aggregate principal amount of 10% Senior Secured Notes due 2010 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by certain of our existing subsidiaries (which we refer to as the subsidiary guarantors).

The exchange offer will expire at 5:00 p.m., New York City time on, December 12, 2003 (which we refer to as the expiration date), unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

•	There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 21 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2003.

You should rely only on the information contained in or incorporated by reference into this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements, all of which are difficult to predict and many of which are beyond our control. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, those factors described under “Risk Factors” beginning on page 21, as well as the following:

•	general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	varying and seasonal levels of demand for our products and services;

•	consolidation within our customer base and the resulting increased concentration of our sales;

•	pricing and product actions taken by our competitors;

•	financial conditions of our customers;

•	customers’ perception of our financial condition relative to that of our competitors;

•	changes in United States or foreign tax laws or regulations;

•	reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	costs of raw materials and energy;

•	risks associated with reconfiguration and relocation of manufacturing operations;

•	the effectiveness of our cost reduction initiatives;

•	industry innovation and our own research and development efforts;

•	interest and foreign currency exchange rates;

•	risks associated with product liability;

•	unforeseen liabilities arising from patent or other litigation; and

•	our dependence on key management.

Given these factors, undue reliance should not be placed on any forward-looking statements, including statements regarding our future prospects. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. These statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form S-4 (Commission File No. 333-109730), including exhibits, with the SEC with respect to the exchange offer. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company. We make available on our Internet website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports as soon as practicable after we electronically file such reports with the SEC. Our website address is http://www.cmworks.com. The contents of our website are not incorporated by reference herein. Other than as expressly stated under the heading “Certain Information We Are Incorporating By Reference,” none of our reports, proxy statements or other information filed, or that we may file, with the SEC is incorporated by reference herein.

We will provide you without charge a copy of the notes, the indenture governing the notes, the related security documents, the intercreditor agreement and the related registration rights agreement. You may request these documents by contacting us at:

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

Attention: Corporate Secretary

Phone: (716) 689-5400

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties, including the United States Department of Commerce, the United States Federal Reserve, the Material Handling Industry of America, the Hoist Manufacturers Institute, the Power Transmission Distributors Association, the Rubber Manufacturers Association and the National Association of Chain Manufacturers. Industry publications, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent source.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

We are “incorporating by reference” into this prospectus information contained in documents that we have filed or will file with the SEC after the date of this prospectus, which means that we can disclose important information to you by referring you to these documents. This information incorporated by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003;

•	our Current Reports on Form 8-K dated (i) July 8, 2003, (ii) July 8, 2003, (iii) July 8, 2003, as amended by Amendment on Form 8K/A dated July 17, 2003, (iv) July 16, 2003, (v) July 16, 2003, (vi) July 22, 2003, (vii) July 22, 2003 and (viii) August 14, 2003;

•	our Proxy Statement dated July 25, 2003; and

•	all other reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act.

The information incorporated by reference from a specified report is as of the date of such report, or the date specified in such report, and such information may have changed subsequent to such date.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus, including the “Risk Factors” section and our financial statements and notes to those statements, before making an investment decision. Unless otherwise indicated, the terms “we,” “us,” “our,” “our company” or “the company” refer to Columbus McKinnon Corporation and its subsidiaries. The term “old notes” refers to the 10% Senior Secured Notes issued July 22, 2003 in a private placement. The term “new notes” refers to the 10% Senior Secured Notes due 2010 offered by this prospectus. The term “notes” refers to the old notes and the new notes.

Our Company

We are the largest and broadest-line supplier of overhead hoists and high-strength alloy chain and a leading supplier of in-factory cranes in North America. Our products are used in manufacturing, warehousing and transportation operations to efficiently and ergonomically move, lift, position or secure objects and loads. We also manufacture conveyor systems, mechanical actuators, manipulators and lift tables as well as provide related parts and service for all of our products. Our products are critical to the operations of most businesses that require moving or securing large or heavy objects, and we have market leading positions and significant market share in most of our product lines. We operate in two business segments: Products and Solutions. Our Products segment sells a wide variety of powered and manually operated wire rope and chain hoists, in-factory cranes, chain, hooks and attachments. Our Solutions segment designs, manufactures and installs application-specific material handling systems that improve workstation and facility-wide work flow. For the fiscal year ended March 31, 2003, we generated net sales of $453.3 million and income from operations of $25.4 million. Our average annual net sales and income from operations for the period from fiscal 1999 to fiscal 2003 were $544.5 million and $53.2 million, respectively. We were founded in 1875 and our shares have been traded on The NASDAQ National Market since 1996 (ticker: CMCO).

Our Products Segment

Our Products segment manufactures products in the following categories: (i) hoists and related components (54% of fiscal 2003 segment net sales), (ii) chain (14%), (iii) forged attachments (11%), (iv) in-factory cranes (13%) and (v) industrial components (8%). Our hoist products include electric wire rope and chain hoists, hand chain hoists and ratchet lever hoists sold under the widely recognized and well-established Yale, CM, Coffing, Shaw-Box, Budgit and Chester brands. Approximately 75% of our hoist products are priced at less than $5,000 and are sold for use in a wide variety of general manufacturing applications as well as in the construction, mining, marine, utility, agriculture and entertainment industries. Our chain products include alloy and carbon steel chain for overhead lifting and load securing applications sold under the CM brand name and typically range in price from $1 to $8 per foot. Our forged products include hooks, shackles, hitch pins, master links and loadbinders used for chain, wire and textile (nylon and polyester straps) rigging and typically range in price from $4 to $8. Both our chain and forged products are sold for use in a wide variety of industrial and certain consumer applications. We also use our chain and forged products in our hoists. Our in-factory crane products combine our overhead hoists with crane components, including trolleys, end-trucks and electronic controls, into a complete crane system which we fabricate and install at the customer’s location. Through our Duff-Norton business, we design and manufacture industrial components such as mechanical and electromechanical actuators, mechanical jacks and rotary unions.

We sell our overhead hoist, chain and forged attachment products through a network of general industrial and catalog distributors, including W.W. Grainger, Inc., MSC Industrial Direct Co., Industrial Distribution Group, Inc. and McMaster-Carr Co., and crane builders (independent fabricators of in-factory cranes) in North

America and Europe and through sales and service offices in Asia. We sell our in-factory cranes through a dedicated sales force directly to end-users. We sell our industrial components through a combination of direct sales and industrial distribution. We are differentiated from our competitors by the large number of distribution relationships we maintain and the comprehensive end-user coverage that those relationships afford us. Sales to domestic customers represented 72.5% of our Products segment’s fiscal 2003 net sales and no individual customer or product accounted for more than 6% and 1%, respectively, of segment net sales.

For the fiscal year ended March 31, 2003, our Products segment generated net sales of $388.1 million, representing approximately 86% of our total net sales, and income from operations before restructuring charges and amortization of $33.6 million. Our Products segment’s average annual net sales and income from operations before restructuring charges and amortization for the period from fiscal 1999 to fiscal 2003 were $459.7 million and $61.6 million, respectively.

Our Solutions Segment

Our Solutions segment designs, fabricates and installs products in the following categories: (i) custom-designed conveyor systems (50% of fiscal 2003 segment net sales), (ii) manipulators and light-rail systems (15%), (iii) lift tables (13%) and (iv) tire shredders (10%). Through our Univeyor business, we design, manufacture, install and maintain computer-controlled and automated material handling systems, including powered roller conveyors, used to move parts or finished goods through manufacturing or warehousing operations. We manufacture two lines of sophisticated operator-controlled manipulators under the Positech and Conco trade names. Manipulators are articulated mechanical arms with specialized end tooling designed to lift, rotate, turn, tilt or position components in manufacturing operations. Our light rail systems are overhead steel beam configurations used to suspend overhead hoists or other overhead equipment. Our lift tables are adjustable height work areas used in manufacturing and container handling operations. Our tire shredders are machines that shred or pulverize tires into pieces for landfill or recycling operations. In fiscal 2003, we sold our steel erection business, which accounted for 12% of our fiscal 2003 segment net sales.

Our Solutions segment sells products and services directly to end-users through a dedicated sales force in North America, Europe and Asia. Sales to domestic customers represented 47.4% of our Solutions segment’s fiscal 2003 net sales.

For the fiscal year ended March 31, 2003, our Solutions segment generated net sales of $65.2 million, representing approximately 14% of our total net sales, and a loss from operations before restructuring charges and amortization of $0.3 million. Our Solutions segment’s average annual net sales and income from operations before restructuring charges and amortization for the period from fiscal 1999 to fiscal 2003 were $84.8 million and $3.9 million, respectively.

Our Competitive Strengths

Leading Market Positions.    We have leading market positions and significant market share in our principal product categories. Over 60% of our domestic fiscal 2003 net sales were from product categories where we believe we hold the number one market position. The following table summarizes the product categories where we believe we are the market leader:

Product Category	U.S. Market Share	U.S. Market Position	Percentage of Domestic Fiscal 2003 Net Sales
Powered Hoists (1)	61%	#1	23%
Manual Hoists & Trolleys (1)	65%	#1	11%
Alloy Chain (1)	39%	#1	11%
Hoist Parts (2)	60%	#1	9%
Mechanical Actuators (3)	40%	#1	5%
Tire Shredders (4)	80%	#1	2%
Jib Cranes (5)	45%	#1	1%
Manipulators (6)	40%	#1	1%

			63%

(1)	Market share and market position data are internal estimates derived from survey information collected and provided by our trade associations.

(2)	Market share and market position data are internal estimates based on our market shares of Powered Hoists and Manual Hoists & Trolleys, which we believe are good proxies for our Hoist Parts market share because we believe most end-users purchase Hoist Parts from the original equipment supplier.

(3)	Market share and market position data are internal estimates derived by comparison of our net sales to the net sales of one of our competitors based on discussions with that competitor, and to estimates of total market sales from a trade association.

(4)	Market share and market position data are internal estimates derived by comparing the number of our tire shredders in use and their capacity to estimates of the total number of tires shredded published by a trade association.

(5)	Market share and market position data are internal estimates derived from both the number of bids we win as a percentage of the total projects for which we submit bids and from estimates of our competitors’ net sales based on their relative position in distributors’ catalogues.

(6)	Market share and market position data are internal estimates derived by comparing our net sales to the net sales of certain of our competitors, which we estimate based on conversations with those competitors.

We believe our leading market positions are supported by our well-established and widely recognized brands, large installed base of equipment, extensive distribution network and broad product portfolio, as well as the long-standing relationships we have cultivated with key distributors and end-users.

Well-Established and Widely Recognized Brands.    We market our products under some of the most well-established and widely recognized brand names in the material handling industry. Our CM, Coffing, Shaw-Box and Yale brands have been in existence for over 75 years and are recognized as long-standing leaders in technical innovation, reliability and product performance. The CM name has been synonymous with overhead hoists since manual hoists were first developed and marketed under the name in the early 1900s.

Large Installed Base of Equipment.    We believe that a significant proportion of end-users typically replace old hoists with the same model from the same manufacturer because modest price or performance advantages offered by a competing product typically do not outweigh (i) the end user’s investment in parts and maintenance training for the existing equipment, (ii) the potential cost to the end-user’s operations if the product fails and (iii) to the extent the end-user has multiple hoists, the inconvenience of operating products from two or more manufacturers. We believe we have more hoists in use in North America than all of our competitors combined and that our large installed base supports demand for our hoists and reinforces our leading market positions.

Extensive Distribution Network.    We have developed an extensive distribution network for our products that includes over 20,000 independent distributors and crane builders. We have long-standing relationships with and are the primary supplier for most of our distributors and we believe we have more distributors in North America than any of our competitors. We believe our extensive distribution network provides us with access to most of the potential end-users of our products.

Broad Product Portfolio.    We are the only major supplier of material handling equipment offering full lines of hoists, chain and attachments. Our capability as a full-line supplier has allowed us to (i) provide our customers with “one-stop shopping” for material handling equipment, which meets some customers’ desire to reduce the number of their supply relationships in order to lower their costs, (ii) leverage our engineering, research and development and marketing costs over a larger sales base and (iii) achieve purchasing efficiencies on common materials used across our product lines.

Long History of Free Cash Flow Generation.    We have consistently generated positive free cash flow (which we define as net cash provided by operating activities less capital expenditures) by continually reducing our costs, increasing our inventory turnover and reducing the capital intensity of our manufacturing operations. From fiscal 1999 to fiscal 2003, we generated cumulative free cash flow of $158.2 million. We also generated $45.1 million of free cash flow in fiscal 2002 and $9.2 million of free cash flow in fiscal 2003 despite experiencing sales declines in those years of 18% and 6%, respectively.

Experienced Management Team with Significant Equity Ownership.    Our senior management team has significant experience in the material handling industry and our top six executives have an average of approximately 19 years with the company, including experience in managing through economic cycles. Our directors and executive officers, as a group, own an aggregate of approximately 15% of our outstanding common stock.

Our Strategy

We have developed and are implementing a series of operational and strategic initiatives designed to grow our market share and maximize our financial performance. These initiatives include: (i) improving our manufacturing efficiency and cost structure to drive higher profitability and cash flow, (ii) continuing to globalize our manufacturing operations, (iii) reducing our costs and increasing our market potential by developing products designed to the Fédération Européenne de la Manutention, or FEM, standard, (iv) leveraging our brand portfolio to maximize our market coverage, (v) introducing new products and (vi) divesting or exiting lower return businesses.

Improve Manufacturing Efficiency and Cost Structure.    Our strategy is to improve our financial performance through continuous cost reduction, greater working capital efficiency and higher manufacturing productivity. Over the past two years we have taken significant actions to realign our cost structure to the lower levels of demand we have experienced and continue to experience in our business. For example, from year-end fiscal 2001 to fiscal 2003, we closed or significantly downsized 10 manufacturing facilities and three warehouses (representing a reduction in floor space of over 800,000 square feet), eliminated approximately 600, or 17%, of our continuing operations’ manufacturing and administrative positions worldwide, instituted programs designed to reduce working capital and completed the implementation of a common enterprise resource planning system across all but one of our North American facilities that allowed us to consolidate many of our back office functions. We are currently implementing additional plans to further reduce our costs and increase our cash flow, including further headcount reductions, wage freezes, employee contributions for health care benefits and a temporary suspension of our 401(k) matching contribution program.

Continue to Globalize Manufacturing Operations.    Our strategy is to relocate manufacturing operations for certain of our products to lower cost countries, including China and Mexico. We currently operate three manufacturing facilities in China that produce hoists, pallet trucks, textile slings and other lifting tools, most of which we export for sale in North America and Europe under the CM and Yale brands (we sell the balance in Asia). We believe our costs to produce these products in our Chinese facilities are 25% to 35% lower than in comparable U.S. or European plants. We also have a chain manufacturing plant in Mexico where we produce grade 30 and 43 chain. We recently relocated some of our chain-making operations from one of our facilities in the U.S. and one in Canada to our Mexican facility, which we estimate has reduced our cost of producing these products by approximately 30%. We expect to continue to develop our manufacturing capability in China and Mexico to further reduce our costs to produce selected products.

Reduce Costs and Increase Market Potential by Developing Products Designed to the FEM Standard.    Hoist manufacturers based in North America typically design and manufacture hoists to standards set by the American National Standards Institute, or ANSI. Hoist manufacturers based outside of North America typically design and manufacture hoists to standards set by the FEM. The ANSI and FEM standards are different, particularly with respect to the specified endurance characteristics of the hoist. In general, hoists designed to the ANSI standard are built using more or a higher grade of steel, and therefore are more durable. As a result, a wire rope hoist designed to the FEM standard weighs approximately one-half of what a wire rope hoist, of equivalent lifting capacity, designed to the ANSI standard, weighs. Accordingly, FEM hoists are generally significantly less costly to produce than ANSI hoists. While ANSI hoists remain the preferred standard in North America, FEM hoists represent an increasing percentage of the North American market and the majority of the international market. Our strategy is to introduce a line of FEM electric wire rope hoists globally in 2004 and FEM electric chain hoists thereafter, which we believe will lower our costs and increase our market coverage.

Leverage Brand Portfolio to Maximize Market Coverage.    Most industrial distributors carry one or two lines of material handling products on an exclusive basis. In general, suppliers can only service one distributor in a particular geographic area because most distributors desire exclusive relationships to support their own competitive position. Unlike many of our competitors, we have developed and acquired multiple well-recognized brands that are viewed by both distributors and end-users as discrete product lines. As a result, we are able to sell our products to multiple distributors in the same geographic area. This strategy maximizes our market coverage and provides the largest number of end-users with access to our products.

Introduce New Products.    Our strategy is to grow our business by developing new material handling products and services and by expanding the breadth of our product lines to address customer needs. Our recent or planned new product introductions include:

•	global wire rope hoists used in overhead cranes;

•	lifting clamps used for lifting large plates of steel;

•	self-standing or ceiling-mounted, light-rail crane systems used in workstation material handling applications;

•	top-running and underhung end-trucks used in the crane builder industry;

•	hand pallet trucks used in warehouse and factory applications;

•	high-speed, light-weight, mini-load cranes used in warehouse applications; and

•	TechLink crane and hoist maintenance and inspection software.

Divest or Exit Lower Return Businesses.    Our strategy is to exit businesses that (i) are not integrated, either operationally or through sales and marketing, with the rest of our company, (ii) have market channels and customers different from the business of our core Products segment, (iii) are not designated as recipients of significant investment of corporate resources in the foreseeable future or (iv) have had, and are expected to continue to have, low returns on our investment of financial and management resources. For example, in fiscal

2003, we sold our ASI and LICO Steel businesses after determining that they did not meet our criteria for continuing investment. We periodically review our businesses and are currently evaluating strategic alternatives for our Duff-Norton, Societe D’Exploitation Des Raccords Gautier, Positech, American Lifts, Lister Chain & Forge, CM Shredder, Larco Industrial Services and Univeyor businesses. In the aggregate, these businesses generated net sales and income from operations of approximately $98 million and $3 million, respectively, in fiscal 2003.

Impact of the Current Business Environment

Demand for material handling equipment is cyclical and depends, in part, on the business environment, particularly as it impacts the manufacturing sector. Since the beginning of the most recent economic recession in the second half of 2000, the U.S. manufacturing sector has experienced one of the most severe and prolonged downturns in recent history. U.S. industrial production and capacity utilization in the manufacturing sector, key indicators of demand for our products, declined 7.5% and 8.9%, respectively, from June 2000 to December 2001 compared with declines of only 4.5% and 4.5%, respectively, during the June 1990 to March 1991 recession. From fiscal 2001 to fiscal 2003, our Products segment’s net sales declined approximately 19% and from calendar year 2000 through 2002 total U.S. shipments of hoists, cranes and monorails, as reported by the Material Handling Industry of America, declined approximately 22%. This decline in our net sales resulted in a decrease in our income from operations of approximately 61% over the same period, which significantly increased our leverage and adversely affected our financial position. While demand for material handling equipment has declined significantly since 2000 and remains at depressed levels, we believe the following factors will support improvement in our business over time:

•	Hoists and in-factory cranes are critical to the operations of most businesses that require moving objects safely, efficiently and ergonomically;

•	U.S. industrial production and capacity utilization, key indicators of demand for our products, have long histories of recovering following periods of economic contraction;

•	The manufacturing sector has remained a relatively consistent percentage of the U.S. economy (as measured by contribution to real gross domestic product and total employment levels) over the last 50 years, which we believe suggests that the market potential for our products has not changed significantly; and

•	We have implemented price increases in our hoist, chain and forging product lines of one to three percent (varying by product) in two of the last three years, most recently in May 2003.

The Refinancing

The net proceeds of the offering of the old notes were used to repay outstanding borrowings of $67.3 million in connection with the termination of the Term Loan B facility and accrued interest thereon, apply $31.0 million of proceeds to repurchase $35.7 million aggregate principal amount of our 8 1/2% Notes and pay accrued interest thereon, repay $10.0 million of outstanding borrowings under the revolving loan portion of our senior credit facilities and repay $3.9 million of outstanding borrowings under our Term Loan A. See “Use of Proceeds” and “Capitalization.”

Concurrently with the closing of the offering of the old notes, the credit agreement governing our senior credit facilities was amended to, among other things, (i) allow the issuance of the notes and the grant of the second-priority liens securing the notes, (ii) allow the application of proceeds of the offering of the old notes to the prepayment in full and termination of our Term Loan B, (iii) modify certain financial covenants thereunder to reflect the issuance of the notes and provide us with additional financial flexibility, (iv) permit the repurchase of a portion of our 8 1/2% Notes with proceeds of the offering of the old notes and (v) permit the future repurchase from time to time of our 8 1/2% Notes with excess cash flow. See “Description of Other Indebtedness and the Bank Amendment.”

The Exchange Offer

Old Notes	10% Senior Secured Notes due 2010, which we issued on July 22, 2003.

New Notes	10% Senior Secured Notes due 2010, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $115.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2003 (which we refer to as the expiration date), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•      any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•      at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•      you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or if you are our “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•      you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•      if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

•      if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 12, 2003. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see the “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes

Unless you comply with the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•      tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank Trust National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent;” or

•      tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank Trust National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Guaranteed Delivery Procedures

If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

•      the old notes are not immediately available;

•      time will not permit your old note or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•      the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement entered into in connection with the offering of the old notes.

Exchange Agent	U.S. Bank Trust National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•      you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•      you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•      you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•      you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•      you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, as defined in this prospectus, we will promptly send additional copies of this prospectus to any broker-dealer that requests such documents in the letter of transmittal. See “Plan of Distribution” for more information.

Registration Rights

Prior to our issuing of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer within 220 days of the date that we sold the old notes (July 22, 2003), the interest rate borne by the old notes will be increased at a rate of .50% per annum every 90 days (but such increases shall not exceed 2% per annum in the aggregate) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Description of the New Notes Registered Exchange Offer; Registration Rights.”

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer to sell your old notes only:

•      if they are registered under the Securities Act and applicable state securities laws;

•      if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•      if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not eligible to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes—Registered Exchange Offer; Registration Rights.”

Summary Description of the New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes.”

Issuer	Columbus McKinnon Corporation

Notes Offered	$115.0 million aggregate principal amount of 10% Senior Secured Notes due 2010.

Maturity Date	August 1, 2010.

Interest Payments	Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2004.

Optional Redemption

We may redeem some or all of the notes beginning on August 1, 2007 at the redemption prices listed under “Description of the New Notes—Optional Redemption.”

Prior to August 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the new notes, at a redemption price of 110%, plus accrued and unpaid interest to the date of redemption, with the net proceeds of certain equity offerings, as long as:

•      at least 65% of the original aggregate principal amount of the new notes remains outstanding immediately after the occurrence of each such redemption; and

•      each such redemption occurs within 90 days after the date of the related equity offering.

Change of Control	If we experience a change of control as defined under “Description of the New Notes,” we will be required to make an offer to repurchase the new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the New Notes—Change of Control.”

Guarantees	The new notes will be guaranteed, jointly and severally, on a senior secured basis, by certain of our existing and future domestic restricted subsidiaries and by Audubon Europe S.àr.l. The new notes will not be guaranteed by CM Insurance Company, Inc., our domestic captive insurance company.

Collateral	The new notes and the subsidiary guarantees will be secured, subject to permitted liens, by a second-priority lien on and security interest in substantially all of the assets owned by us or the subsidiary guarantors that secure our obligations under the senior credit facilities or future indebtedness incurred to refinance or replace such facilities on a first-priority basis. These assets include (i) 100% of the capital stock of each of our existing and future domestic subsidiaries (other than CM Insurance Company, Inc.) and of Audubon Europe S.àr.l., (ii) 65% of the capital stock of each of our existing and future foreign subsidiaries (other than Audubon Europe S.àr.l., 100% of the capital stock of which is pledged) that are owned directly by us or a subsidiary guarantor and (iii) substantially all of the tangible and intangible assets owned by us and each of the subsidiary guarantors. A portion of our obligations under the senior credit facilities are secured by the assets of our Canadian subsidiaries, who will not be guaranteeing the new notes and whose assets will not be included in the collateral securing the new notes.

We may not have second-priority liens on all of the collateral securing the new notes in place prior to the closing of the exchange offer. The collateral securing the new notes may be released without the consent of the holders of the new notes in certain circumstances. In addition, amendments to or waivers of the collateral documents governing the first-priority liens will, in certain circumstances, automatically apply, without consent of the holders of the new notes, to the collateral documents governing the second-priority liens of the new notes. See “Description of the New Notes—Security.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the new notes will be expressly second in priority to all liens that secure our senior credit facilities and future indebtedness incurred to replace or refinance the senior credit facilities in accordance with the terms of the indenture. Pursuant to the intercreditor agreement, the second-priority liens securing the new notes may not be enforced at any time when the obligations secured by first-priority liens are outstanding, subject to certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the new notes on the same collateral (subject to certain limited exceptions); provided that after giving effect to the release, obligations (and, subject to certain limitations, commitments in respect thereof) of not less than $40.0 million secured by first-priority liens on the remaining collateral remain outstanding. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of the New Notes—Security.”

Ranking

The new notes and the guarantees will be our and the subsidiary guarantors’ senior secured obligations and will rank:

•      equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior debt, including debt under our senior credit facilities and the guarantees thereof;

•      senior to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness; and

•      effectively junior to (i) our and our subsidiary guarantors’ obligations under our senior credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the new notes to the extent of the value of such collateral and (ii) our and our subsidiary guarantors’ obligations under our senior credit facilities and any other existing and future obligations that are secured by a lien on assets that are not part of the collateral securing the new notes, to the extent of the value of such assets. In particular, the assets of our Canadian subsidiaries, which secure a portion of our obligations under the senior credit facilities, will not be included in the collateral securing the new notes. See “Description of the New Notes—Security.”

In addition, the new notes will be structurally subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

As of June 29, 2003, after giving effect to the offering of the old notes and the use of proceeds therefrom (assuming the proceeds are applied as described in “Capitalization”) and the amendment to our credit agreement on the terms described in “Description of Other Indebtedness and the Bank Amendment”:

•      we (excluding our subsidiaries) would have had approximately $137.9 million of senior indebtedness outstanding (including $115.0 million of indebtedness represented by the new notes) of which $22.9 million would have been secured by first-priority liens on the collateral securing the new notes;

•      our subsidiary guarantors would have had approximately $137.9 million of senior indebtedness outstanding, including $115.0 million of indebtedness represented by the subsidiary guarantors’ guarantees of the new notes and $22.9 million of indebtedness represented by the subsidiary guarantors’ guarantees of loans under our senior credit facilities, of which $22.9 million would have been secured by first-priority liens on the collateral securing the new notes;

•      we would have been able to incur an additional $29.4 million of secured indebtedness under our revolving credit facility; and

•      our subsidiaries that are not guaranteeing the notes would have had approximately $56.2 million of liabilities outstanding, including trade payables.

Certain Covenants

The terms of the new notes place certain limitations on our and our restricted subsidiaries’ ability to, among other things:

•      incur additional indebtedness (including senior indebtedness);

•      pay dividends or make certain other distributions;

•      repurchase or redeem capital stock or subordinated indebtedness;

•      make investments;

•      create liens;

•      enter into sale and leaseback transactions;

•      sell assets;

•      enter into transactions with affiliates;

•      incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•      merge or consolidate with or into any other person or transfer all or substantially all of our or our subsidiary guarantors’ assets;

•      transfer or issue shares of capital stock of restricted subsidiaries; and

•      impair the security interest with respect to the collateral securing the notes.

These covenants are subject to a number of important exceptions and qualifications described under “Description of the New Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in exchange for the old notes pursuant to the exchange offer.

Risk Factors

Investing in the new notes involves substantial risk. See “Risk Factors” for a discussion of certain factors that you should consider before participating in the exchange offer.

Additional Information

Our company was incorporated under the laws of the State of New York in 1929. Our executive offices are located at 140 John James Audubon Parkway, Amherst, New York 14228-1197, and our telephone number is (716) 689-5400. Our web site address is http://www.cmworks.com. Information contained on our web site is not a part of this prospectus.

Summary Consolidated Financial Data

(dollar amounts in millions)

The following table sets forth certain consolidated financial data for each of the five fiscal years in the five-year period ended March 31, 2003 and for the three-month periods ended June 30, 2002 and June 29, 2003, which are derived from our consolidated financial statements. In May 2002, we sold substantially all of the assets of our ASI subsidiary. Our consolidated financial statements for the periods presented have been restated to reflect the ASI business as a discontinued operation. See Note 3 to our consolidated financial statements for more information on the discontinued operations.

The information presented below is only a summary and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Fiscal Year Ended March 31,					Three Months Ended
	1999	2000	2001	2002	2003	June 30, 2002	June 29, 2003
Statement of Operations Data:
Net sales	$594.0	$609.2	$586.2	$480.0	$453.3	$113.9	$106.6
Cost of products sold	424.5	436.8	426.7	359.5	346.0	86.3	80.7

Gross profit	169.5	172.4	159.5	120.5	107.3	27.6	25.9
Selling expenses	47.6	48.7	48.4	43.5	47.4	11.3	11.9
General and administrative expenses	36.6	40.5	34.3	28.3	26.6	6.7	5.8
Restructuring charges	—	—	—	9.6	3.7	—	0.8
Write-off / amortization of intangibles (1)	10.6	11.4	11.0	11.0	4.2	0.1	0.1

Income from operations	74.7	71.8	65.8	28.1	25.4	9.5	7.3
Interest and debt expense	34.6	33.4	36.3	29.4	32.0	7.3	9.7
Other (income) and expense, net	(1.5)	(1.3)	(2.2)	2.4	(2.1)	(3.5)	(3.1)

Income (loss) before income taxes	41.6	39.7	31.7	(3.7)	(4.5)	5.7	0.7
Income tax expense	18.5	17.6	16.8	2.3	1.5	2.2	0.2

Income (loss) from continuing operations	23.1	22.1	14.9	(6.0)	(6.0)	3.5	0.5
Income (loss) from discontinued operations	4.3	(5.0)	0.3	(7.9)	—	—	—
Loss on disposition of discontinued operations	—	—	—	(121.4)	—	—	—

Total income (loss) from discontinued operations	4.3	(5.0)	0.3	(129.3)	—	—	—
Cumulative effect of change in accounting principle (1)	—	—	—	—	(8.0)	(8.0)	—

Net income (loss)	$27.4	$17.1	$15.2	$(135.3)	$(14.0)	$(4.5)	$0.5

Balance Sheet Data (end of period):
Cash and cash equivalents	$6.9	$7.6	$14.0	$13.1	$1.9	$2.3	$5.2
Working capital (2)	165.5	187.8	203.1	(2.0)	106.6	5.4	100.8
Total assets (3)	741.3	731.8	722.4	524.3	482.6	500.6	485.4
Total debt (4)	423.6	413.8	407.0	347.9	314.1	325.9	304.0
Total shareholders’ equity	188.7	203.5	207.9	71.6	52.7	77.7	58.0

	Fiscal Year Ended March 31,								Three Months Ended
	1999		2000		2001		2002	2003	June 30, 2002		June 29, 2003
Other Financial Data:
Depreciation and amortization	21.6		22.9		22.7		22.5	14.8	2.9		2.7
Capital expenditures	12.8		7.9		10.2		4.7	5.0	1.0		1.5
Net cash provided by (used in) operating activities of continuing operations	52.2		44.3		38.3		49.8	14.2	(6.1)		7.0
Net cash provided by (used in) investing activities of continuing operations	(23.7)		(18.7)		(7.2)		(1.6)	16.0	16.9		1.4
Net cash used in financing activities of continuing operations	(41.7)		(24.2)		(19.5)		(48.5)	(41.9)	(22.6)		(5.3)
Ratio of earnings to fixed charges (5)	2.2	x	2.2	x	1.9	x	—	—	1.8	x	1.1	x

Segment Data:
Net sales
Products	$515.7		$511.3		$478.9		$404.7	$388.1	$97.9		$92.0
Solutions	78.3		97.9		107.3		75.3	65.2	16.0		14.6

Total continuing operations	$594.0		$609.2		$586.2		$480.0	$453.3	$113.9		$106.6

Income from operations
Products	$78.9		$75.4		$73.0		$47.0	$33.6	$9.0		$8.1
Solutions	6.4		7.8		3.8		1.7	(0.3)	0.6		0.1
Restructuring charges	—		—		—		(9.6)	(3.7)	—		(0.8)
Write off / amortization of intangibles	(10.6)		(11.4)		(11.0)		(11.0)	(4.2)	(0.1)		(0.1)

Total continuing operations	$74.7		$71.8		$65.8		$28.1	$25.4	$9.5		$7.3

Depreciation and amortization
Products—depreciation	$9.4		$10.0		$10.4		$10.1	$9.6	$2.5		$2.3
Solutions—depreciation	1.6		1.5		1.3		1.4	1.0	0.3		0.3
Write-off / amortization of intangibles	10.6		11.4		11.0		11.0	4.2	0.1		0.1

Total continuing operations	$21.6		$22.9		$22.7		$22.5	$14.8	$2.9		$2.7

Capital expenditures
Products	$11.2		$7.8		$9.9		$3.9	$3.9	$0.8		$1.5
Solutions	1.6		0.1		0.3		0.8	1.1	0.2		—

Total continuing operations	$12.8		$7.9		$10.2		$4.7	$5.0	$1.0		$1.5

(1)	As a result of our adoption of Statement of Financial Accounting Standards, or SFAS, No. 142, commencing in 2003, goodwill is no longer amortized. The charge in fiscal 2003 represents a $4.0 million impairment write-off. In addition, the cumulative effect of change in accounting principle represents the impact of adopting SFAS No. 142.

(2)	Working capital includes net current assets of discontinued operations of $22.4 million, $30.5 million, $46.9 million and $21.5 million as of March 31, 1999, 2000, 2001 and 2002 respectively. At March 31, 2002 and June 30, 2002, working capital was net of $145.8 million and $124.0 million, respectively, outstanding under the revolving credit facility that was due to expire on March 31, 2003 and refinanced in November 2002.

(3)	Total assets includes net assets of discontinued operations of $149.9 million, $152.6 million, $163.5 million and $21.5 million, as of March 31, 1999, 2000, 2001 and 2002, respectively.

(4)	Total debt includes long-term debt, including the current portion, and subordinated debt.

(5)	For the purpose of computing the ratio of earnings to fixed charges, (i) earnings represent income from continuing operations plus fixed charges, and (ii) fixed charges represent interest on indebtedness whether expensed or capitalized, deferred financing fees amortization and estimated interest within rent expense. To have achieved a ratio coverage of 1:1 for the fiscal years ended March 31, 2002 and 2003, we would have needed to generate additional earnings of $3.7 million and $4.5 million respectively.

RISK FACTORS

An investment in the new notes involves risk. The risks below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. All of the following risks could affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. You should consider carefully, in addition to the other information set forth or incorporated by reference in this prospectus, the following risk factors before tendering your old notes in the exchange offer.

Risks Related to Our Indebtedness

Our substantial level of indebtedness may adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our debt service obligations, including with respect to the notes.

We are highly leveraged, which means that we have incurred indebtedness that is substantial in relation to our income from operations, net cash provided by operating activities of continuing operations and shareholders’ equity. As of June 29, 2003, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom as described in “Capitalization”, we would have had total debt of approximately $309 million. This total debt represents approximately 84.1% of our total capitalization at that date. The degree to which we are leveraged could have important consequences to holders of the notes, including the following:

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which reduces the funds available for our operations;

•	a portion of our debt is at variable rates of interest, which makes us vulnerable to increases in interest rates; for example, interest expense in fiscal 2003 would have increased $0.6 million for every percentage point increase in interest rates, based upon average variable rate debt outstanding;

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	it may limit our ability to adjust to changing market conditions and to withstand competitive pressures, putting us at a competitive disadvantage; and

•	we may be more vulnerable to a continued downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth and productivity-improvement programs.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we will likely be required to take other actions to repay our obligations under certain of our indebtedness, which may not be successful.

After giving effect to the issuance of the old notes and the application of the net proceeds therefrom as described in “Capitalization,” our estimated annual debt service for fiscal 2004 will be approximately $31 million. Our income from operations was $25.4 million in fiscal 2003, representing a 10% decline from fiscal 2002. Our net sales declined 6% over the same period.

Our ability to make scheduled payments on our debt obligations depends on our operating results and financial condition, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include, among other things:

•	fluctuations in interest rates;

•	unanticipated production interruptions;

•	increased operating costs;

•	prices and supply of raw materials; and

•	product pricing and regulatory developments.

We cannot assure you that we will generate cash flows sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Restrictions in our existing indebtedness limit our discretion in undertaking these measures and applying the proceeds therefrom and, even if undertaken, such measures may not be successful. In that event, we would face substantial liquidity problems and could be unable to meet our debt service and other obligations.

We do not expect to generate sufficient cash flow to repay our existing 8 1/2% Notes upon maturity in 2008. Thus, we will be required to refinance the 8 1/2% Notes in order to avoid an event of default. Our ability to consummate such a refinancing will depend upon our financial condition and results of operations at the 2008 maturity date, which, as noted above, are subject to numerous factors, many of which are beyond our control. In addition, our ability to refinance the 8 1/2% Notes will depend upon the condition of the capital markets at the time of the transaction, which is impossible to predict and is also beyond our control. Any failure to successfully complete the required refinancing or otherwise pay off the 8 1/2% Notes will result in an event of default under the 8 1/2% Notes indenture which, by virtue of cross default and cross acceleration provisions, will result in defaults under our other indebtedness, including the notes offered hereby. In such circumstances, all of the defaulted indebtedness could be accelerated to maturity and, as a result, we could be forced into bankruptcy or liquidation. In that event, holders of the notes could lose all or a part of their investment in the notes.

Despite our level of indebtedness, we and our subsidiaries will be able to incur substantially more debt. This could exacerbate the risks described above.

We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes will contain, and the indenture governing our existing 8½% Notes and the agreement governing our senior credit facilities do contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See “Description of Other Indebtedness and the Bank Amendment” and “Description of the New Notes.”

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes, and we have recently required amendments to our credit agreements to avoid default.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

In addition to operating covenants, the agreement governing our senior credit facilities requires that we meet or maintain compliance with certain financial tests, including maintaining minimum EBITDA levels through fiscal 2004, a minimum ratio of earnings to fixed charges, minimum net worth and a maximum ratio of senior debt to EBITDA (as defined in the credit agreement). Failure to comply with such financial covenants could result in a loss of availability of commitments under our revolving credit facility and a default under the credit agreement. We have recently had difficulty complying with these financial covenants, which are restrictive relative to our financial condition and recent results of operations. In June 2003, we were forced to seek amendments to our credit and financing agreements to avoid being in default under certain of these financial covenants. If our operating performance deteriorates we may in the future need to obtain further waivers or amendments from the required lenders under our senior credit facilities to maintain funding availability or to avoid being in default, and there can be no assurance that any such waiver or amendment would be granted. If such a default occurs, and the lenders exercise their rights, as described above, we would be subject to cross-default and cross-acceleration provisions in our other indebtedness and could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness and the Bank Amendment” and “Description of the New Notes.”

Our debt instruments contain various restrictive covenants that will limit our operating and financial flexibility.

Our financing arrangements contain, and the indenture governing the notes will contain, a number of operating and financial covenants that will restrict our ability to, among other things:

•	incur additional indebtedness (including senior indebtedness);

•	pay dividends or make certain other distributions;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	enter into sale and leaseback transactions;

•	sell assets;

•	enter into transactions with affiliates;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	merge or consolidate with or into any other person or transfer all or substantially all of our or our restricted subsidiaries’ assets;

•	transfer or issue shares of capital stock of our restricted subsidiaries; and

•	impair the security interest with respect to the collateral securing the notes and the senior credit facilities.

Our ability to comply with such covenants, including those contained in the indenture, may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the applicable indebtedness or require us to repay the notes prior to maturity, and there can be no assurance that we will have sufficient funds available in those circumstances. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Risks Related to the Notes

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee will not monitor the future acquisition of property and rights that constitute collateral, or take action to perfect the security interest in such acquired collateral. There can be no assurance that the credit agent will monitor, or that we will inform the trustee or the credit agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under the notes, and our subsidiaries may not be able to distribute cash to us.

We rely on the cash generated by our subsidiaries’ operations to service our obligations, including the notes. Our subsidiaries are not obligated to make funds available to us. Our subsidiaries’ ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders. The indenture governing the notes will permit our subsidiaries to incur debt with similar prohibitions and restrictions in the future.

The notes are structurally subordinated in right of payment to the indebtedness of those of our subsidiaries that are not guaranteeing the notes and, if the guarantees are deemed unenforceable, to those of our guarantor subsidiaries, and the remaining assets of such subsidiaries may not be sufficient to make any payments on the notes.

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors. In addition, none of the assets or property owned by our non-guarantor subsidiaries, including CM Insurance Company, Inc. and all of our foreign subsidiaries other than Audubon Europe S.àr.l., are part of the collateral securing the notes. Although the guarantees provide the holders of the notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable (as described in more detail below). If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being structurally subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the notes would not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of such subsidiary.

Our subsidiaries that are not guarantors generated 25.7% of our net sales for the year ended March 31, 2003. As of June 29, 2003, our subsidiaries that are not guarantors accounted for 20.8% of our total assets and had total liabilities (excluding liabilities owed to us) of $66.2 million. As of June 29, 2003, after giving effect to the offering of the old notes and the use of proceeds therefrom, our subsidiaries that are not guarantors would have had total liabilities (excluding liabilities owed to us) of $56.2 million, and our subsidiaries that are guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of the notes and of the senior credit facilities) of $24.3 million. In addition, certain obligations under our senior credit facilities are secured by the assets of our Canadian subsidiaries who are not guaranteeing the notes, which assets will not secure the notes.

The holders of the notes may not be able to realize fully the value of the liens securing the notes.

The notes will be secured by second-priority liens, subject to certain permitted liens, on substantially all of our assets and the assets of our subsidiary guarantors. All of these assets are also pledged to secure existing and future debt under our senior credit facilities and future debt incurred to refinance or replace the facilities, in each case on a first-priority basis. Accordingly, the notes will be effectively subordinated in right of payment to all of our and our subsidiary guarantors’ existing and future first-priority secured debt that is secured by the collateral securing the notes. As of June 29, 2003, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom, the debt secured by first-priority liens on collateral securing the notes would have been approximately $22.9 million.

All rights against the collateral will be subject to the terms of an intercreditor agreement. The holders of the first-priority liens or their credit agent will control all decisions and actions with respect to the collateral until the debt secured by the first-priority liens is paid in full. Accordingly, the holders of the notes will not have any right to initiate or direct the exercise of remedies against the collateral while the first-priority lien debt is outstanding. As a result, even following an event of default, including a bankruptcy proceeding, the holders of the notes will not have any right or ability to exercise or cause the exercise of remedies against the collateral while the first-priority lien debt is outstanding, other than to file a claim of interest in a bankruptcy proceeding to preserve the second-priority liens against the collateral.

Under the terms of the intercreditor agreement, if the lenders under the first-priority lien debt release the first-priority liens, then the holders of the notes will be deemed to have released the second-priority liens on the same collateral securing the notes, subject to certain limitations. Any sale or disposition of collateral that does not violate the asset disposition covenant in the indenture will result in a release of the liens on that collateral.

If the lenders holding the first-priority lien debt enter into any amendment, waiver or consent in respect of any of the documents securing the first-priority liens for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of such documents, or changing in any manner the rights of the first-priority lenders, our rights or the rights of our subsidiary guarantors, then such amendment, waiver or consent shall apply automatically, with certain exceptions, to any comparable provision of the security documents securing the second-priority liens. In addition, consistent with the security arrangement in effect with respect to the first-priority liens, no pledge of the capital stock of our Mexican, Brazilian and British subsidiaries will be executed under the local laws of those subsidiaries’ domiciles. While the capital stock of these subsidiaries will be pledged, any enforcement under local laws will be impaired to the extent local pledges are required.

The holders of these first-priority liens will receive all proceeds from the liquidation of the collateral securing the notes until all obligations under such indebtedness (including the senior credit facilities and outstanding interest rate protection agreements, if applicable) are paid in full. The amount to be received from a liquidation of the collateral will depend upon numerous factors, including market and economic conditions, the availability of buyers, the timing and manner of sale and similar factors. There can be no assurance that the collateral can or will be liquidated in a short period of time. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with the offering of notes. Accordingly, the notes are secured by the collateral only to the extent the first-priority lien debt is over-secured by such collateral, and we cannot assure you that the proceeds of any sale of the pledged assets would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying our obligations secured by the first-priority liens.

If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent the notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. See “Description of the New Notes—Security.”

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control.

If we were to experience a change of control as described under the heading “Description of the New Notes—Change of Control,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes, and restrictions in our other indebtedness may not allow such repurchases. In addition, this change of control feature will not protect you in the event of a highly leveraged transaction that does not constitute a change of control under the indenture. See “Description of the New Notes—Change of Control.”

In addition, under our senior credit facilities, a change of control would be an event of default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior credit facilities and may constitute an event of default under future indebtedness. Any default by us may cause the related debt to be accelerated after any applicable notice or grace periods. If our debt is accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

Our financial failure or the financial failure of any subsidiary guarantor may hinder the receipt of payment on the notes, as well as your ability to enforce remedies under the subsidiary guarantees.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become debtors subject to insolvency proceedings under the bankruptcy code, the proceedings are likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectibility of unmatured interest or attorneys’ fees and forced restructuring of the notes. In addition, the right of the credit agent or the collateral agent for the notes to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the credit agent or the collateral agent for the notes repossessed and disposed of the pledged assets (as more fully described below).

Our financial failure or the financial failure of any of our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of all of our subsidiaries.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, including interest rate and maturity.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the credit agent or the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the credit agent or the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the credit agent and the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of the repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the credit agent or the collateral agent for the notes would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes after first paying first-priority lien obligations, the holders of the notes would have “under-secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case.

Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes and the related second-priority liens.

Our creditors, or the creditors of one or more subsidiary guarantors, could challenge the subsidiary guarantees and the related second-priority liens as fraudulent transfers, conveyances or preferences or on other grounds under applicable law. The delivery of the subsidiary guarantees and the grant of the related second-priority liens could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court were to determine that:

•	a subsidiary guarantor delivered its subsidiary guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors; or

•	the subsidiary guarantor did not receive fair consideration for the delivery of the subsidiary guarantee; and either

•	the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee or was rendered insolvent by incurring the indebtedness evidenced by its guarantee; or

•	the subsidiary guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital.

To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the subsidiary guarantor that delivered that subsidiary guarantee. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the subsidiary guarantees.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no existing trading market. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in The PortalSM Market. We have been informed by the initial purchasers of the old notes that they currently intend to make a market in the notes. However, they are not obligated to do so, and may cease their market-making activities at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the notes or the prices at which you may be able to sell the notes.

In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. In addition to disruptions in the non-investment grade debt market, factors that could cause the notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally or the material handling industry specifically and a decline in our financial condition.

Risks Related To Our Business

Our business is cyclical and is affected by industrial economic conditions, and we are currently experiencing substantially reduced demand for our products.

Many of the end-users of our products are in highly cyclical industries, such as general manufacturing and construction, that are sensitive to changes in general economic conditions. Their demand for our products, and thus our results of operations, is directly related to the level of production in their facilities, which changes as a result of changes in general economic conditions and other factors beyond our control. In fiscal 2002 and 2003, for example, we experienced significantly reduced demand for our products, generally as a result of the global economic slowdown, and more specifically as a result of the dramatic decline in capital goods spending in the industries in which our end-users operate. These lower levels of demand resulted in a 23% decline in net sales from fiscal 2001 to fiscal 2003, from $586.2 million to $453.3 million. This decline in net sales resulted in a 61% decrease in our income from operations during the same period. We have not seen a significant improvement in demand for our products to date in fiscal 2004. In addition, our annual price increase implementation, scheduled for January 2002, was delayed for eight months due to weak economic conditions.

If the current downturn continues or if there is further deterioration in the general economy or in the industries we serve, our business, results of operations and financial condition could be further materially adversely affected. In addition, the cyclical nature of our business could at times also adversely affect our liquidity and ability to borrow under our revolving credit facility.

If demand for our products deteriorates further, the cost saving efforts we have implemented may not be sufficient to achieve the benefits we expect.

In fiscal 2004, we have continued our facility rationalization, lean manufacturing and other cost saving programs in an ongoing effort to reduce our cost structure. As a result of the continuation of these programs, in fiscal 2004 we expect to record restructuring charges of between $2 million and $5 million. If the economy does not improve or deteriorates further, our sales could continue to decline. If sales are lower than our expectations, our cost saving programs may not achieve the benefits we expect. We may be forced to take additional cost savings steps that could result in additional charges and materially affect our ability to compete or implement our business strategies.

We rely in large part on independent distributors for sales of our products.

We depend on independent distributors to sell our products and provide service and aftermarket support to our customers. Distributors play a significant role in determining which of our products are stocked at the branch locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business offer competitive products and services to our customers. We do not have written agreements with our distributors located in the United States. The loss of a substantial number of these distributors or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and profits.

We are subject to currency fluctuations from our international sales.

Our products are sold in many countries around the world. Thus, a portion of our net sales (approximately $115.4 million in fiscal 2003) is generated in foreign currencies, including principally the euro and the Canadian dollar, while a portion of the costs incurred to generate those revenues is incurred in other currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations may impact our financial performance in the future.

Our international operations pose certain risks that may adversely impact sales and earnings.

We have operations and assets located outside of the United States, primarily in Canada, Mexico, Germany, Denmark, France and China. In addition, we import a portion of our hoist product line from Asia, and sell our products to distributors located in approximately 50 countries. In fiscal 2003, approximately 31% of our net sales, or $141.2 million, were derived from non-U.S. markets. These international operations are subject to a number of special risks, in addition to the risks of our domestic business, including currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, political instability and unrest and risks of increases in taxes. Also, in some foreign jurisdictions we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.

Part of our strategy is to expand our worldwide market share and reduce costs by strengthening our international distribution capabilities and sourcing basic components in foreign countries, in particular in Mexico and China. Implementation of this strategy may increase the impact of the risks described above, and we cannot assure you that such risks will not have an adverse effect on our business, results of operations or financial condition.

Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The principal markets that we serve within the material handling industry are fragmented and highly competitive. Competition is based primarily on performance, functionality, price, brand recognition, customer service and support, and product availability. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income.

The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, including crane building. If we are unable to compete successfully against other manufacturers of material handling equipment, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

Our products involve risks of personal injury and property damage, which exposes us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results and financial condition.

Our future operating results may be affected by fluctuations in steel prices. We may not be able to pass on increases in raw material costs to our customers.

The principal raw material used in our specialty chain, forging and crane building operations is steel. The steel industry as a whole is highly cyclical, and at times pricing can be volatile due to a number of factors beyond our control, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. Recently, the market price of steel has increased significantly. This volatility can significantly affect our raw material costs. In an environment of increasing raw material prices, competitive conditions will determine how much of the steel price increases we can pass on to our customers. To the extent we are unable to pass on any price increases to our customers, our profitability could be adversely affected.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed. We have not entered into employment agreements with any of our senior management personnel.

We are subject to various environmental laws which may require us to expend significant capital and incur substantial cost.

Our operations and facilities are subject to various federal, state, local and foreign requirements relating to the protection of the environment, including those governing the discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We have made, and will continue to make, expenditures to comply with such requirements. Violations of, or liabilities under, environmental laws and regulations, or changes in such laws and regulations (such as the imposition of more stringent standards for discharges into the environment), could result in substantial costs to us, including operating costs and capital expenditures, fines and civil and criminal sanctions, third party claims for property damage or personal injury, clean-up costs or costs relating to the temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years, and we have remediated contamination at some of our facilities. Over time, we and other predecessor operators of such facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Additional environmental liabilities could exist, including clean-up obligations at these locations or other sites at which materials from our operations were disposed, which could result in substantial future expenditures that cannot be currently quantified and which could reduce our profits or have an adverse effect on our financial condition.

Risks Related To The Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussion below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an Agent’s Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated July 15, 2003, among Columbus McKinnon Corporation, the subsidiary guarantors, Credit Suisse First Boston LLC and Fleet Securities, Inc. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

The net proceeds from the offering of the old notes were $112.2 million. We used such net proceeds to repay outstanding borrowings and accrued interest thereon of $67.3 million in connection with the termination of the Term Loan B facility, apply $31.0 million of proceeds to repurchase $35.7 million aggregate principal amount of our 8 1/2% Notes and pay accrued interest thereon, repay $10.0 million of outstanding borrowings under the revolving loan portion of our senior credit facilities and repay $3.9 million of outstanding borrowings under our Term Loan A. For more information about our outstanding indebtedness, including interest rates and dates of maturity, see “Capitalization,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources” and “Description of Other Indebtedness and the Bank Amendment.”

CAPITALIZATION

The following table sets forth our actual capitalization as of June 29, 2003, and as adjusted to give effect to the offering of the old notes and the application of the proceeds therefrom. See “Use of Proceeds” and “Description of Other Indebtedness and the Bank Amendment.” You should read this table in connection with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	June 29, 2003
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$5,226	$5,226

Debt:
Revolving credit facility (1)	$22,203	$12,203
Term Loan A (2)	14,635	10,735
Term Loan B	66,800	—
Senior secured notes	—	115,000
Other senior debt (3)	7,180	7,180
8 1/2% Notes	199,747	164,097

Total debt	310,565	309,215
Total shareholders’ equity (4)	58,016	58,436

Total capitalization	$368,581	$367,651

(1)	Our revolving credit facility provides for up to $57.0 million of borrowings. As of June 29, 2003, we had approximately $22.2 million drawn under our revolving credit facility and $29.4 million would have been available on June 29, 2003 after giving effect to the application of the proceeds of the offering of the old notes, our borrowing base at that date, the amendment of our credit agreement on the terms set forth in “Description of Other Indebtedness and the Bank Amendment,” $7.8 million of outstanding letters of credit on such date and other reserve holdbacks of $3.1 million. Interest on our revolving credit facility is payable at varying Eurodollar rates based on LIBOR or prime plus a spread determined by the company’s leverage ratio amounting to 275 or 150 basis points, respectively, at June 29, 2003 (4.00% or 5.50%). Our revolving credit facility expires on March 31, 2007.

(2)	Term Loan A requires quarterly payments based on a seven-year amortization period beginning on April 1, 2003 amounting to $1.2 million per quarter, with the balance of principal payable at maturity. Interest is payable at varying Eurodollar rates based on LIBOR plus a spread determined by our leverage ratio, which amounted to 325 basis points at June 29, 2003 (4.54%). Our Term Loan A matures on March 31, 2007.

(3)	Other senior debt includes working capital facilities and other debt of our foreign subsidiaries.

(4)	As adjusted to reflect the after-tax gain on the repurchase of the 8 1/2% Notes of approximately $3.4 million net of the after-tax write-off of approximately $2.9 million of debt issue costs associated with the debt repaid.

SELECTED CONSOLIDATED FINANCIAL DATA

(dollar amounts in millions)

The following table sets forth selected consolidated financial data for each of the five fiscal years in the five-year period ended March 31, 2003 and for the three-month periods ended June 30, 2002 and June 29, 2003, which are derived from our consolidated financial statements included elsewhere in this prospectus. In May 2002, we sold substantially all of the assets of our ASI subsidiary. Our consolidated financial statements for the periods presented have been restated to reflect the ASI business as a discontinued operation. See Note 3 to our consolidated financial statements for more information on the discontinued operations.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Fiscal Year Ended March 31,					Three Months Ended
	1999	2000	2001	2002	2003	June 30, 2002	June 29, 2003
Statement of Operations Data:
Net sales	$594.0	$609.2	$586.2	$480.0	$453.3	$113.9	$106.6
Cost of products sold	424.5	436.8	426.7	359.5	346.0	86.3	80.7

Gross profit	169.5	172.4	159.5	120.5	107.3	27.6	25.9
Selling expenses	47.6	48.7	48.4	43.5	47.4	11.3	11.9
General and administrative expenses	36.6	40.5	34.3	28.3	26.6	6.7	5.8
Restructuring charges	—	—	—	9.6	3.7	—	0.8
Write-off / amortization of intangibles (1)	10.6	11.4	11.0	11.0	4.2	0.1	0.1

Income from operations	74.7	71.8	65.8	28.1	25.4	9.5	7.3
Interest and debt expense	34.6	33.4	36.3	29.4	32.0	7.3	9.7
Other (income) and expense, net	(1.5)	(1.3)	(2.2)	2.4	(2.1)	(3.5)	(3.1)

Income (loss) before income taxes	41.6	39.7	31.7	(3.7)	(4.5)	5.7	0.7
Income tax expense	18.5	17.6	16.8	2.3	1.5	2.2	0.2

Income (loss) from continuing operations	23.1	22.1	14.9	(6.0)	(6.0)	3.5	0.5
Income (loss) from discontinued operations	4.3	(5.0)	0.3	(7.9)	—	—	—
Loss on disposition of discontinued operations	—	—	—	(121.4)	—	—	—

Total income (loss) from discontinued operations	4.3	(5.0)	0.3	(129.3)	—	—	—
Cumulative effect of change in accounting principle (1)	—	—	—	—	(8.0)	(8.0)	—

Net income (loss)	$27.4	$17.1	$15.2	$(135.3)	$(14.0)	$(4.5)	$0.5

Balance Sheet Data (end of period):
Cash and cash equivalents	$6.9	$7.6	$14.0	$13.1	$1.9	$2.3	$5.2
Working capital (2)	165.5	187.8	203.1	(2.0)	106.6	5.4	100.8
Total assets (3)	741.3	731.8	722.4	524.3	482.6	500.6	485.4
Total debt (4)	423.6	413.8	407.0	347.9	314.1	325.9	304.0
Total shareholders’ equity	188.7	203.5	207.9	71.6	52.7	77.7	58.0

	Fiscal Year Ended March 31,								Three Months Ended
	1999		2000		2001		2002	2003	June 30, 2002		June 29, 2003
Other Financial Data:
Depreciation and amortization	21.6		22.9		22.7		22.5	14.8	2.9		2.7
Capital expenditures	12.8		7.9		10.2		4.7	5.0	1.0		1.5
Net cash provided by (used in) operating activities of continuing operations	52.2		44.3		38.3		49.8	14.2	(6.1)		7.0
Net cash provided by (used in) investing activities of continuing operations	(23.7)		(18.7)		(7.2)		(1.6)	16.0	16.9		1.4
Net cash used in financing activities of continuing operations	(41.7)		(24.2)		(19.5)		(48.5)	(41.9)	(22.6)		(5.3)
Ratio of earnings to fixed charges (5)	2.2	x	2.2	x	1.9	x	—	—	1.8	x	1.1	x

Segment Data:
Net sales
Products	$515.7		$511.3		$478.9		$404.7	$388.1	$97.9		$92.0
Solutions	78.3		97.9		107.3		75.3	65.2	16.0		14.6

Total continuing operations	$594.0		$609.2		$586.2		$480.0	$453.3	$113.9		$106.6

Income from operations
Products	$78.9		$75.4		$73.0		$47.0	$33.6	$9.0		$8.1
Solutions	6.4		7.8		3.8		1.7	(0.3)	0.6		0.1
Restructuring charges	—		—		—		(9.6)	(3.7)	—		(0.8)
Write off / amortization of intangibles	(10.6)		(11.4)		(11.0)		(11.0)	(4.2)	(0.1)		(0.1)

Total continuing operations	$74.7		$71.8		$65.8		$28.1	$25.4	$9.5		$7.3

Depreciation and amortization
Products—depreciation	$9.4		$10.0		$10.4		$10.1	$9.6	$2.5		$2.3
Solutions—depreciation	1.6		1.5		1.3		1.4	1.0	0.3		0.3
Write-off / amortization of intangibles	10.6		11.4		11.0		11.0	4.2	0.1		0.1

Total continuing operations	$21.6		$22.9		$22.7		$22.5	$14.8	$2.9		$2.7

Capital expenditures
Products	$11.2		$7.8		$9.9		$3.9	$3.9	$0.8		$1.5
Solutions	1.6		0.1		0.3		0.8	1.1	0.2		—

Total continuing operations	$12.8		$7.9		$10.2		$4.7	$5.0	$1.0		$1.5

(1)	As a result of our adoption of SFAS No. 142, commencing in 2003, goodwill is no longer amortized. The charge in fiscal 2003 represents a $4.0 million impairment write-off. In addition, the cumulative effect of change in accounting principle represents the impact of adopting SFAS No. 142.

(2)	Working capital includes net current assets of discontinued operations of $22.4 million, $30.5 million, $46.9 million and $21.5 million as of March 31, 1999, 2000, 2001 and 2002, respectively. At March 31, 2002 and June 30, 2002, working capital was net of $145.8 million and $124.0 million, respectively, outstanding under the revolving credit facility that was due to expire on March 31, 2003 and refinanced in November 2002.

(3)	Total assets includes net assets of discontinued operations of $149.9 million, $152.6 million, $163.5 million and $21.5 million as of March 31, 1999, 2000, 2001 and 2002, respectively.

(4)	Total debt includes long-term debt, including the current portion, and subordinated debt.

(5)	For the purpose of computing the ratio of earnings to fixed charges, (i) earnings represent income from continuing operations plus fixed charges, and (ii) fixed charges represent interest on indebtedness whether expensed or capitalized, deferred financing fees amortization and estimated interest within rent expense. To have achieved a ratio coverage of 1:1 for the fiscal years ended March 31, 2002 and 2003, we would have needed to generate additional earnings of $3.7 million and $4.5 million, respectively.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on December 12, 2003. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $115.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank Trust National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal.

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under  “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder or, in the case of old notes tendered by book-entry transfer, into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under  “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court of governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c)	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank Trust National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

4:30 p.m. on the Expiration Date:

U.S. Bank Corporate Trust

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

For Information

Call: 1-800-934-6802

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(651) 495-8158

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DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank Trust National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of any unsold allotment in the initial offering; or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

Overview

We are a leading manufacturer and marketer of hoists, cranes, chain, conveyors, material handling systems, lift tables and component parts serving a wide variety of commercial and industrial end markets. Our products are used to efficiently and ergonomically move, lift, position or secure objects and loads. Our Products segment sells a wide variety of powered and manually operated wire rope and chain hoists, industrial crane systems, chain, hooks and attachments, actuators and rotary unions. Our Solutions segment designs, manufactures, and installs application-specific material handling systems and solutions for end-users to improve work station and facility-wide work flow.

Founded in 1875, we have grown to our current size and leadership position largely as the result of the 14 businesses we acquired between February 1994 and April 1999. These acquisitions have significantly broadened our product lines and services and expanded our geographic reach, end-user markets and customer base.

The operations of our acquired businesses continue to be integrated with our existing businesses. We converted nearly all of our acquired North American businesses onto our computer system which integrates all of our applications from order entry to production planning to accounting, facilitating company-wide information flow. Further acquisition integration activities included cost reductions resulting from internally supplying chain and forged attachments to acquired hoist businesses, consolidating purchasing efforts through our Purchasing Council, reducing duplicative sales and marketing activities, eliminating redundant administrative headcount and consolidating treasury and accounts receivable functions. Our acquisition integration activities also included revenue enhancements through cross-selling of products between existing and acquired businesses. The current phase of the integration of these businesses includes reducing our excess manufacturing capacity and improving our productivity. This phase is in progress through our facility rationalization program and lean manufacturing efforts.

The latter phase of these integration activities was delayed for a period of approximately two years, from early 1999 through early 2001, due to difficulties encountered with the assimilation of our 1998 ASI acquisition. Substantially all of the assets of that business, which formerly comprised our Solutions—Automotive segment, were sold in May 2002. ASI did not prove to be a good fit for us mainly because of the highly volatile nature of its business, its significant dependence on the auto industry and its heavy use of working capital. Despite the fact that the loss associated with that disposition increased our financial leverage, the proceeds furthered our efforts to reduce debt and future interest expense, which has recently been one of our primary objectives.

Many of the U.S. industrial sectors that we serve have been impacted by soft economic conditions since mid-1998. These conditions deteriorated significantly in our fiscal 2001 fourth quarter and continued to decline throughout fiscal 2002 and most of fiscal 2003, impacting our net sales and financial performance. After reaching a historical high of $609.2 million in fiscal 2000, our net sales declined 3.8% to $586.2 million in fiscal 2001, and further by 18.1% to $480.0 million in fiscal 2002 and by an additional 5.6% to $453.3 million in fiscal 2003, primarily due to this downturn in the business cycle. Despite these economic conditions and their impact on our operating results, we maintained our leading market share, generated positive cash flow from operations and repaid $6.4 million, $59.7 million and $34.5 million of debt in fiscal 2001, 2002 and 2003, respectively. Our positive cash flow was favorably impacted by our lean manufacturing efforts, which began in fiscal 2002. These efforts are fundamentally changing our manufacturing processes, resulting in significant inventory reductions and improving on-time delivery and productivity.

Use of Estimates in Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates, including those related to litigation, liability for self-insurance, impairment of goodwill and other intangibles, based on currently available information. Changes in facts and circumstances may result in revised estimates.

Results of Operations

Three Months Ended June 29, 2003 and June 30, 2002

Net sales in the fiscal 2004 quarter ended June 29, 2003 were $106.6 million, a decrease of $7.3 million or 6.4% from the quarter ended June 30, 2002. Sales in the Products segment were down 6.0% as a result of the ongoing softness in industrial markets, offset by $1.8 million attributable to translation of foreign currencies, particularly the Euro, into U.S. dollars. Sales in the Solutions segment decreased by 8.8%, primarily as a result of the divestiture of a subsidiary ($1.7 million) on March 31, 20023. Sales in the individual segments were as follows, in millions of dollars and with percentage changes for each segment:

	Three Months Ended ,		Change
	June 29, 2003	June 30, 2002	Amount	%
	(In millions, except percentages)
Products segment	$92.0	$97.9	$(5.9)	(6.0)
Solutions segment	$14.6	$16.0	$(1.4)	(8.8)

Consolidated net sales	$106.6	$113.9	$(7.3)	(6.4)

The Company’s consolidated gross profit margin was 24.3% for both the fiscal 2004 and 2003 quarters. Gross profit margins were 25.8% and 25.5% for the Products segment and 14.9% and 16.7% for the Solutions segment, in the fiscal 2004 and 2003 quarters, respectively. The maintenance of the consolidated gross profit margin and the Products segment gross profit margin despite lower sales volumes is the result of cost containment activities. The decrease in the Solutions segment gross profit margin was the result of a shift in sales mix to larger integrated solutions projects which typically carry lower gross profit margins and the impact of the divestiture of a small subsidiary on March 31, 2003.

Selling expenses were $11.9 million and $11.3 million in the fiscal 2004 and 2003 quarters, respectively. The increase is primarily attributable to translation of foreign currencies, particularly the Euro into U.S. dollars ($0.5 million). As a percentage of consolidated net sales, selling expenses were 11.2% and 9.9% for the fiscal 2004 and 2003 quarters, respectively. The increase in percentage is the result of the fixed nature of the selling expenses, including investments in new markets, relative to a decrease in sales volume.

General and administrative expenses were $5.8 million and $6.7 million in the fiscal 2004 and 2003 quarters, respectively. The decrease is the result of having no bonus expense in the current year compared to prior year ($0.4 million), the divestiture of a small subsidiary ($0.2 million) and general cost containment. As a percentage of consolidated net sales, general and administrative expenses were 5.4% and 5.9% in the fiscal 2004 and 2003 quarters, respectively.

During the first quarter of fiscal 2004, the Company implemented a Corporate-wide reorganization plan and recorded restructuring costs of $0.8 million related to various employee termination benefits. All of these costs are related to the Products segment, with the exception of approximately $0.1 million. Approximately 40 employees were to be terminated at the various facilities. As of June 29, 2003, substantially all of the terminations had occurred, with the remainder to occur by the end of the second quarter of fiscal 2004. The liability of $2.1 million as of June 29, 2003 consists of severance payments and costs associated with the preparation and maintenance of non-operating of facilities prior to disposal which were accrued prior to the adoption of SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. Regarding our fiscal 2003 projects, of the four facilities being completely closed and prepared for disposal, two are expected to be disposed of in the second quarter of fiscal 2004 and two others in the second half of fiscal 2005.

Amortization of intangibles was $0.1 million in both the fiscal 2004 and 2003 quarters.

Interest and debt expense was $9.7 million and $7.3 million in the fiscal 2004 and 2003 quarters, respectively. The company renegotiated its credit facility in November of 2002. A portion of the renegotiated debt has a higher effective interest rate than the Company’s previous credit facility, causing an increase in interest expense despite the reduced debt level. In addition, the Company incurred $1.2 million in the fiscal 2004 first quarter for amendment fees relating to the credit facilities. As a percentage of consolidated net sales, interest and debt expense was 9.1% and 6.4% for the fiscal 2004 and 2003 quarters, respectively.

Other (income) and expense, net was ($3.1) million and ($3.5) million in the fiscal 2004 and 2003 quarters, respectively. The 2004 amount is composed of $3.3 million in proceeds from the sale of excess property, while the 2003 amount is primarily the result of realized gains of $3.2 million on the Company’s marketable securities held by its captive insurance subsidiary.

Income tax expense as a percentage of income before income tax expense was 27.5% and 38.5% in the fiscal 2004 and 2003 quarters, respectively. The percentage for fiscal 2004 varies from the U.S. statutory rate due to jurisdictional mix.

Fiscal Years Ended March 31, 2003, 2002 and 2001

Net sales of our Products and Solutions segments, in millions of dollars and with percentage changes for each segment, were as follows:

	Fiscal Years Ended March 31,			Change 2003 vs. 2002		Change 2002 vs. 2001
	2003	2002	2001	Amount	%	Amount	%
Products segment	$388.1	$404.7	$478.9	$(16.6)	(4.1)	$(74.2)	(15.5)
Solutions segment	65.2	75.3	107.3	(10.1)	(13.4)	(32.0)	(29.8)

Total net sales	$453.3	$480.0	$586.2	$(26.7)	(5.6)	$(106.2)	(18.1)

Sales fluctuations during the periods were primarily due to the downturn in the general North American economy and the industrial sectors in particular. Net sales in fiscal 2003 of $453.3 million decreased by $26.7 million, or 5.6%, from fiscal 2002, and net sales in fiscal 2002 of $480.0 million decreased $106.2 million, or 18.1%, from fiscal 2001. Our Products segment net sales declined 4.1% and 15.5% in fiscal 2003 and 2002, respectively, primarily due to decreased unit sales resulting from the soft U.S. industrial markets, offset by $4.6 million of foreign currency translation gains in fiscal 2003 and including $1.5 million of foreign currency translation losses in fiscal 2002. Our Solutions segment net sales decreased 13.4% and 29.8% in fiscal 2003 and 2002, respectively. The declines in fiscal 2003 and 2002 were primarily due to soft U.S. industrial markets. The fiscal 2002 decline was further impacted by our decision to exit our domestic general contracting business, which had net sales of $1.4 million and $21.0 million in fiscal 2002 and 2001, respectively.

Gross profit of the Products and Solutions segments, in millions of dollars and as a percentage of total segment net sales, was as follows:

	Fiscal Years Ended March 31,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Products segment	$98.7	25.4	$109.3	27.0	$145.1	30.3
Solutions segment	8.6	13.2	11.2	14.9	14.4	13.4

Total gross profit	$107.3	23.7	$120.5	25.1	$159.5	27.2

Our gross profit margins were approximately 23.7%, 25.1% and 27.2% in fiscal 2003, 2002 and 2001, respectively. The decreases in gross profit margin for fiscal 2003 and 2002 were primarily the result of economic and inventory reduction factors. The Product segment’s gross profit margin decreased in fiscal 2003 due to the following factors: (i) our price increase implementation was delayed eight months until August 2002 due to economic market conditions (approximately $2.0 million impact), (ii) cost increases, particularly for employee benefits such as health insurance, workers compensation insurance and pension and also general property insurance (approximately $1.4 million impact), (iii) pricing pressure, especially on our capital-type products such as cranes (approximately $1.5 million impact), (iv) the 4.1% decline in net sales and the resulting decrease in absorption of fixed production costs, (v) production at levels lower than sales levels to reduce inventories and the resulting further decrease in absorption of fixed production costs, (vi) production inefficiencies at our facilities impacted by facility rationalization activities and (vii) a $2.5 million reclassification of certain crane builder expenses to cost of products sold from general and administrative expenses in fiscal 2003. The gross profit margin in our Products segment decreased in fiscal 2002 due to the 15.5% decrease in net sales and resulting decrease in production cost absorption, the lack of a general price increase to offset inflationary costs, especially insurance costs, and a $3.8 million reclassification of certain crane builder expenses to cost of products sold from general and administrative expenses in fiscal 2002. The Solutions segment’s gross profit margin decreased in fiscal 2003 primarily due to the 13.4% decline in net sales and resulting decease in absorption of fixed production costs, increased employee benefits costs as described above and an increase in larger integrated solutions projects which carry a lower gross profit margin overall. The gross profit margin in our Solutions segment increased in fiscal 2002 despite the 29.8% decrease in net sales and the resulting decrease in production cost absorption. This increase was primarily attributable to weak margins in fiscal 2001.

Selling expenses were $47.4 million, $43.5 million and $48.4 million in fiscal 2003, 2002 and 2001, respectively. As a percentage of net sales, selling expenses were 10.5%, 9.1% and 8.3% in fiscal 2003, 2002 and 2001, respectively. The fiscal 2003 increase included $1.8 million resulting from the strength of the U.S. dollar relative to European currencies upon translation of European operating results into U.S. dollars for reporting purposes, $0.9 million resulting from reclassification of certain crane builder expenses from general and administrative expenses in fiscal 2003 to improve reporting consistency, $0.5 million for investing in new geographic markets and other cost increases for employee benefits costs, catalogs, and commissions in certain markets, partially offset by cost control measures. The fiscal 2002 reduction reflects cost control efforts due to soft economic conditions as well as the variable nature of some expenses, particularly commissions, travel expenses and sales office costs.

General and administrative expenses were $26.6 million, $28.2 million and $34.3 million in fiscal 2003, 2002 and 2001, respectively. As a percentage of net sales, general and administrative expenses were 5.9%, 5.9% and 5.8% in fiscal 2003, 2002 and 2001, respectively. The expense reductions resulted from general discretionary cost control measures, $0.8 million reduction in product liability expense due to reassessment of self-insurance exposure relative to certain claims and the reclassification of $3.4 million and $3.8 million of crane builder expenses into cost of products sold or selling expense in fiscal 2003 and 2002, respectively, partially offset by $1.2 million in fiscal 2003 for professional fees for special projects to improve our organization structure, $0.8 million in fiscal 2003 for intercompany exchange losses, $0.5 million in fiscal 2003 for increased accounts receivable write-offs and fiscal 2002 included sales office expansions into new geographic regions.

Restructuring charges of $3.7 million and $9.6 million, or 0.8% and 2.0% of net sales in fiscal 2003 and 2002, respectively, were attributable to the closure or significant reorganization of thirteen manufacturing or warehouse facilities. The following facilities were closed, merged or significantly reorganized beginning in fiscal 2003: Abingdon, VA; Tonawanda, NY; Cobourg, Ontario, Canada; Forest Park, IL; and Reform, AL. All operations except for the Tonawanda facility were included within our Products segment, and all activities were relocated into other existing company facilities within their respective segments. Charges include exit costs of $1.8 million for severance relating to approximately 215 employees and $1.0 million of lease termination, facility wind-down, preparation for sale and maintenance of non-operating facilities prior to disposal. Three of the five projects were completed as planned in the fourth quarter while two are on schedule to be completed by the second quarter of fiscal 2004.

The following facilities were closed, merged or significantly reorganized beginning in fiscal 2002: Houma, LA; Woodland, CA; Romeoville, IL; Forrest City, AR; Monterrey, Mexico; Hobro, Denmark; Atlanta, GA; and Richmond, British Columbia, Canada. All operations except for the Hobro facility were included within our Products segment, and all activities were relocated into other existing company facilities within their respective segments. Charges include exit costs of $2.4 million for severance relating to approximately 250 employees and $7.2 million of lease termination, facility wind-down, preparation for sale and maintenance of non-operating facilities prior to disposal. Included in the restructuring charges was a payment of approximately $8.3 million to terminate a facility lease, resulting in the purchase of the property with an estimated fair value of approximately $2.3 million which was recorded as an offset to the restructuring charges. The $8.3 million payment, net of the $2.3 million estimated proceeds upon the eventual sale of the facility, resulted in $6.0 million of facility closure restructuring charges in fiscal 2002. Due to changes in the real estate market and a reassessment of the fair value of the property, the net asset held for sale was adjusted by $0.5 million as a further restructuring charge during fiscal 2003. In addition, costs for ongoing maintenance of the non-operating facility were reassessed in fiscal 2003 resulting in an additional $0.4 million restructuring charge. All of the projects were completed as planned during fiscal 2002. The remaining liability relates to the ongoing maintenance costs of the non-operating facility.

Each project was analyzed based on our capacity and the cost structure of the specific facilities relative to others. As a result of these rationalization projects we expect to achieve approximately $13 million to $15 million of annualized savings primarily in cost of products sold, including facility fixed costs and employee costs, of which approximately $8 million has been realized during fiscal 2003 and approximately $11 million is anticipated in fiscal 2004. We anticipate that our restructuring charges for fiscal 2004 in connection with our ongoing facility rationalization and reorganization initiatives will be between $2 million and $5 million.

Write-off / amortization of intangibles was $4.2 million, $11.0 million and $11.0 million in fiscal 2003, 2002 and 2001, respectively. Fiscal 2003 reflected a $4.0 million goodwill write-off in the fourth quarter relating to impairment under SFAS No. 142, “Goodwill and Other Intangible Assets,” which pronouncement eliminated the requirement to amortize goodwill and indefinite-lived intangible assets beginning in fiscal 2003 but added new impairment testing rules. The fiscal 2002 and 2001 amounts related primarily to non-tax deductible goodwill amortization.

Interest and debt expense was $32.0 million, $29.4 million and $36.3 million in fiscal 2003, 2002 and 2001, respectively. As a percentage of net sales, interest and debt expense was 7.1%, 6.1% and 6.2% in fiscal 2003, 2002 and 2001, respectively. The fiscal 2003 increase included a $1.2 million write-off of deferred financing costs associated with the our former credit facility, which was replaced with a new credit arrangement in November 2002, a portion of which carries higher effective interest rates than our former credit facility. The fiscal 2002 decrease was the result of a paydown of senior bank debt of $59.7 million and a reduction in interest rates.

Other (income) and expense, net was ($2.1) million, $2.5 million and ($2.2) million in fiscal 2003, 2002 and 2001, respectively. The income in fiscal 2003 included a $2.5 million gain on the sale of assets held for sale, a $2.8 million realized gain on certain marketable securities held by our captive insurance company for settlement of a portion of our general and products liability claims, offset by a $2.2 million unrealized, non-cash, mark-to-market loss recognized within that same securities portfolio and a $1.3 million loss on the March 2003 sale of a small subsidiary. The unrealized loss within the securities portfolio was recognized since it was deemed to be other than temporary in nature, resulting from unrealized losses that existed longer than a six month period. The expense in fiscal 2002 similarly included a $2.8 million unrealized, non-cash, mark-to-market loss recognized on marketable securities held by our captive insurance subsidiary, a $1.5 million loss on the January 2002 sale of a small subsidiary, and a $1.8 million gain on the sale of assets held for sale. The fiscal 2001 income was primarily due to net realized gains on the sale of marketable securities by our captive insurance subsidiary as described above.

Income taxes as a percentage of income before income taxes were not meaningful in fiscal 2003 or 2002 and were 52.9% in fiscal 2001. The fiscal 2001 percentage reflects the effect of non-deductible goodwill amortization resulting from business acquisitions, offset by the impact of tax credits and other tax items.

Upon adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” we reduced goodwill by $8.0 million as of the beginning of fiscal 2003, reflected as the cumulative effect of a change in accounting principle on our statement of operations. A discounted cash flow approach was used to test goodwill for potential impairment.

Liquidity and Capital Resources

In November 2002, we refinanced our then existing credit facilities, replacing our previous revolving credit facility that was scheduled to mature on March 31, 2003 with a new revolving credit facility, Term Loan A and Term Loan B.

The revolving credit facility provides availability up to a maximum of $57 million through March 31, 2007. Availability under the revolving credit facility is subject to a borrowing base which amounted to $52.5 million at June 29, 2003. The unused portion of the revolving credit facility totaled $6.9 million at that date, net of outstanding borrowings of $22.2 million, outstanding letters of credit of $7.8 million, an availability block of $12.5 million and other reserve holdbacks of $3.1 million. We repaid $10.0 million of outstanding revolver borrowings with proceeds of the offering of the old notes. After giving effect to that repayment and the amendment to our credit agreement as described in “Description of Other Indebtedness and the Bank Amendment,” we would have $29.4 million available for borrowing under the revolving credit facility as of June 29, 2003. Interest is payable on our revolving credit facility at varying Eurodollar rates based on LIBOR or prime plus a spread determined by our leverage ratio, amounting to 275 or 150 basis points, respectively, at June 29, 2003 (4.00% or 5.50%). See “Capitalization.”

At June 29, 2003, $14.6 million was outstanding under Term Loan A and we repaid $3.9 million of those outstanding borrowings with proceeds of the offering of the old notes. Term Loan A requires quarterly payments of $1,179,000, making the balance due on October 1, 2005. Interest is payable at varying Eurodollar rates based on LIBOR plus a spread determined by the Company’s leverage ratio amounting to 325 basis points at June 29, 2003 (4.54%).

The revolving credit facility and Term Loan A are secured by first-priority liens on substantially all of our tangible and intangible assets in the U.S. and Canada, and by 100% of the capital stock of each of our domestic subsidiaries (other than CM Insurance Company, Inc.) and Audubon Europe S.àr.l., and by 65% of the capital stock of each foreign subsidiary (other than Audubon Europe S.àr.l.) owned directly by us or our subsidiaries who are guarantors of the senior credit facilities. The credit agreement that governs the revolving credit facility and Term Loan A places certain debt covenant restrictions on us, including financial covenants and a restriction on dividend payments. Effective June 5, 2003, the credit agreement was amended to, among other things, modify certain financial covenants. This agreement was amended in connection with the offering of the old notes as described in “Description of Other Indebtedness and the Bank Amendment.”

The Term Loan B, of which $66.8 million was outstanding as of June 29, 2003, was repaid in its entirety with proceeds of the offering of the old notes, and accordingly the financing agreement under which Term Loan B was borrowed was terminated.

The carrying amount of the Company’s senior debt instruments approximates the fair value based on current market rates. At June 29, 2003, the Company’s subordinated debt had an approximate fair market value of $158,000,000 based on quote market prices, which is less than the carrying amount of $199,747,000.

From time to time, the Company manages its debt portfolio by using interest rate swaps to achieve an overall desired position of fixed and floating rates. The Company entered into an interest rate swap agreement, which matured in June 2003. The cash flow hedge was considered effective and the gain or loss on the change in fair value was reported in other comprehensive loss, net of tax and amounted to a gain of $191,000 for the fiscal 2004 quarter versus a loss of $130,000 for the fiscal 2003 quarter.

On July 22, 2003, the Company issued $115 million of 10% Senior Secured Notes (10% Notes) due August 1, 2010. The following tables set forth actual long-term debt as of June 29, 2003 and as adjusted to give effect to the use of proceeds from the note offering:

	June 29, 2003
	Actual	As Adjusted
	(dollars in thousands)
Revolving Credit Facility	$22,203	$12,203
Term Loan	14,635	10,735
Senior Second Secured Term Loan	66,800	—
10% Senior Secured Notes	—	115,000
Other senior debt	664	664
8 1/2% Senior Subordinated Notes	199,747	164,097

Total long-term debt	$304,049	$302,699

Provisions of the 10% Notes include, without limitation, restrictions on indebtedness, restricted payments, asset and subsidiary stock sales, liens, and other restricted transactions. The 10% Notes are not entitled to redemption at the option of the Company, prior to August 1, 2007 in the absence of an equity offering. The Company may redeem up to 35% of the outstanding notes at a redemption price of 110.0% with the proceeds of equity offerings, subject to certain restrictions. On and after August 1, 2007, they are redeemable at prices declining annually to 100% on and after August 1, 2009. In the event of a Change of Control (as defined in the indenture for such notes), each holder of the 10% Notes may require the Company to repurchase all or a portion of such holder’s 10% Notes at a purchase price equal to 101% of the principal amount thereof. The 10% Notes are secured by a second-priority interest in all domestic inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property. The 10% Notes are guaranteed by certain existing and future domestic subsidiaries and are not subject to any sinking fund requirements.

As a result of the bond offering and repayment of the Term Loan B and a portion of the Term Loan A and 8½% Notes, approximately $4.9 million of deferred financing costs will be written-off in the second quarter of fiscal 2004. Approximately $3.0 million of new deferred financing costs were incurred and will be amortized over the term of the new notes. In addition, a $5.6 million gain will be recorded in the fiscal 2004 second quarter for the redemption of the 8½% Notes at a discount.

In addition, effective August 4, 2003, the Company entered into an interest rate swap agreement to effectively convert $93.5 million of fixed-rate debt (10%) to variable-rate debt (LIBOR plus 578.2 basis points) through August 2008 and $57.5 million from August 2008 through August 2010.

Our 8 1/2% Notes issued on March 31, 1998 amounted to $199.5 million, net of original issue discount of $0.5 million, and are due March 31, 2008. Interest is payable semi-annually based on an effective rate of 8.45%, considering $1.9 million of proceeds from rate hedging in advance of the placement. Provisions of the 8 1/2% Notes include, without limitation, restrictions on liens, indebtedness, asset sales and dividends and other restricted payments. Prior to April 1, 2003, the 8 1/2% Notes were redeemable at our option, in whole or in part, at the Make-Whole Price (as defined in the indenture for the 8 1/2% Notes). On or after April 1, 2003, they are redeemable at prices declining annually from 104.25% to 100% on and after April 1, 2006. In the event of a Change of Control (as defined in the indenture for the 8 1/2% Notes), each holder of the 8 1/2% Notes may require us to repurchase all or a portion of such holder’s 8 1/2% Notes at a purchase price equal to 101% of the principal amount thereof. The 8 1/2% Notes are not subject to any sinking fund requirements.

Following consummation of the offering of the old notes and the application of the net proceeds as described in “Use of Proceeds,” as well as the amendment to our senior credit facilities as described in “Description of Other Indebtedness and the Bank Amendment,” we believe that our cash on hand, cash flows and borrowing capacity under our revolving credit facility will be sufficient to fund our ongoing operations and budgeted capital expenditures for at least the next twelve months. This belief is dependent upon a steady economy and successful execution of our current business plan which is focused on cash generation for debt repayment. The business plan includes continued implementation of lean manufacturing, facility rationalization projects, possible divestiture of excess facilities and certain non-strategic operations, and improving working capital components, including inventory reductions.

Net cash provided by operating activities was $7.0 million for the three months ended June 29, 2003 compared to net cash used by operating activities of $6.1 million for three months ended June 30, 2002. The $13.1 million improvement is due to changes in net working capital components, primarily inventories ($7.0 million) and accounts payable and accrued liabilities ($9.0 million) offset by lower operating income ($3.0 million).

Net cash provided by investing activities decreased to $1.4 million for three months ended June 29, 2003 from $16.9 million for the three months ended June 30, 2002 as a result of the proceeds from the sale of ASI in the first quarter of fiscal 2003.

Net cash used in financing activities was $5.3 million for the three months ended June 29, 2003 compared to $22.6 million for the three months ended June 30, 2002. The $17.3 million decrease is primarily the result of proceeds from the sale of ASI used to repay debt in the first quarter of fiscal 2003.

Net cash provided by operating activities was $14.2 million, $49.8 million and $38.3 million in fiscal 2003, 2002 and 2001, respectively. The $35.6 million decrease in fiscal 2003 relative to fiscal 2002 was due to weaker operating performance in fiscal 2003 and to working capital changes. In particular, trade accounts receivable and inventories provided cash of $10.2 million in fiscal 2003 compared to $33.5 million in fiscal 2002 and trade accounts payable used $4.8 million of cash in fiscal 2003 but provided $3.7 million of cash in fiscal 2002. The $11.5 million increase in fiscal 2002 was the result of a fiscal 2002 reduction in working capital components, especially inventory, despite decreased income from continuing operations. Operating assets net of liabilities provided cash of $4.0 million in fiscal 2003, provided cash of $28.3 million in fiscal 2002 and used cash of $0.6 million in fiscal 2001. For the three months ended June 29, 2003, net cash provided by operating activities was $7.0 million as compared to $6.1 million of net cash used by operating activities for the three months ended June 30, 2002. This $13.1 million improvement is due to changes in net working capital components, primarily inventories ($7.0 million) and accounts payable and accrued liabilities ($9.0 million), offset by lower operating income of $3.0 million.

Net cash provided by investing activities was $16.0 million in fiscal 2003 and used in investing activities was $1.6 million and $7.2 million in fiscal 2002 and 2001, respectively. The fiscal 2003 amount included $17.3 million of proceeds from business divestitures. The fiscal 2003, 2002 and 2001 amounts included $4.4 million, $2.3 million and $5.0 million, respectively, of proceeds from sales of a portion of land included in net assets held for sale. Net cash provided by investing activities decreased to $1.4 million for the three months ended June 29, 2003 from $16.9 million for the three months ended June 30, 2002 as a result of the sale of ASI in the first quarter of fiscal 2003.

Net cash used in financing activities was $41.9 million, $48.5 million and $19.5 million in fiscal 2003, 2002 and 2001, respectively. Those amounts included $34.5 million, $46.7 million and $16.0 million of debt repayment in fiscal 2003, 2002 and 2001, respectively, as well as $2.0 million and $4.0 million of dividends paid in fiscal 2002 and 2001, respectively. We also paid $8.2 million of financing costs in fiscal 2003 to amend our prior credit agreements and to effect the refinancing of our debt in November 2002. Net cash used in financing activities was $5.3 million for the three months ended June 29, 2003 compared to $22.6 million for the three months ended June 30, 2002. The $17.3 million decrease is primarily the result of the application of the proceeds from the sale of ASI to repay debt in the first quarter of fiscal 2003.

Capital Expenditures

In addition to keeping our current equipment and plants properly maintained, we are committed to replacing, enhancing and upgrading our property, plant and equipment to reduce production costs, increase flexibility to respond effectively to market fluctuations and changes, meet environmental requirements, enhance safety and promote ergonomically correct work stations. Further, our facility rationalization program currently in progress reduces our annual capital expenditure requirements and also provides for transfers of equipment from the rationalized facilities to other operating facilities. Our capital expenditures for fiscal 2003, 2002 and 2001 were $5.0 million, $4.7 million and $10.2 million, respectively, and for the three months ended June 29, 2003 and June 30, 2002 were $1.5 million and $1.0 million, respectively. The decreased spending in fiscal 2003 and 2002 reflects a deferral of certain projects due to soft market conditions, as well as reduced needs resulting from our facility rationalization program. The higher level of spending in fiscal 2001 reflects the effect of our decision to purchase real estate that was previously leased. The increase for the first quarter of fiscal 2004 is primarily due to timing of maintenance capital projects.

Inflation and Other Market Conditions

Our costs are affected by inflation in the U.S. economy and, to a lesser extent, in foreign economies, including those of Europe, Canada, Mexico and the Pacific Rim. We do not believe that general inflation has had a material effect on our results of operations over the periods presented primarily due to overall low inflation levels over such periods and our ability to generally pass on rising costs through annual price increases. However, employee benefits costs such as health insurance, workers compensation insurance, pensions as well as energy and business insurance have exceeded general inflation levels. In the future, we may be further affected by inflation that we may not be able to pass on as price increases.

Seasonality and Inflation

Our quarterly results may be materially affected by the timing of large customer orders, periods of high vacation and holiday concentrations, restructuring charges and other costs attributable to our facility rationalization program, divestitures, acquisitions and the magnitude of acquisition integration costs. Therefore, our operating results for any particular fiscal quarter are not necessarily indicative of results for any subsequent fiscal quarter or for the full fiscal year.

Discontinued Operations

In May 2002, we completed the divestiture of substantially all of the assets of ASI, which comprised the principal business unit in our former Solutions—Automotive segment. Proceeds from this sale included cash of $15.9 million and an 8% subordinated note in the principal amount of $6.8 million payable over 10 years.

Accordingly, the ASI operation was reflected as discontinued operations in our financial statements and all prior financial statements have been restated. The income (loss) from discontinued operations was ($7.9) million and $0.3 million in fiscal 2002 and 2001, respectively. The fluctuations were primarily due to the volatility of the automobile industry and the ASI operation’s dependence on certain significant customers. The loss on the sale of the discontinued operations was $121.5 million and was reflected in our fiscal 2002 statement of operations.

Cash used by discontinued operations was $0.3 million and $1.1 million in fiscal 2002 and 2001, respectively.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We continually evaluate the estimates and their underlying assumptions, which form the basis for making judgments about the carrying value of our assets and liabilities. Actual results inevitably will differ from those estimates. We have identified below the accounting policies involving estimates that are critical to our financial statements. Other accounting policies are more fully described in Note 2 to our consolidated financial statements.

Pension and Other Postretirement Benefits.    The determination of the obligations and expense for pension and postretirement benefits is dependent on our selection of certain assumptions that are used by actuaries in calculating such amounts. Those assumptions are disclosed in Notes 11 and 13, respectively, to our consolidated financial statements and include the discount rates, expected long-term rate of return on plan assets and rates of future increases in compensation and healthcare costs.

The pension discount rate assumptions of 6 3/4% and 7 1/2% as of March 31, 2003 and 2002, respectively, are based on long-term bond rates. The decrease in discount rate for fiscal 2003 resulted in a $2.1 million increase in the projected benefit obligation as of March 31, 2003. The rate of return on plan assets assumptions of 8 1/2% and 8 5/8% for the years ended March 31, 2003 and 2002, respectively are based on the composition of the asset portfolios (approximately 55% equities and 45% fixed income) and their long-term historical returns. The actual assets sustained losses of $8.1 million and $4.3 million in fiscal 2003 and 2002, respectively, contributing to an unrecognized actuarial loss of $28.0 million as of March 31, 2003. These factors contributed to a $16.9 million increase in accrued pension cost as of March 31, 2003 compared to March 31, 2002, with a $10.7 million offset to the minimum pension liability adjustment within shareholders’ equity and a $7.1 million increase in the associated deferred tax asset. The unrecognized actuarial loss will result in future pension expense increases. Pension expense for the March 31, 2004 fiscal year is expected to increase by approximately $2.3 million over fiscal 2003. These factors will also result in increases in funding requirements over time, unless there is significant market appreciation in the asset values. However, pension funding contributions for the March 31, 2004 fiscal year are expected to decrease by approximately $1.2 million compared to fiscal 2003. The compensation increase assumption of 4% as of March 31, 2003 and 2002 is based on historical trends.

The healthcare inflation assumptions of 12% and 9% for fiscal 2003 and 2002, respectively, are based on anticipated trends. Healthcare costs in the United States have increased substantially over the last several years. If this trend continues, the cost of postretirement healthcare will increase in future years.

Insurance Reserves.    Our accrued general and product liability reserves as described in Note 15 to our consolidated financial statements involve actuarial techniques, including the methods selected to estimate ultimate claims, and assumptions including emergence patterns, payment patterns, initial expected losses and increased limit factors. Other insurance reserves such as workers’ compensation and group health insurance are based on actual historical and current claim data provided by third party administrators or internally maintained.

Inventory and Accounts Receivable Reserves.    Slow-moving and obsolete inventory reserves are judgmentally determined based on historical and expected future usage within a reasonable timeframe. We reassess trends and usage on a regular basis and if we identify changes we revise our estimated allowances. Allowances for doubtful accounts and credit memo reserves are also judgmentally determined based on historical bad debt write-offs and credit memos issued, assessing potentially uncollectible customer accounts and analyzing the accounts receivable agings.

Long-Lived Assets.    Property, plant and equipment and certain intangibles are depreciated or amortized over their assigned lives. These assets as well as goodwill are also periodically measured for impairment. The assigned lives and the projected cash flows used to test impairment are subjective. If actual lives are shorter than anticipated or if future cash flows are less than anticipated, we could incur a future impairment charge or a loss on disposal relating to these assets.

Deferred Tax Asset Valuation Allowance.    As of March 31, 2003, we had $28.2 million of total gross deferred tax assets. As described in Note 17 to the consolidated financial statements, these assets relate principally to liabilities including employee benefit plans, insurance reserves, accrued vacation and incentive costs and also to asset valuation reserves such as inventory obsolescence reserves and bad debt reserves and to capital loss carryforwards. A valuation allowance of $1.2 million was recorded at March 31, 2003 due to the uncertainty of whether our capital loss carryforwards may ultimately be realized ($1.5 million resulted from the disposition of several subsidiaries and expires at March 31, 2007; $2.1 million resulted from the sale of our equity investments and expires at March 31, 2008). Our ability to utilize our deferred tax assets is primarily dependent on generating future sufficient taxable income. If we do not generate sufficient taxable income, we would record an additional valuation allowance.

Effects of New Accounting Pronouncements

The Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations” in June 2001. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The adoption of this statement did not have an impact on our consolidated financial statements.

The FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets” in June of 2001. SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 applies to goodwill and intangible assets arising from transactions completed before and after the effective date. This statement was adopted as of April 1, 2002, resulting in an $8.0 million transition charge reflected as the cumulative effect of a change in accounting principle, and we stopped amortizing goodwill in fiscal 2003. During the fourth quarter of fiscal 2003, we recorded a $4.0 million goodwill write-off due to impairment within one of our reporting units, recorded within income from operations. The impairment was the result of a deterioration in the fair value of that business unit.

The FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in August 2001. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The statement, while retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, changes the criteria to be met to classify an asset as held-for-sale as well as the grouping of long-lived assets and liabilities that represent the unit of accounting for a long-lived asset to be held and used. SFAS No. 144 was effective for our fiscal year beginning April 1, 2002 and had no impact on our fiscal 2003 consolidated financial statements.

The FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” in June 2002. The statement nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The statement changes the requirements for recognition of a liability for a cost associated with an exit or disposal activity. Under EITF 94-3, a liability for an exit cost as defined was recognized at the date of an entity’s commitment to an exit plan. Under SFAS No. 146, a liability for an exit cost or disposal activity is recognized when the liability is incurred. SFAS No. 144 is effective for exit or disposal activities that were initiated after December 31, 2002. This statement resulted in the delayed recognition of approximately $0.7 million of restructuring charges associated with our rationalization and reorganization projects that were in progress during the fourth quarter of fiscal 2003 and will be completed in fiscal 2004.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. We are exposed to various market risks, including commodity prices for raw materials, foreign currency exchange rates and changes in interest rates. We may enter into financial instrument transactions, which attempt to manage and reduce the impact of such changes. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Our primary commodity risk is related to changes in the price of steel. We control this risk through negotiating purchase contracts on a consolidated basis and by attempting to build changes in raw material costs into the selling prices of our products. We have not entered into financial instrument transactions related to raw material costs.

In fiscal 2003, approximately 25.5% of our net sales were from manufacturing plants and sales offices in foreign jurisdictions. We manufacture our products in the United States, Canada, Germany, Denmark, the United Kingdom, Mexico, France and China and sell our products and solutions in over 50 countries. Our results of operations could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Our operating results are exposed to fluctuations between the U.S. dollar and the Canadian dollar, European currencies and the Mexican peso. For example, when the U.S. dollar strengthens against the Canadian dollar, the value of our net sales and net income denominated in Canadian dollars decreases when translated into U.S. dollars for inclusion in our consolidated results. We are also exposed to foreign currency fluctuations in relation to purchases denominated in foreign currencies. Our foreign currency risk is mitigated since the majority of our foreign operations’ net sales and the related expense transactions are denominated in the same currency so therefore a significant change in foreign exchange rates would likely have a very minor impact on net income. In addition, the majority of our export sale transactions are denominated in U.S. dollars. Accordingly, we currently have not invested in derivative instruments, such as foreign exchange contracts, to hedge foreign currency transactions.

We control risk related to changes in interest rates by structuring our debt instruments with a combination of fixed and variable interest rates and by periodically entering into financial instrument transactions as appropriate. An existing interest rate swap agreement which converted $40 million of variable rate debt to fixed rate debt matured in June 2003 and was not renewed. Including the effect of our interest rate swap agreement, at March 31, 2003 and 2002, approximately 98% and 68%, respectively, of our outstanding debt had fixed interest rates. At those dates, we had approximately $6.6 million and $110.7 million, respectively, of outstanding variable rate debt. A 1% fluctuation in interest rates in fiscal 2003 and 2002 would have changed interest expense on that outstanding variable rate debt by approximately $0.6 million and $1.4 million, respectively.

Effective August 4, 2003, we entered into an interest rate swap agreement to effectively convert $93.5 million of fixed rate debt (10%) to variable rate debt (LIBOR plus 578.2 basis points) through August 2008 and $57.5 million from August 2008 through August 2010. Including the effect of this interest rate swap agreement, approximately 61% of our outstanding debt had fixed interest rates at that date. The establishment of the interest rate swap agreement resulted in the requirement for an $8.0 million availability block against our revolving credit facility.

DESCRIPTION OF OTHER INDEBTEDNESS AND THE BANK AMENDMENT

General

In November 2002, we refinanced our then existing credit facility by entering into a new credit agreement which provides for our revolving credit facility and our Term Loan A, which was amended in connection with the offering of the old notes. As part of this refinancing we also entered into two additional financing agreements providing for our Term Loan B, which were repaid in full and terminated in connection with the offering of the old notes. Set forth below is certain information concerning our senior credit facilities and our existing senior subordinated notes, as well as the credit agreement amendment consummated in connection with the offering of the old notes.

Our Existing Revolving Credit Facility and Term Loan

Revolving Credit Facility.    The credit agreement provides for borrowings on a revolving basis of up to $57.0 million, subject to limitations based on the underlying collateral, of which up to $12.0 million is available in the form of letters of credit. In August 2003 upon entering into an interest rate swap, an $8.0 million availability block was applied against the revolver. The revolving credit facility matures on March 31, 2007. Borrowings under the revolving credit facility accrue interest, at our option, at either (i) a Base Rate (which is equal to the greater of (A) the Federal Funds Rate plus 0.5% or (B) Fleet National Bank’s prime rate), plus an applicable margin based on our leverage ratio or (ii) a Eurodollar rate based on LIBOR, plus an applicable margin determined by our leverage ratio.

Senior Term Loan.    The credit agreement also provides for a senior term loan (which we refer to as Term Loan A) of $33.0 million, which was funded in November 2002. Amounts repaid in respect of Term Loan A may not be reborrowed. The principal of Term Loan A is payable in quarterly installments, which commenced on April 1, 2003 and continue on the first day of each calendar quarter thereafter, making the balance due on October 1, 2005. Interest on Term Loan A accrues, at our option, at either (i) a Base Rate (which is equal to the greater of (A) the Federal Funds Rate plus 0.5% or (B) Fleet National Bank’s prime rate), plus an applicable margin based on our leverage ratio or (ii) a Eurodollar rate based on LIBOR, plus an applicable margin determined by our leverage ratio.

Guarantees and Security.    Our obligations under the credit agreement are (i) guaranteed by certain of our domestic subsidiaries and Audubon Europe S.àr.l. and (ii) secured by substantially all of our tangible and intangible assets located in the U.S. and Canada and by pledges of the capital stock of our domestic subsidiaries and by our foreign subsidiaries that are owned directly by us or a guarantor (limited to 65% of the stock of our foreign subsidiaries other than Audubon Europe S.àr.l., 100% of the stock of which is pledged).

Covenants.    The credit agreement contains certain covenants that require us to, among other things, satisfy certain financial tests relating to: (i) our senior leverage ratio, (ii) our fixed charge coverage ratio, (iii) our minimum net worth and (iv) our minimum EBITDA (as defined in the credit agreement). The credit agreement also contains various other covenants that restrict our ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to our assets, (iii) guarantee the indebtedness of others, (iv) enter into merger or consolidation transactions or sell assets, (v) make investments, (vi) pay dividends or make other restricted payments on our capital stock, (vii) enter into transactions with our affiliates, (viii) enter into sale and leaseback transactions and (ix) make capital expenditures. The credit agreement contains other covenants, representations, warranties, indemnifications and events of default that are customary for agreements of this type.

Our Existing Senior Subordinated Notes

In March 1998, we issued $200.0 million aggregate principal amount of our 8 1/2% senior subordinated notes, which are due on March 31, 2008, which we refer to as the 8 1/2% Notes. We may, at our option, redeem the 8 1/2% Notes at any time at specified redemption prices which range from 104.25% in 2003 to 100% on and after April 1, 2006. In the event of a change of control (as defined in the indenture governing the 8 1/2% Notes), each holder of the 8 1/2% Notes may require us to redeem all or a portion of his 8 1/2% Notes at a price equal to 101% of the principal amount thereof. The indenture governing the 8 1/2% Notes contains certain restrictive covenants, including, among other things, (i) limitations on restricted payments, (ii) limitations on dividends, (iii) limitations on the incurrence of additional indebtedness and the issuance of preferred stock by certain of our subsidiaries, (iv) limitations on the disposition of proceeds from any asset sales, (v) limitations on transactions with affiliates, (vi) limitations on liens and (vii) limitations on our ability to consolidate, merge or sell all or substantially all of our assets. The 8 1/2% Notes are not secured and are not subject to any sinking fund requirements.

The Bank Amendment

The consummation of the offering of the old notes was conditioned upon the effectiveness of an amendment to our credit agreement. The amendment provides, among other things:

•	that we may exclude from the limitation on indebtedness covenant the issuance of the notes;

•	that we may exclude from the limitation on liens covenant the second-priority liens relating to the notes;

•	for the guarantees in respect of the notes;

•	for the prepayment in full of all borrowings under our Term Loan B with a portion of the net proceeds from the offering of the old notes;

•	for the elimination of the $12.5 million permanent availability block on our revolving credit facility;

•	for an increase in the senior leverage ratio from:

— 3.25x to 4.25x for the first quarter of fiscal 2004

— 3.25x to 4.65x for the second quarter of fiscal 2004

— 3.00x to 4.65x for the third quarter of fiscal 2004

— 3.00x to 4.65x for the fourth quarter of fiscal 2004

— 3.00x to 4.25x for the first quarter of fiscal 2005

— 3.00x to 4.25x for the second quarter of fiscal 2005

— 2.75x to 4.00x for the third quarter of fiscal 2005

— 2.75x to 4.00x for the fourth quarter of fiscal 2005

— 2.75x to 3.75x thereafter;

•	for a decrease in the fixed charge coverage ratio from 1.05:1.00 to 1.00:1.00 for the second and third quarters of fiscal 2004;

•	for a change in the measurement of the reference period for required minimum EBITDA for fiscal 2004 from monthly to quarterly;

•	for the repurchase or repayment of a portion of our 8 1/2% Notes with proceeds of the offering of the old notes;

•	for the repurchase or repayment from time to time following the offering of the old notes of our 8 1/2% Notes in an aggregate principal amount of up to $35.0 million so long as (i) our senior leverage ratio would not be greater than 3.25x after giving effect to such repurchase or repayment, (ii) our domestic excess availability under our credit agreement is not less than $15.0 million and (iii) we would otherwise be in pro forma compliance with the other financial covenants under the credit agreement; and

•	that we will pay the lenders certain fees and reimburse them for certain expenses in connection with the proposed amendment.

DESCRIPTION OF THE NEW NOTES

Columbus McKinnon Corporation issued the old notes and will issue the new notes under the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Security Documents referred to below under the caption “—Security” describe the terms of the security interests that secure the notes.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to Columbus McKinnon Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents. We urge you to read the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents because they, not this description, define your rights as Holders of the notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the New Notes

The new notes:

•	are senior obligations of the Company secured by the Collateral on a second-priority basis behind the first-priority interest securing Obligations under the Credit Agreement;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by each Subsidiary Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company will issue the new notes initially with a maximum aggregate principal amount of $115.0 million. The Company will issue the new notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on August 1, 2010. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture up to an additional aggregate principal amount of $50.0 million (the “Additional Notes”). The new notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the notes include any Additional Notes actually issued.

Interest on the new notes will accrue at the rate of 10% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2004. We will make each interest payment to the Holders of record of the new notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the new notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the new notes at our option prior to August 1, 2007.

On and after August 1, 2007, we will be entitled at our option on one or more occasions to redeem all or a portion of the new notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on of the years set forth below:

Period	Redemption Price
2007	105.00%
2008	102.50%
2009	100.00%

Prior to August 1, 2006, we may at our option, on one or more occasions, redeem new notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the new notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.00%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of new notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than new notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

If we are redeeming less than all the new notes at any time, the Trustee will select new notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

We will redeem new notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of new notes to be redeemed at its registered address.

If any new note is to be redeemed in part only, the notice of redemption that relates to that new note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the new notes. However, under certain circumstances, we may be required to offer to purchase new notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase notes in the open market or otherwise.

Security

The new notes will be secured by a second-priority security interest (subject to Permitted Liens) on the Collateral. The Collateral consists of (i) 100% of the Capital Stock of all existing and future Domestic Subsidiaries of the Company, (ii) 100% of the Capital Stock of Audubon Europe S.àr.l., (iii) 65% of the Capital Stock of all existing and future Foreign Subsidiaries of the Company, other than Audubon Europe S.àr.l., that are owned directly by the Company or any Subsidiary Guarantor (subject to the covenant described under the heading “Certain Covenants—Foreign Subsidiary Pledges”) and (iv) substantially all of the other assets, in each case that are held by the Company or any of the Subsidiary Guarantors to the extent that a second-priority security interest is able to be granted or perfected therein. The Collateral comprises substantially all of the material collateral securing the Obligations under the Credit Agreement, other than the assets of our Canadian Subsidiaries, which will not be included in the Collateral securing the new notes.

From and after the date of the Indenture, if the Company or any Subsidiary Guarantor creates any additional security interest upon any property to secure any First Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the new notes. Also, if granting a security interest in such property requires the consent of a third party, the Company will use reasonable best efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the Holders of the new notes. If such third party does not consent to the granting of the second-priority security interest after the use of reasonable best efforts, the Company will not be required to provide such security interest.

The Company, the Subsidiary Guarantors and the Trustee will enter into one or more security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the “Security Documents”) defining the terms of the security interests that secure the new notes. These security interests will secure the payment and performance when due of all of the Obligations of the Company and the Subsidiary Guarantors under the new notes, the Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents. The Company and the Subsidiary Guarantors will use their reasonable best efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests (or, in the case of certain pledges of the Capital Stock of Foreign Subsidiaries, will covenant pursuant to the Indenture to complete such actions on or prior to the date that is 60 days following the Issue Date). If they should not be able to complete such actions on or prior to the Issue Date, they will use their reasonable best efforts to complete such actions as soon as reasonably practicable after such date.

The security interests securing the new notes will be second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure the First Lien Obligations. The First Lien Obligations include Obligations under the Credit Agreement and Obligations under any future Indebtedness that is Incurred pursuant to clause (b)(1) of the covenant “—Limitation on Indebtedness” and that is secured by a Permitted Lien described in clause (7) of the definition thereof and is designated by the Company as first-lien Indebtedness, as well as certain Hedging Obligations and certain Obligations in respect of cash management services.

On or prior to the Issue Date, the Trustee and the Credit Agent (as defined in the Intercreditor Agreement) will enter into the Intercreditor Agreement. The Credit Agent will initially be the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the discharge in full of the First Lien Obligations, the Credit Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default has occurred and the new notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the notes or (b) as necessary to take any action not adverse to the first-priority Liens in order to preserve or protect its rights in the second-priority Liens. After the discharge in full of the First Lien Obligations, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the new notes.

Whether prior to or after the discharge of the First Lien Obligations, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the new notes under any one or more of the following circumstances:

(1)

if all other Liens on that asset securing First Lien Obligations (including all commitments thereunder) are released; provided that after giving effect to the release, First Lien Obligations (including commitments in respect thereof to the extent that such commitments are subject only to reasonable and customary funding conditions and are then available to be funded at the election of the Company) of no less than $40.0 million secured by the first-priority Liens on the remaining Collateral remain outstanding;

(2)	to enable the Company to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “—Limitation on Sales of Assets and Subsidiary Stock;”

(3)	if the Company provides substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;

(4)	if any Subsidiary that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, that Subsidiary’s assets will also be released; or

(5)	as described under “—Amendments and Waivers” below.

The second-priority security interests on all Collateral also will be released upon (i) payment in full of the principal of, accrued and unpaid interest (including additional interest, if any) on the new notes and all other Obligations under the Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest (including additional interest, if any) are paid or (ii) a legal defeasance or covenant defeasance as described below under the heading “—Defeasance.”

Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior basis, our Obligations under the new notes. Each Subsidiary Guarantor’s guarantee of the new notes will be secured by the portion (if any) of the Collateral owned by such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes and the related second-priority liens.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

If a Subsidiary Guarantee were rendered voidable, it and the related Lien on the Collateral owned by such Subsidiary Guarantor could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of such Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee and with respect to the related Collateral could be reduced to zero. See “Risk Factors—Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes and the related second-priority liens.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants— Merger and Consolidation”; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of either:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, unless any of the Collateral is then owned by such Subsidiary Guarantor;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to clause (ii) of the covenant described under “—Certain Covenants—Future Guarantors;” or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance.”

Ranking

Senior Indebtedness versus New Notes

The new notes and the Subsidiary Guarantees will be senior secured indebtedness, will rank pari passu in right of payment to all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be, will have the benefit of the second-priority security interest on the Collateral as described under the heading “—Security” and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company and the Subsidiary Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the new notes and the Subsidiary Guarantees are second in priority (subject to Permitted Liens and to certain exceptions described under the heading “—Security”) to all security interests at any time granted to secure First Lien Obligations.

As of June 29, 2003, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom (assuming the proceeds are applied as described in “Capitalization”):

(1)	the Company’s Senior Indebtedness would have been approximately $137.9 million, including $115.0 million of Secured Indebtedness represented by the old notes and $22.9 million of other Secured Indebtedness that is secured by Liens having priority over the Liens securing the notes;

(2)	the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $137.9 million, including $115.0 million of Secured Indebtedness represented by the Subsidiary Guarantees and $22.9 of other Secured Indebtedness that is secured by Liens having priority over the Liens securing the Guarantees of the notes; and

(3)	the Company would be able to incur an additional $29.4 million of Secured Indebtedness under the Credit Agreement (after giving effect to the amendment to the senior credit facilities as described in “Description of Other Indebtedness and the Bank Amendment”).

Liabilities of Non-Guarantor Subsidiaries versus the New Notes

A substantial portion of our operations are conducted through our subsidiaries. All of our Domestic Subsidiaries, other than CM Insurance Company, Inc., are guaranteeing the new notes. Other than Audubon Europe S.àr.l., our Foreign Subsidiaries are not guaranteeing the new notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the new notes. Accordingly, the new notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

At June 29, 2003, the total liabilities of our Subsidiaries (other than the Subsidiary Guarantors) were approximately $66.2 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Book-Entry, Delivery and Form

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Old notes were also offered in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Rule 144A Notes initially were represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more global notes in registered form without interest coupons (collectively, the “Temporary Regulation S Global Notes”). Beneficial ownership interests in a Temporary Regulation S Global Note are exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note”) or a definitive note in registered certificated form (a “Certificated Note”) only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of the offering of the old notes (the “Distribution Compliance Period”) and then only (1) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for a Certificated Note, in compliance with the requirements described under “—Exchange of Global Notes for Certificated Notes”. The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the “Regulation S Global Notes” and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.” The Global Notes are deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions”. Regulation S Notes will also bear the legend as described under “Transfer Restrictions”. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

We and the Subsidiary Guarantors have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1)	within 90 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes, which new notes have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2)	use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date;

(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the new notes in exchange for surrender of the old notes; and

(4)	keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the old notes.

For each old note tendered to us pursuant to the Registered Exchange Offer, we will issue to the Holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

Under existing SEC interpretations, the new notes will be freely transferable by Holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the Holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving new notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such old notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of old notes (other than certain specified Holders) who wishes to exchange such old notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2)	for any other reason we do not consummate the Registered Exchange Offer within 220 days of the Issue Date; or

(3)	an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4)	certain Holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus;

then, we will, subject to certain exceptions,

(1)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(2)

(A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue

Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(3)	keep the Shelf Registration Statement effective until the earliest of (A) the time when the old notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the old notes or new notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the Shelf Registration Statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

We and the Subsidiary Guarantors, jointly and severally, will pay additional cash interest on the old notes and new notes, subject to certain exceptions,

(1)	if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date;

(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date;

(3)	if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective;

(4)	if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises;

(5)	if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date; or

(6)	after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or exchanges of old notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in the preceding clauses (1) through (6), a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,”  “— Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding, taken together with the aggregate principal amount of all Indebtedness Incurred under clause (11) of this paragraph (b) and then outstanding, does not in the aggregate exceed the greater of (A) $90.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) the sum of (i) 50% of the book value of the inventory of the Company and the Subsidiary Guarantors and (ii) 85% of the book value of the accounts receivable of the Company and the Subsidiary Guarantors, determined in each case in accordance with GAAP;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

(3)	the old notes and the new notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)

Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations consisting of (i) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or (ii) Currency Agreements entered into to manage the foreign exchange exposure of the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(8)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

(11)	Indebtedness Incurred by a Receivables Subsidiary pursuant to a Qualified Receivables Transaction; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (11) and then outstanding, taken together with the aggregate principal amount of all Indebtedness Incurred under clause (1) of this paragraph (b) and then outstanding, does not in the aggregate exceed the greater of (A) $90.0 million less the sum of all principal payments with respect to the Indebtedness Incurred under clause (1) of this paragraph (b) pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) the sum of (i) 50% of the book value of the inventory of the Company and the Subsidiary Guarantors and (ii) 85% of the book value of the accounts receivable of the Company and the Subsidiary Guarantors, determined in each case in accordance with GAAP;

(12)	Indebtedness Incurred by a Foreign Subsidiary solely for the working capital purposes of such Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (12) and outstanding on the date of such Incurrence, does not exceed $15.0 million;

(13)	Capital Lease Obligations in an amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence, does not exceed $10.0 million; and

(14)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $15.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(e) For purposes of determining compliance with any restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than the U.S. dollar, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)

100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the

benefit of their employees) and 100% of any cash capital contribution to common equity received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)

so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $500,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5)	payments of dividends on Disqualified Stock permitted to be issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	payments in respect of the repurchase or other retirement prior to maturity of the Existing Notes; provided, however, that (i) any repurchase or retirement of Existing Notes pursuant to this clause (7) shall be at a price per Existing Note less than the par value of the Existing Notes, (ii) the Senior Leverage Ratio, calculated on a pro forma basis giving effect to the making of such payment, shall not exceed 3.25 to 1.00 and (iii) the aggregate amount of all such payments (including all payments made from proceeds of Asset Dispositions of Specified Assets pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”) made pursuant to this clause (7) shall not exceed $35.0 million; provided further, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(8)	payments in respect of the repurchase of Existing Notes from the proceeds of, and substantially concurrently with, the issuance of notes on the Issue Date, provided, however, that such payments to repurchase Existing Notes shall be excluded in the calculation of the amount of Restricted Payments; or

(9)	payments not otherwise permitted by clauses (1) through (8) above in an amount which, when taken together with all payments made pursuant to this clause (9), do not exceed $5.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E)	any encumbrance or restriction pursuant to the terms of any agreement entered into by a Receivables Subsidiary in connection with any Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Receivables Subsidiary; and

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(C)	any encumbrance or restriction with respect to property acquired by the Company or a Restricted Subsidiary in effect at the time of such acquisition, so long as such restriction or encumbrance relates solely to the property acquired and was not created in anticipation of such acquisition.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A)	first, to the extent the Company elects (or is required by the terms of any Applicable Indebtedness), to prepay, repay, redeem or purchase Applicable Indebtedness (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets (provided that if the assets that were the subject of such Asset Disposition constituted Collateral, then such Additional Assets shall be pledged at the time of their acquisition to the Trustee as Collateral for the benefit of the Noteholders, subject to Permitted Liens and the Intercreditor Agreement) in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Applicable Senior Indebtedness of the Company designated by the Company) to purchase notes (and such other Applicable Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, unless the Asset Disposition involves the disposition of Collateral, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments (which, if the assets that were the subject of such Asset Disposition constituted Collateral, then such Temporary Cash Investments shall be pledged to the Trustee as Collateral for the benefit of the Noteholders, subject to Permitted Liens and the Intercreditor Agreement, pending such application) or applied to temporarily reduce revolving credit indebtedness that is Applicable Indebtedness.

Notwithstanding clause (a)(3) of this covenant, in the event of any Asset Disposition of Specified Assets, the Company may apply the Net Available Cash of such disposition of Specified Assets to the repurchase or retirement of Existing Notes pursuant to clause (b)(7) of the covenant described under “—Limitation on Restricted Payments”; provided, however, that (i) the Consolidated Coverage Ratio, determined on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom pursuant to this paragraph, is greater than the Consolidated Coverage Ratio in effect immediately prior to such Asset Disposition and (ii) the aggregate amount of all Net Available Cash applied pursuant to this sentence shall not exceed $35.0 million. To the extent that any Net Available Cash of Asset Dispositions of Specified Assets are not applied or are not permitted to be applied as set forth in the foregoing sentence, such Net Available Cash shall be applied as set forth in clause (a)(3) of this covenant.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) In the event of an Asset Disposition that requires an offer to purchase notes (and other Applicable Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Applicable Senior Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture; provided that the procedures for making an offer to holders of other Applicable Senior Indebtedness will be as provided for by the terms of such Applicable Senior Indebtedness. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Applicable Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor (after application of such proceeds as provided in clauses (a)(3)(A) and (a)(3)(B), or as provided in the second preceding paragraph that allows, under the circumstances described therein, the repurchase or retirement of Existing Notes pursuant to clause (b)(7) of the covenant described under “—Limitation on Restricted Payments”) is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer. If any Net Available Cash remains after completion of any such offer to purchase, the Company may use such Net Available Cash for any purpose not otherwise prohibited by the Indenture.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5)	any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)	indemnities of officers, directors and employees of the Company or any Restricted Subsidiaries permitted or required by charter, bylaw, contractual or statutory provisions; and

(8)	any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary), and

(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Restricted Subsidiary), unless

(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

In addition, if the Company or any Subsidiary Guarantor creates any security interest upon any property to secure any Obligations pursuant to the Credit Agreement, it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the notes, subject to certain exceptions and limitations, all as more fully described above in the second paragraph under the heading “—Security.”

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without securing the notes pursuant to the covenant described under “—Limitation on Liens”;

(2)	the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Impairment of Security Interest

The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the notes, and the Company will not, and will not permit any of its Restricted Subsidiaries to, grant to any Person other than the Credit Agent or the Trustee, for the benefit of the Trustee and the Holders of the notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, other than Specified Permitted Liens.

Amendment to Security Documents

The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the notes in any material respect, except as permitted under “—Amendments and Waivers.”

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual reports and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections, and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Future Guarantors

The Company will cause (i) each Domestic Restricted Subsidiary created or acquired after the Issue Date to immediately become a Subsidiary Guarantor and (ii) each Foreign Subsidiary that enters into a Guarantee of any Obligations under the Credit Agreement to immediately become a Subsidiary Guarantor, and, in each case, to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

Foreign Subsidiary Pledges

The Company will deliver or cause to be delivered to the Trustee, within 60 days after the Issue Date, a pledge and security agreement, in form and substance satisfactory to the Trustee, duly executed by the Company and any applicable Affiliate of the Company, with respect to the pledge for the benefit of the Noteholders of (i) 100% of the common stock or equivalent equity interests of Audubon Europe S.àr.l and (ii) 65% of the common stock or equivalent equity interests of each other Foreign Subsidiary of the Company owned on the Issue Date directly by the Company or any Subsidiary Guarantor.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)

the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants” under “—Limitation on Indebtedness”, “—Limitation on Restricted Payments”, “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”,  “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes),  “—Limitation on Affiliate Transactions”, “—Limitation on Line of Business”, “—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “—Limitation on Liens”,  “—Limitation on Sale/Leaseback Transactions”, “—Impairment of Security Interest”, “—SEC

Reports”, “—Amendments to Security Documents”, “—Foreign Subsidiary Pledges” or “—Future Guarantors”;

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or in the Security Documents;

(6)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(9)	any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or

(10)	any security interest under the Security Documents shall, at any time, fail or cease to be in full force and effect for any reason other than the satisfaction in full of all Obligations under the Indenture and discharge of the Indenture or the release of such security interest in accordance with the provisions of the Indenture or any security interest created or purported to be created thereunder shall be declared invalid or unenforceable or the Company or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the “security default provision”).

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Security Documents and the Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above ;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Noteholders;

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders; or

(10)	make any change in any Security Document, the Intercreditor Agreement or the provisions in the Indenture dealing with Security Documents or application of proceeds of the Collateral that would adversely affect the Noteholders, including, except as otherwise explicitly set forth in the Indenture, the Security Documents or the Intercreditor Agreement, any release of any Collateral from the Lien of the Indenture and the Security Documents.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture, the Intercreditor Agreement or the Security Documents:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

(5)	to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer notes.

Notwithstanding the second preceding paragraph, without the consent of any Holder of notes, any amendment, waiver or consent agreed to by the Credit Agent or the holders of First Lien Obligations under any provision of any of the security documents granting the first-priority Lien on any Collateral to secure the First Lien Obligations will automatically apply to the comparable provision of the comparable Security Document entered into in connection with the notes, provided that, if any such amendment, waiver or consent could reasonably be expected to be adverse to the Noteholders or the interest of the Noteholders in the Collateral, such amendment, waiver or consent will not be applicable to the Security Documents entered into in connection with the notes as provided above unless First Lien Obligations (including commitments in respect thereof to the extent that such commitments are subject only to reasonable and customary funding conditions and are then available to be funded at the election of the Company) of no less than $40.0 million secured by the first-priority Liens on the Collateral are then outstanding. Notwithstanding the foregoing, no such amendment, waiver or consent may have the effect of releasing any Collateral, except to the extent described under the subheading “—Security”.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision and the security default provision described under “—Defaults” above and the limitation contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) or (10) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and the Security Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank Trust National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank Trust National Association as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee, any Security Document or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Security Documents and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property, plant, equipment or other long-term tangible or intangible asset used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Domestic Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Subsidiary Guarantor; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Domestic Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments”, “—Certain Covenants —Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Indebtedness” means:

(1)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness or Indebtedness of a Subsidiary or any other non-debt obligation that, in each case, is secured at such time by Collateral under a Lien that takes priority over the Lien in respect of the notes under the Security Documents; or

(2)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, any Indebtedness or other obligation referred to in clause (1) above, any Indebtedness of such Foreign Subsidiary or any Indebtedness of any other Foreign Subsidiary that is a Wholly Owned Subsidiary, provided that such Foreign Subsidiary has not guaranteed unsecured Indebtedness of the Company or a Subsidiary Guarantor; or

(3)	in respect of any other asset, Senior Indebtedness.

“Applicable Senior Indebtedness” means:

(1)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness that is secured at such time by Collateral; or

(2)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, Senior Indebtedness that is secured at such time by Collateral; or

(3)	in respect of any other asset, Senior Indebtedness.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition (other than a disposition of Collateral) that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C)	a disposition or dispositions of assets (other than any assets that constitute Collateral) with an aggregate fair market value not in excess of $1,000,000 in any calendar year;

(D)	a disposition of cash or Temporary Cash Investments;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(F)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof.

For purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the disposition of Capital Stock of a Person will be treated as a disposition of all Collateral owned by such Person if after giving effect to such disposition of such Capital Stock, the Company and the Restricted Subsidiaries do not control such Person.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitations on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral provided for and described in the Security Documents.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)

if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted

Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	extraordinary gains or losses; and

(6)	the cumulative effect of a change in accounting principles

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Agreement” means the Amended and Restated Credit and Security Agreement, dated as of November 21, 2002, by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as Issuing Lender, Congress Financial Corporation (New England), as Co-Syndication Agent, Key Bank N.A., as Co-Syndication Agent and Merrill Lynch Capital, as Documentation Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(4)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(5)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5)	solely for purposes of the calculation of Senior Leverage Ratio, cash restructuring charges (a) incurred in the period from June 30, 2002 to November 21, 2002 in the amount of $840,000 and (b) incurred in the period from November 21, 2002 to November 21, 2004 in an aggregate amount not to exceed $4,500,000; provided, however, that no adjustment shall be made hereunder for such charges with respect to any single facility, plant or other property to the extent in excess of $2,000,000 in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non- cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Notes” means the Series A and Series B 8½% Senior Subordinated Notes due 2008 of the Company.

“First Lien Obligations” means (i) all Indebtedness Incurred pursuant to clause (b)(1) of the covenant “—Limitation on Indebtedness” and secured by a Lien permitted under clause (7) of the definition of Permitted Liens that is, except with respect to the Credit Agreement, designated by the Company as first-lien Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Company or any Subsidiary Guarantor under the agreements governing such Indebtedness and (iii) all other Obligations of the Company or any Subsidiary

Guarantor in respect of Hedging Obligations or Obligations in respect of cash management services in connection with such first-lien Indebtedness.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Credit Suisse First Boston LLC and Fleet Securities, Inc.

“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of July 22, 2003, among the Trustee, Fleet Capital Corporation, Columbus McKinnon Corporation and the Subsidiary Guarantors, as it may be amended from time to time in accordance with its terms and the Indenture.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means July 22, 2003.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)	Persons to the extent such Investments are in existence on the Issue Date;

(13)	any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note or an equity interest; and

(14)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $15.0 million.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness”;

(8)	Liens existing on the Issue Date (other than Liens subject to clause (7) of this definition);

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)	Liens to secure Indebtedness of a Foreign Subsidiary Incurred pursuant to the provision described in clause (b)(12) under “—Certain Covenants—Limitation on Indebtedness”; provided, however, that such Liens shall be limited to the property or assets of such Foreign Subsidiary and shall in no event extend to any property or assets of any Subsidiary Guarantor;

(14)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(15)	Liens upon the Collateral securing the notes and the Exchange Notes, if any.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers pursuant to customary terms to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a domestic Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity and (c) to which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated July 15, 2003, among the Company, the Subsidiary Guarantors, Credit Suisse First Boston LLC and Fleet Securities, Inc.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to such date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Assets” means the assets primarily related to the businesses of the Univeyor A/S and Societe D’Exploitation Des Raccords Gautier Subsidiaries of the Company, the Larco Industrial Services, Ltd. Subsidiary of Crane Equipment & Service, Inc., the American Lifts and Duff-Norton divisions of Yale Industrial Products, Inc., and the Positech, Lister Chain & Forge and CM Shredder divisions of the Company.

“Specified Permitted Liens” means Permitted Liens, other than any Liens described in clause (11), (13) or (14) of the definition of Permitted Liens.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantors” means, collectively, Audubon Europe S.àr.l., Audubon West Inc., Crane Equipment & Service, Inc., Yale Industrial Products, Inc. and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s; and

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s.

“Trustee” means U.S. Bank Trust National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U. S. federal income tax purposes, and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as he had in the old note immediately prior to the exchange. A holder who does not exchange his old notes for new notes pursuant to the exchange will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. U.S. legislative, judicial or administrative actions may result in changes in the law (possibly with retroactive effect), or the Internal Revenue Service (also known as the IRS) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes could differ from those described below.

Summary of U.S. Federal Income Tax Considerations

This summary generally applies only to U.S. Holders that acquire new notes in the exchange offer and hold the notes as “capital assets” (generally, for investment). For this purpose, U.S. Holders means a holder of the new notes that is for United States federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation or partnership (or other entity properly classified as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. A Non-U.S. Holder is any holder of the new notes that is not a U.S. Holder. Special rules apply to Non-U.S. Holders. The summary describes some, but not all, of these special rules. The following discussion does not address foreign, state or local tax consequences applicable to all categories of holders of new notes, nor does it purport to address the United States federal income tax consequences applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities, dealers in securities or foreign currency, and persons holding new notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.

If a partnership, or an entity taxable as a partnership under U.S. rules, holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and on the activities of the partnership. Partners of such entities holding the new notes should consult with their tax advisors.

Investors considering the exchange of old notes for new notes pursuant to the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state or local laws, and tax treaties.

Tax Consequences to U.S. Holders

Taxation of Interest

If you are a U.S. Holder, interest on your new notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the New Notes

Upon the sale, exchange or retirement of the new notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the new notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

The gain or loss you recognize on the sale, exchange or retirement of the new notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 15% for U.S. Holders other than corporations, for transactions after May 5, 2003 and before January 1, 2009. (In 2009 and after, the rate for such holders is scheduled to be a maximum of 20%). The deductibility of capital losses by U.S. Holders is subject to limitation.

To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read “—Taxation of Interest” above.

Tax Consequences to Non-U.S. Holders

Taxation of Interest

It is intended that the new notes will be in “registered form” within the meaning of Section 871(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the interest paid will be “portfolio interest” under those provisions. In that case, if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the new notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S. and you:

•	do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

In addition, for the portfolio interest exemption from withholding taxes to apply, a Non-U.S. Holder must provide us with a properly completed and executed Form W-8BEN, or other applicable form, as provided for in the Treasury Regulations certifying that the beneficial owner of the note is not a “U.S. person” within the meaning of the Code. If you hold the new notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the partnership will generally be required to make a certification on Form W-8IMY, which generally must be associated with certifications on Form W-8BEN from its partners (or Form W-9 in the case of U.S. partners) and a withholding statement containing certain prescribed information, including, among other things, the manner in which income is allocable among the various partners. If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

Sale, Exchange or Retirement of the New Notes

Generally, any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a new note will be exempt from U.S. federal income and withholding tax, provided that:

•	the gain is not effectively connected with your conduct of a trade or business within the U.S.; and

•	if you are an individual, you are neither present in the U.S. for 183 days or more during the taxable year nor a former citizen or long-term resident of the U.S. subject to special rules that apply to expatriates.

Effectively Connected Income

If interest, gain or other income you recognize on a new note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8ECI, but generally you will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

Federal Estate Taxes

A new note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual’s death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and, at the time of the individual’s death, payments of interest on the new notes would not have been effectively connected with that holder’s conduct of a trade or business within the U.S.

Information Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at a rate of 28% (for 2003) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime or fails to provide a correct taxpayer identification number to the payor, or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

If you are an individual U.S. Holder of the new notes, payments of interest to you will generally be subject to information reporting, and also will be subject to backup withholding unless you provide us with a properly executed Form W-9 containing a correct taxpayer identification number and certifications as to your status as a United States person that is not subject to backup withholding, and neither the IRS nor a broker informs us that withholding is required.

The backup withholding rules do not apply to payments subject to the 30% withholding tax (or a reduced rate pursuant to an applicable tax treaty) on interest paid to a non-U.S. person or to payments exempt from that tax by application of a tax treaty or special exception. Therefore, if you are a Non-U.S. Holder, payments of interest on the new notes will generally not be subject to backup withholding, provided that you certify that you are a Non-U.S. person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

If you are a U.S. Holder, payments made to you by a broker upon a sale of new notes will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder, payments made to you by a broker upon a sale of notes will not be subject to information reporting or backup withholding as long as you certify that you are a Non-U.S. person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

Any amounts withheld from a payment to a holder of new notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided such holder furnishes information to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of the new notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resales of such new notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange offer, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 9, 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter or transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by Hodgson Russ LLP, Buffalo, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003, as set forth in their report. We have included our consolidated financial statements and schedule in the prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

COLUMBUS McKINNON CORPORATION

COLUMBUS McKINNON CORPORATION

Report Of Independent Auditors

Board of Directors

Columbus McKinnon Corporation

We have audited the accompanying consolidated balance sheets of Columbus McKinnon Corporation as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbus McKinnon Corporation at March 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/    ERNST & YOUNG LLP

Buffalo, New York

May 16, 2003,

except for Note 10 as to which the date is

June 5, 2003

COLUMBUS McKINNON CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,
	2003	2002
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,943	$13,068
Trade accounts receivable, less allowance for doubtful accounts ($2,743 and $2,337, respectively)	79,335	82,266
Unbilled revenues	8,861	3,670
Inventories	78,613	85,986
Net assets held for sale	1,800	4,290
Net current assets of discontinued operations	—	21,497
Prepaid expenses	10,819	8,543

Total current assets	181,371	219,320
Net property, plant, and equipment	67,295	70,742
Goodwill, net	184,921	195,655
Other intangibles, net	10,208	5,146
Marketable securities	21,898	24,634
Deferred taxes on income	15,245	3,133
Other assets	1,668	5,665

Total assets	$482,606	$524,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,245	$2,518
Trade accounts payable	28,654	31,617
Accrued liabilities	36,540	39,533
Restructuring reserve	2,331	949
Current portion of long-term debt	4,981	146,663

Total current liabilities	74,751	221,280
Senior debt, less current portion	109,355	1,509
Subordinated debt	199,734	199,681
Other non-current liabilities	46,059	30,214

Total liabilities	429,899	452,684
Shareholders’ equity:
Voting common stock; 50,000,000 shares authorized; 14,896,172 and 14,895,172 shares issued	149	149
Additional paid-in capital	104,412	104,920
Accumulated deficit	(26,547)	(12,536)
ESOP debt guarantee; 356,851 and 417,854 shares	(5,709)	(6,514)
Unearned restricted stock; 38,997 and 47,318 shares	(208)	(414)
Accumulated other comprehensive loss	(19,390)	(13,994)

Total shareholders’ equity	52,707	71,611

Total liabilities and shareholders’ equity	$482,606	$524,295

See accompanying notes.

COLUMBUS McKINNON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2003	2002	2001
	(In thousands, except per share data)
Net sales	$453,320	$480,028	$586,168
Cost of products sold	345,986	359,551	426,659

Gross profit	107,334	120,477	159,509
Selling expenses	47,400	43,522	48,393
General and administrative expenses	26,611	28,245	34,251
Restructuring charges	3,697	9,569	—
Write-off/amortization of intangibles	4,246	11,013	10,975

Income from operations	25,380	28,128	65,890
Interest and debt expense	32,008	29,381	36,329
Other (income) and expense, net	(2,149)	2,464	(2,160)

(Loss) income from continuing operations before income tax expense and cumulative effect of accounting change	(4,479)	(3,717)	31,721
Income tax expense	1,532	2,301	16,794

(Loss) income from continuing operations before cumulative effect of accounting change	(6,011)	(6,018)	14,927

(Loss) income from discontinued operations	—	(7,873	292
Loss on disposition of discontinued operations	—	(121,475)	—

Total (loss) income from discontinued operations	—	(129,348)	292

Net income (loss) before cumulative effect of accounting change	(6,011)	(135,366)	15,219
Cumulative effect of change in accounting principle	(8,000)	—	—

Net (loss) income	$(14,011)	$(135,366)	$15,219

Average basic and diluted shares outstanding	14,496	14,414	14,316

Basic and diluted (loss) income per share:
(Loss) income from continuing operations	$(0.42)	$(0.41)	$1.04
(Loss) income from discontinued operations	—	(0.55)	0.02
Loss on disposition of discontinued operations	—	(8.43)	—
Cumulative effect of accounting change	(0.55)	—	—

Basic and diluted (loss) income per share	$(0.97)	$(9.39)	$1.06

See accompanying notes.

COLUMBUS McKINNON CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock ($.01 par value)	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	ESOP Debt Guarantee	Unearned Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at March 31, 2000	$149	$106,884	$113,582	$(8,703)	$(2,843)	$(5,616)	$203,453
Comprehensive income:
Net income 2001	—	—	15,219	—	—	—	15,219
Change in foreign currency translation adjustment	—	—	—	—	—	(5,039)	(5,039)
Net unrealized loss on investments, net of tax benefit of $1,954	—	—	—	—	—	(2,931)	(2,931)
Change in minimum pension liability adjustment, net of tax benefit of $294	—	—	—	—	—	(441)	(441)

Total comprehensive income							6,808
Earned 101,765 ESOP shares	—	(56)	—	1,176	—	—	1,120
Earned portion and adjustment of restricted shares	—	(1,501)	—	—	1,888	—	387
Stock options exercised, 19,340 shares	—	91	—	—	—	—	91
Common dividends declared $0.28 per share	—	—	(3,995)	—	—	—	(3,995)

Balance at March 31, 2001	$149	$105,418	$124,806	$(7,527)	$(955)	$(14,027)	$207,864
Comprehensive loss:
Net loss 2002	—	—	(135,366)	—	—	—	(135,366)
Change in foreign currency translation adjustment	—	—	—	—	—	216	216
Net unrealized gain on investments, net of tax expense of $1,445	—	—	—	—	—	2,168	2,168
Net unrealized loss on derivatives qualifying as hedges, net of tax benefit of $282	—	—	—	—	—	(424)	(424)
Change in minimum pension liability adjustment, net of tax benefit of $1,285	—	—	—	—	—	(1,927)	(1,927)

Total comprehensive loss							(135,333)
Earned 86,939 ESOP shares	—	(169)	—	1,013	—	—	844
Earned portion and adjustment of restricted shares	—	(329)	—	—	541	—	212
Common dividends declared $0.14 per share	—	—	(1,976)	—	—	—	(1,976)

Balance at March 31, 2002	$149	$104,920	$(12,536)	$(6,514)	$(414)	$(13,994)	$71,611
Comprehensive loss:
Net loss 2003	—	—	(14,011)	—	—	—	(14,011)
Change in foreign currency translation adjustment	—	—	—	—	—	7,453	7,453
Net unrealized loss on investments, net of tax benefit of $1,564	—	—	—	—	—	(2,411)	(2,411)
Net change in unrealized loss on derivatives qualifying as hedges, net of tax of $155	—	—	—	—	—	233	233
Change in minimum pension liability adjustment, net of tax benefit of $7,115	—	—	—	—	—	(10,671)	(10,671)

Total comprehensive loss							(19,407)
Earned 61,003 ESOP shares	—	(464)	—	805	—	—	341
Earned portion and adjustment of restricted shares	—	(44)	—	—	206	—	162

Balance at March 31, 2003	$149	$104,412	$(26,547)	$(5,709)	$(208)	$(19,390)	$52,707

See accompanying notes.

COLUMBUS McKINNON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2003	2002	2001
	(In thousands)
Operating activities:
Net (loss) income from continuing operations	$(6,011)	$(6,018)	$14,927
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	14,803	22,462	22,675
Deferred income taxes	(713)	166	84
(Gain) loss on investments	479	2,757	—
Other	1,580	2,177	1,148
Changes in operating assets and liabilities net of effects of business divestitures:
Trade accounts receivable and unbilled revenues	(1,214)	14,644	12,449
Inventories	11,379	18,876	(4,433)
Prepaid expenses	(2,891)	(1,276	622
Other assets	3,915	1,328	(985)
Trade accounts payable	(4,820)	3,677	(1,152)
Accrued and non-current liabilities	(2,328)	(8,996)	(7,065)

Net cash provided by operating activities of continuing operations	14,179	49,797	38,270

Investing activities:
Purchase of marketable securities, net	(672)	(1,794)	(2,064)
Capital expenditures	(5,040)	(4,753)	(10,179)
Proceeds from sale of businesses	17,262	890	—
Proceeds from sale of property, plant, and equipment	—	1,750	—
Proceeds from net assets held for sale	4,418	2,280	5,002

Net cash provided by (used in) investing activities of continuing operations	15,968	(1,627)	(7,241)

Financing activities:
Payments under revolving line-of-credit agreements	(282,211)	(167,300)	(131,818)
Borrowings under revolving line-of-credit agreements	249,081	123,622	119,556
Repayment of debt	(1,395)	(3,047)	(3,737)
Payment of deferred financing costs	(8,188)	(794)	(687)
Dividends paid	—	(1,976)	(3,995)
Change in ESOP debt guarantee	805	1,013	1,176

Net cash used in financing activities of continuing operations	(41,908)	(48,482)	(19,505)
Effect of exchange rate changes on cash	132	(306)	(4,026)

Net cash (used in) provided by continuing operations	(11,629)	(618)	7,498
Net cash provided by (used in) discontinued operations	504	(329)	(1,065)

Net change in cash and cash equivalents	(11,125)	(947)	6,433
Cash and cash equivalents at beginning of year	13,068	14,015	7,582

Cash and cash equivalents at end of year	$1,943	$13,068	$14,015

Supplementary cash flows data:
Interest paid	$30,867	$29,887	$36,764
Income taxes (received) paid	$(4,197)	$3,262	$20,381

See accompanying notes.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except share data)

1.    Description of Business

Columbus McKinnon Corporation (the Company) is a leading U.S. designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain, forged attachments, conveyors, material handling systems and lift tables. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. The Company’s material handling products are sold, domestically and internationally, principally to third party distributors through diverse distribution channels, and to a lesser extent directly to manufacturers and other end-users. Distribution channels include general distributors, specialty distributors, crane end users, service-after-sale distributors, original equipment manufacturers (OEMs), government, consumer and international. The general distributors are comprised of industrial distributors, rigging shops and crane builders. Specialty distributors include catalog houses, material handling specialists and entertainment equipment riggers. The service-after-sale network includes repair parts distribution centers, chain service centers and hoist repair centers. Consumer distribution channels include mass merchandisers, hardware distributors, trucking and transportation distributors, farm hardware distributors and rental outlets. The Company’s integrated material handling solutions businesses deal primarily with end-users and sales are concentrated, domestically and internationally (primarily Europe), in the consumer products, manufacturing, warehousing, and, to a lesser extent, the steel, construction, automotive, and other industrial markets. During fiscal 2003, approximately 70% of sales were to customers in the United States. The operations of Automatic Systems, Inc. (ASI) have been reflected as a discontinued operation and as more fully described in Note 3, the consolidated financial statements for all periods presented have been restated to reflect this change.

2.    Accounting Principles and Practices

Cash and Cash Equivalents

The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

Concentrations of Labor

Approximately 23% of the Company’s employees are represented by eight separate domestic and Canadian collective bargaining agreements which terminate at various times between August 2003 and April 2007. Approximately 1% of the labor force is covered by a collective bargaining agreement that will expire within one year.

Consolidation

These consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries; all significant intercompany accounts and transactions have been eliminated.

Derivative Financial Instruments

Derivative instruments held by the Company are designated as hedges, have high correlation with the underlying exposure and are highly effective in offsetting underlying price movements. Accordingly, gains and losses from changes in derivatives fair values are deferred until the underlying transaction occurs at which point they are then recognized in the statement of operations. All derivates are carried at fair value in the balance sheet. The fair value of derivatives are determined by reference to quoted market prices. The Company’s use of derivative instruments has historically been limited to cash flow hedges of certain interest rate risks.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translations

The Company translates foreign currency financial statements as described in Financial Accounting Standards (FAS) No. 52. Under this method, all items of income and expense are translated to U.S. dollars at average exchange rates for the year. All assets and liabilities are translated to U.S. dollars at the year-end exchange rate. Gains or losses on translations are recorded in accumulated other comprehensive income (loss) in the shareholders’ equity section of the balance sheet. The functional currency is the foreign currency in which the foreign subsidiaries conduct their business. Gains and losses from foreign currency transactions are reported in operations. There was an approximate $.8 million loss on transactions with foreign subsidiaries in fiscal 2003. Amounts for other years presented were not significant.

Goodwill

On April 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill no longer be amortized, but reviewed on an annual basis, or more frequently if indicators of impairment exist, at the reporting unit level for impairment. Identifiable intangible assets acquired in a business combination are amortized over their useful lives unless their useful lives are indefinite, in which case those intangible assets are tested for impairment annually and not amortized until their lives are determined to be finite.

Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The fair value of a reporting unit is determined using a discounted cash flow methodology. The Company’s reporting units are determined based upon whether discrete financial information is available and regularly reviewed, whether those units constitute a business, and the extent of economic similarities between those reporting units for purposes of aggregation. As a result of this analysis, the reporting units identified under SFAS No. 142 were at the component level, or one level below the reporting segment level as defined under SFAS No. 131. The Products and Solutions segments were each subdivided into three reporting units. As a result of adopting SFAS No. 142, the Company ceased amortization of goodwill beginning April 1, 2002. See Note 8 for further discussion of goodwill and intangible assets.

Inventories

Inventories are valued at the lower of cost or market. Cost of approximately 56% of inventories at March 31, 2003 (59% in 2002) has been determined using the LIFO (last-in, first-out) method. Costs of other inventories have been determined using the FIFO (first-in, first-out) or average cost method. FIFO cost approximates replacement cost.

Marketable Securities

All of the Company’s marketable securities, which consist of equity securities and corporate and governmental obligations, have been classified as available-for-sale securities and are therefore recorded at their fair values with the unrealized gains and losses, net of tax, reported in accumulated other comprehensive loss within shareholders’ equity unless unrealized losses are deemed to be other than temporary. In such instance, the unrealized losses are reported in the statement of operations within other income and expense, net. Estimated fair value is based on published trading values at the balance sheet dates. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The cost of securities sold is based on the specific identification method. Interest and dividend income are included in other income and expense, net on the consolidated statements of operations.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The marketable securities are carried as long-term assets since they are held for the settlement of a portion of the Company’s general and products liability insurance claims filed through CM Insurance Company, Inc., a wholly owned captive insurance subsidiary.

Net Assets Held for Sale

Certain non-operating real estate properties were acquired as part of the 1996 acquisition of Yale Industrial Products, Inc. Certain of these properties were sold during fiscal 1998 through fiscal 2003. They have been recorded at the lower of cost or their estimated realizable values net of disposal costs on the consolidated balance sheet and amounted to $1,990,000 as of March 31, 2002.

At March 31, 2003 and 2002, net assets held for sale also includes $1,800,000 and $2,300,000, respectively, as the carrying value of a closed and vacated facility which is currently for sale.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost and depreciated principally using the straight-line method over their respective estimated useful lives (buildings and building equipment—15 to 40 years; machinery and equipment—3 to 18 years). When depreciable assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating results.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Related Party Transactions

The Company entered into a consulting agreement with the Chairman of the Board of Directors on October 1, 2002. The agreement provided compensation at a monthly rate of $23,750 through January 2003, at which point the arrangement was terminated.

Research and Development

Research and development costs as defined in FAS No. 2, for the years ended March 31, 2003, 2002 and 2001 were $1,239,000, $1,328,000 and $975,000, respectively and are classified and general and administrative expense in the statement of operations.

Revenue Recognition and Concentration of Credit Risk

Sales are recorded when title passes to the customer which is generally at time of shipment to the customer, except for long-term construction contracts as described below. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. Accounts receivable are reported at net realizable value and do not accrue interest. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product. However, sales returns are permitted in specific situations and typically include a restocking charge or the purchase of additional product. The Company has established an allowance for returns based upon historical trends.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognizes contract revenues under the percentage of completion method, measured by comparing direct costs incurred to total estimated direct costs. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. In the event that a loss is anticipated on an uncompleted contract, a provision for the estimated loss is made at the time it is determined. Billings on contracts may precede or lag revenues earned, and such differences are reported in the balance sheet as current liabilities (accrued liabilities) and current assets (unbilled revenues), respectively.

Shipping and Handling Costs

Shipping and handling costs are a component of cost of goods sold.

Stock based Employee Compensation

At March 31, 2003, the Company has two stock-based employee compensation plans in effect, which are described more fully in Note 14. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant and the number of options granted was fixed. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition of SFAS No. 123 “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

	Year Ended March 31,
	2003	2002	2001
Net (loss) income, as reported	$(14,011)	$(135,366)	$15,219
Deduct: Total stock based employee compensation expenses determined under fair value based method for all awards, net of related tax effects	(1,019)	(1,331)	(410)

Net (loss) income, pro forma	$(15,030)	$(136,697)	$14,809

Basic and diluted (loss) income per share:
As reported	$(0.97)	$(9.39)	$1.06

Pro forma	$(1.04)	$(9.48)	$1.03

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Warranties

The Company offers warranties for certain of the products it sells. The specific terms and conditions of those warranties vary depending upon the product sold and the country in which the Company sold the product. The Company generally provides a basic limited warranty, including parts and labor for any product deemed to be defective for a period of one year. The Company estimates the costs that may be incurred under its basic limited warranty, based largely upon actual warranty repair costs history, and records a liability in the amount of

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such costs in the month that the product revenue is recognized. The resulting accrual balance is reviewed during the year. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rate of warranty claims, and cost per claim.

Changes in the Company’s product warranty accrual are as follows:

	March 31,
	2003	2002
Balance at beginning of year	$567	$483
Accrual for warranties issued	2,172	2,676
Warranties settled	(2,257)	(2,592)

Balance at end of year	$482	$567

3.    Discontinued Operations

In May 2002, the Company sold substantially all of the assets of ASI. The ASI business was the principal business unit in the Company’s former Solutions—Automotive segment. The Company received $20,600,000 in cash and an 8% subordinated note in the principal amount of $6,800,000 which is payable over 10 years. The measurement date for this discontinued operation was January 21, 2002. Accordingly, the impact of the prospective transaction has been recorded in fiscal 2002. The Company recorded an after-tax loss of $121,475,000 or $8.43 per diluted share and reflected ASI as a discontinued operation in the fourth quarter of fiscal 2002. The impairment loss included closing costs from the transaction and estimated operating losses of the discontinued operation from April 1, 2002 through May 10, 2002, the date of the sale. The impairment loss was due primarily to the write-off of $104,000,000 of goodwill and a $17,475,000 loss related to the write-off of the remaining net assets in excess of the selling price. The net current assets of discontinued operations at March 31, 2002 represent the net cash proceeds received upon disposal as well as the realized tax benefit. The consolidated financial statements and related notes for all periods presented have been restated, where applicable, to reflect the ASI business as a discontinued operation.

In accordance with Emerging Issues Task Force (EITF) 87-24, “Allocation of Interest to Discontinued Operations,” the Company allocated interest to the discontinued operations based upon the net principal amount of debt that was paid down with the proceeds from the sale of such operation. This resulted in an interest allocation of approximately $905,000 and $1,280,000 for the years ended March 31, 2002 and 2001, respectively.

Operating results of discontinued operations were as follows:

	Year Ended March 31,
	2002	2001
Net revenue	$137,070	$141,804

(Loss) income before income taxes	(9,350)	3,023
Income tax (benefit) expense	(1,477)	2,731

(Loss) income from operations of discontinued business	(7,873)	292
Loss on disposal of business (net of tax benefit of $9,464)	(121,475)	—

(Loss) income from discontinued operations	$(129,348)	$292

Diluted (loss) income per share from discontinued operations	$(8.98)	$0.02

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Unbilled Revenues and Excess Billings

	March 31,
	2003	2002
Costs incurred on uncompleted contracts	$29,532	$18,254
Estimated earnings	9,016	6,709

Revenues earned to date	38,548	24,963
Less billings to date	29,980	22,578

	$8,568	$2,385

The net amounts above are included in the consolidated balance sheets under the following captions:

	March 31,
	2003	2002
Unbilled revenues	$8,861	$3,670
Accrued liabilities	(293)	(1,285)

	$8,568	$2,385

5.    Inventories

Inventories consisted of the following:

	March 31,
	2003	2002
At cost—FIFO basis:
Raw materials	$42,707	$48,477
Work-in-process	10,361	10,065
Finished goods	33,072	34,417

	86,140	92,959
LIFO cost less than FIFO cost	(7,527)	(6,973)

Net inventories	$78,613	$85,986

6.    Marketable Securities

Marketable securities are held for the settlement of a portion of the Company’s general and products liability insurance claims filed through the Company’s subsidiary, CM Insurance Company, Inc. (see Notes 2 and 15).

The following is a summary of available-for-sale securities at March 31, 2003:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Government securities	$7,379	$483	$—	$7,862
Equity securities	15,045	152	1,161	14,036

	$22,424	$635	$1,161	$21,898

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2003, in accordance with FAS No. 115, the Company reduced the cost bases of certain equity securities since it was determined that the unrealized losses on those securities were other than temporary in nature. This determination resulted in the recognition of a pre-tax charge to earnings of $2,189,000 for the year ended March 31, 2003, classified within other (income) and expense, net. The above schedule reflects the reduced cost bases.

The following is a summary of available-for-sale securities at March 31, 2002:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Government securities	$6,353	$258	$6	$6,605
Equity securities	14,833	3,447	251	18,029

	$21,186	$3,705	$257	$24,634

As of March 31, 2002, in accordance with FAS No. 115, the Company reduced the cost bases of certain equity securities since it was determined that the unrealized losses on those securities were other than temporary in nature. This determination resulted in the recognition of a pre-tax charge to earnings of $2,757,000 for the year ended March 31, 2002, classified within other (income) and expense, net. The above schedule reflects the reduced cost bases.

The amortized cost and estimated fair value of debt and equity securities at March 31, 2003, by contractual maturity, are shown below:

	Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$2,122	$2,122
Due in one to five years	1,305	1,366
Due in five to ten years	2,253	2,492
Due after ten years	1,699	1,882

	7,379	7,862
Equity securities	15,045	14,036

	$22,424	$21,898

Net unrealized gain or loss included in the balance sheet amounted to a $526,000 loss at March 31, 2003 and a $3,448,000 gain at March 31, 2002. The amounts, net of related income taxes of $(184,000) and $1,379,000 at March 31, 2003 and 2002, respectively, are reflected as a component of accumulated other comprehensive loss within shareholders’ equity.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Property, Plant, and Equipment

Consolidated property, plant, and equipment of the Company consisted of the following:

	March 31,
	2003	2002
Land and land improvements	$5,745	$5,812
Buildings	34,036	31,472
Machinery, equipment, and leasehold improvements	103,782	99,198
Construction in progress	3,033	3,677

	146,596	140,159
Less accumulated depreciation	79,301	69,417

Net property, plant, and equipment	$67,295	$70,742

Depreciation expense from continuing operations was $10,557,000, $11,449,000, and $11,700,000 for the years ended March 31, 2003, 2002, and 2001, respectively.

8.    Goodwill and Intangible Assets

As discussed in Note 2, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill no longer be amortized, but reviewed for impairment on an annual basis, or more frequently if indicators of impairment exist, at the reporting unit level for impairment. Identifiable intangible assets acquired in a business combination are amortized over their useful lives unless their useful lives are indefinite, in which case those intangible assets are tested for impairment annually and not amortized until their lives are determined to be finite.

Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The fair value of a reporting unit is determined using a discounted cash flow methodology. The Company’s reporting units are determined based upon whether discrete financial information is available and regularly reviewed, whether those units constitute a business, and the extent of economic similarities between those reporting units for purposes of aggregation. As a result of this analysis, the reporting units identified under SFAS No. 142 were at the component level, or one level below the reporting segment level as defined under SFAS No. 131. The Products and Solutions segments were each subdivided into three reporting units.

Upon the adoption of SFAS No. 142 in the second quarter of fiscal 2003, the Company recorded a one-time, non-cash charge of $8,000,000 to reduce the carrying value of its goodwill as of April 1, 2002. Such charge is reflected as a cumulative effect of a change in accounting principle in the accompanying consolidated statement of operations. The impairment charge was related to the Cranebuilder reporting unit in the Products segment and the Univeyor reporting unit in the Solutions segment. In relation to the initial adoption of SFAS No. 142, goodwill was allocated amongst the reporting units so that goodwill was allocated to the units that benefited from the acquisitions. The Company will record any future impairment charges as a component of operating income.

During the fourth quarter of fiscal 2003, the Company performed its annual impairment review and recorded an additional charge of $4,000,000 resulting from the decline in the fair value of one of its reporting units, which is recorded as a component of operating income in the accompanying consolidated statement of operations as part of write-off/amortization of intangibles.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The impairment charge is non-cash in nature and does not affect the Company’s liquidity or result in non-compliance with respect to any debt covenants contained in the Company’s credit facilities.

A summary of changes in goodwill during the year ended March 31, 2003 by business segment is as follows:

	Products	Solutions	Total
Balance at March 31, 2002	$165,295	$30,360	$195,655
Allocation upon adoption of SFAS No. 142	24,290	(24,290)	—
Currency translation	1,266	—	1,266
Cumulative effect of accounting change	(1,930)	(6,070)	(8,000)
Fourth quarter impairment charge	(4,000)	—	(4,000)

Balance at March 31, 2003	$184,921	$—	$184,921

No reclassification of identifiable intangible assets apart from goodwill was necessary as a result of adoption of SFAS No. 142.

Other intangibles, all subject to amortization with the exception of the intangible assets related to the Company’s pension plans, consisted of the following:

	March 31,
	2003	2002
Gross deferred financing costs	$10,983	$7,801
Accumulated amortization of deferred financing costs	(2,610)	(3,884)

Deferred financing costs, net	8,373	3,917
Intangible pension assets	1,501	903
Patents, net	334	326

Other intangibles, net	$10,208	$5,146

During fiscal 2003, the Company incurred approximately $8.2 million of deferred financing costs, of which $6.3 million related to its refinanced credit facility. The Company wrote off approximately $1.2 million of deferred financing costs related to the former credit facility and recorded that charge as interest and debt expense.

Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding four years is estimated to be $2,025,000 including $50,000 of amortization reflected on the amortization of intangibles line and $1,975,000 of amortization of deferred financing costs shown on the interest and debt expense line on the statement of operations. Amortization expense for the fifth succeeding year is estimated to be $600,000 including $50,000 of amortization reflected on the amortization of intangibles line and $550,000 of amortization of deferred financing costs shown on the interest and debt expense line on the statement of operations.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the consolidated results of operations adjusted as though the adoption of SFAS No. 142 occurred as of April 1, 2000.

	Year Ended March 31,
	2002	2001
Reported (loss) income from continuing operations	$(6,018)	$14,927
Goodwill amortization add-back, net of tax	10,208	10,260

Adjusted income from continuing operations	$4,190	$25,187

Reported income (loss) from continuing operations per share—basic and diluted	$(0.41)	$1.04
Goodwill amortization add-back	0.70	0.72

Adjusted income from continuing operations per share—basic and diluted	$0.29	$1.76

9.    Accrued Liabilities and Other Non-current Liabilities

Consolidated accrued liabilities of the Company consisted the following:

	March 31,
	2003	2002
Accrued payroll	$12,033	$10,915
Accrued pension cost	4,284	5,434
Interest payable	10,116	8,975
Accrued workers compensation	4,615	4,070
Other accrued liabilities	5,492	10,139

	$36,540	$39,533

Consolidated other non-current liabilities of the Company consisted the following:

	March 31,
	2003	2002
Accumulated postretirement benefit obligation	$9,108	$10,181
Accrued general and product liability costs	14,439	16,013
Accrued pension cost	18,470	—
Other non-current liabilities	4,042	4,020

	$46,059	$30,214

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Debt

Consolidated debt of the Company consisted of the following:

	March 31,
	2003	2002
Revolving Credit Facility due March 31, 2007	$10,232	$—
Term Loan requiring quarterly payments of $1,179 through March 31, 2007	32,908	—
Senior Second Secured Term Loan due May 21, 2007 ($60,000) and November 21, 2007 ($10,000)	70,000	—
Previous Revolving Credit Facility repaid and retired November 21, 2002	—	145,800
Other senior debt	1,196	2,372

Total senior debt	114,336	148,172
8 1/2% Senior Subordinated Notes due March 31, 2008 with interest payable in semi-annual installments at 8.45% effective rate, recorded net of unamortized discount of $266 ($319 at March 31, 2002)	199,734	199,681

Total	314,070	347,853
Less current portion	4,981	146,663

	$309,089	$201,190

On November 21, 2002, the Company refinanced its credit facilities. The new arrangement replaced the Previous Revolving Credit Facility that was scheduled to mature on March 31, 2003. Amounts outstanding under the Previous Revolving Credit Facility were classified as current portion of long-term debt in the March 31, 2002 balance sheet. The new arrangement consists of a Revolving Credit Facility, a Term Loan, and a Senior Second Secured Term Loan.

The Revolving Credit Facility provides availability up to a maximum of $57 million. Availability based on the underlying collateral at March 31, 2003 amounted to $56.5 million. The unused Revolving Credit Facility totaled $29.8 million, net of outstanding borrowings of $10.2 million, outstanding letters of credit of $7.1 million, an availability block of $6.3 million and other reserve holdbacks of $3.1 million. Interest is payable at varying Eurodollar rates based on LIBOR or prime plus a spread determined by the Company’s leverage ratio amounting to 275 or 150 basis points, respectively, at March, 31, 2003 (4.13% or 5.75%). The Revolving Credit Facility is secured by all inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property.

The Term Loan requires quarterly payments based on a seven-year amortization period beginning on April 1, 2003 amounting to $1,179,000 per quarter. Interest is payable at varying Eurodollar rates based on LIBOR plus a spread determined by the Company’s leverage ratio amounting to 325 basis points at March, 31, 2003 (4.63%). The Term Loan is secured by all inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property.

The Senior Second Secured Term Loan has no scheduled periodic payments and is prepayable at the Company’s option without penalty subject to approval of the Term Loan lenders. Interest is payable at 11.5% in the first year and increases annually for the three succeeding years at a rate of 0.5% per year. In addition, payment in kind interest is also due annually at a rate of 1.25% through May 1, 2003 and 3.00% thereafter (see below). The payment in kind interest is additional interest expense which is prepayable in cash at the Company’s option or is due at maturity. If certain repayment thresholds are met under the Term Loan or the Senior Second

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Secured Term Loan prior to December 31, 2003, the payment in kind interest rate would revert back to 1.25%. The Senior Second Secured Term Loan is also subject to a 1.0% annual fee. The Senior Second Secured Term Loan is secured by a secondary interest in all inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property.

The corresponding credit agreements associated with the Revolving Credit Facility, the Term Loan, and the Senior Second Secured Term Loan place certain debt covenant restrictions on the Company including certain financial requirements and a restriction on dividend payments.

Effective June 5, 2003, these credit agreements were amended to modify one of the covenant restrictions to enable the Company to remain in compliance and to provide more flexibility. The amended credit agreements also increased the payment in kind interest rate on the Senior Second Secured Term Loan from 1.25% to 3.00%, effective May 1, 2003, and added a $12.5 million permanent availability block on the Revolving Credit Facility. The Company believes that it will be able to comply with all covenants through March 31, 2004.

The Company manages its debt portfolio by using interest rate swaps to achieve an overall desired position of fixed and floating rates. The Company entered into an interest rate swap agreement, which matures in June 2003, to effectively convert $40 million of variable-rate debt to fixed-rate debt. The cash flow hedge is considered effective and the gain or loss on the change in fair value is reported in other comprehensive loss, net of tax. The fair value of the derivative at March 31, 2003 was a $317,000 liability with a corresponding charge to other comprehensive income which will be reclassified into earnings during the first quarter of fiscal year 2004 as a result of the expiration of the interest rate swap.

Provisions of the 8 1/2% Senior Subordinated Notes (8 1/2% Notes) include, without limitation, restrictions on liens, indebtedness, asset sales, and dividends and other restricted payments. The 8 1/2% Notes are redeemable at the option of the Company, in whole or in part, at prices declining annually from the Make-Whole Price (as defined in the 8 1/2% Notes agreement) to 100% on and after April 1, 2006. In the event of a Change of Control (as defined in the indenture for such notes), each holder of the 8 1/2% Notes may require the Company to repurchase all or a portion of such holder’s 8 1/2% Notes at a purchase price equal to 101% of the principal amount thereof. The 8 1/2% Notes are guaranteed by certain existing and future domestic subsidiaries and are not subject to any sinking fund requirements.

The carrying amount of the Company’s senior debt instruments approximates the fair value based on current market rates. The Company’s subordinated debt has an approximate fair market value of $142,400,000 based on quoted market prices which is less than the carrying amount of $199,734,000.

The principal payments scheduled to be made as of March 31, 2003 on the above debt, for the next five annual periods subsequent thereto, are as follows (in thousands):

2004	$4,981
2005	4,913
2006	4,871
2007	28,774
2008	270,168

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Retirement Plans

The Company provides defined benefit pension plans to certain employees. The following provides a reconciliation of benefit obligation, plan assets, and funded status of the plans:

	March 31,
	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$83,017	$75,008
Service cost	3,601	3,961
Interest cost	5,636	5,580
Actuarial loss	2,164	3,373
Benefits paid	(4,100)	(4,905)

Benefit obligation at end of year	$90,318	$83,017

Change in plan assets:
Fair value of plan assets at beginning of year	$70,506	$76,182
Actual loss on plan assets	(8,145	(4,349
Employer contribution	5,175	3,578
Benefits paid	(4,100)	(4,905)

Fair value of plan assets at end of year	$63,436	$70,506

Funded Status	$(26,882)	$(12,511)
Unrecognized actuarial loss	27,958	12,373
Unrecognized prior service cost	1,501	1,191

Net amount recognized	$2,577	$1,053

Amounts recognized in the consolidated balance sheets are as follows:

	March 31,
	2003	2002
Intangible asset	$1,501	$903
Accrued liabilities	(3,323)	(4,933)
Other non-current liabilities	(18,470)	—
Deferred tax effect of accumulated other comprehensive loss	9,148	2,033
Accumulated other comprehensive loss	13,721	3,050

Net amount recognized	$2,577	$1,053

Net periodic pension cost included the following components:

	Year Ended March 31,
	2003	2002	2001
Service costs—benefits earned during the period	$3,601	$3,961	$3,772
Interest cost on projected benefit obligation	5,636	5,580	5,099
Expected return on plan assets	(5,885)	(6,526)	(6,303)
Net amortization	299	213	136

Net periodic pension cost	$3,651	$3,228	$2,704

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate projected benefit obligation and aggregate fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $90,318,000 and $63,436,000, respectively, as of March 31, 2003 and $76,652,000 and $62,507,000, respectively, as of March 31, 2002.

The aggregate accumulated benefit obligation and aggregate fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $84,569,000 and $63,436,000 respectively as of March 31, 2003 and $69,363,000 and $61,734,000, respectively as of March 31, 2002.

Unrecognized gains and losses are amortized on a straight-line basis over the average remaining service period of active participants.

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation of all of the defined benefit plans was 6.75% and 7.25% as of March 31, 2003 and 2002, respectively. Future average compensation increases are assumed to be 4% per year as of March 31, 2003 and 2002. The weighted-average expected long-term rate of return on plan assets used in determining the expected return on plan assets included in net periodic pension cost was 8 1/2% for the year ended March 31, 2003, 8 5/8% for the year ended March 31, 2002 and 8 7/8% for year ended March 31, 2001. Plan assets consist of equities, corporate and government securities, and fixed income annuity contracts.

The Company’s funding policy with respect to the defined benefit pension plans is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974 (ERISA).

The Company also sponsors defined contribution plans covering substantially all domestic employees. Participants may elect to contribute basic contributions. These plans provide for employer contributions based primarily on employee participation. The Company recorded a charge for such contributions of approximately $1,430,000, $1,790,000 and $2,190,000 for the years ended March 31, 2003, 2002 and 2001, respectively.

12.    Employee Stock Ownership Plan (ESOP)

The AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” requires that compensation expense for ESOP shares be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost. Also, dividends on those ESOP shares that have not been allocated or committed to be released to ESOP participants are not reflected as a reduction of retained earnings. Rather, since those dividends are used for debt service, a charge to compensation expense is recorded. Furthermore, ESOP shares that have not been allocated or committed to be released are not considered outstanding for purposes of calculating earnings per share.

The obligation of the ESOP to repay borrowings incurred to purchase shares of the Company’s common stock is guaranteed by the Company; the unpaid balance of such borrowings, if any, would be reflected in the consolidated balance sheet as a liability. An amount equivalent to the cost of the collateralized common stock and representing deferred employee benefits has been recorded as a deduction from shareholders’ equity.

Substantially all of the Company’s domestic non-union employees are participants in the ESOP. Contributions to the plan result from the release of collateralized shares as debt service payments are made. Compensation expense amounting to $341,000, $844,000 and $1,120,000 in fiscal 2003, 2002 and 2001, respectively, is recorded based on the guaranteed release of the ESOP shares at their fair market value. Dividends on allocated ESOP shares, if any, are recorded as a reduction of retained earnings and are applied toward debt service.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2003 and 2002, 941,321 and 966,769 of ESOP shares, respectively, were allocated or available to be allocated to participants’ accounts. At March 31, 2003 and 2002, 356,851 and 417,854 of ESOP shares were pledged as collateral to guarantee the ESOP term loans.

The fair market value of unearned ESOP shares at March 31, 2003 amounted to $575,000.

13.    Postretirement Benefit Obligation

The Company sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to Yale domestic retirees and their dependents. Prior to the acquisition of Yale, the Company did not sponsor any postretirement benefit plans. The Company pays the majority of the medical costs for Yale retirees and their spouses who are under age 65. For retirees and dependents of retirees who retired prior to January 1, 1989, and are age 65 or over, the Company contributes 100% toward the American Association of Retired Persons (“AARP”) premium frozen at the 1992 level. For retirees and dependents of retirees who retired after January 1, 1989, the Company contributes $35 per month toward the AARP premium. The life insurance plan is noncontributory.

The Company’s postretirement health benefit plans are not funded. In accordance with FAS No. 132 “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” the following sets forth a reconciliation of benefit obligations and the funded status of the plan:

	March 31,
	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$12,538	$12,626
Service cost	13	82
Interest cost	832	891
Actuarial loss	2,390	1,255
Benefits paid	(1,973)	(1,480)
Impact of curtailment	—	(836)

Benefit obligation at end of year	$13,800	$12,538

Funded status	$(13,800)	$(12,538)
Unrecognized actuarial loss	4,845	2,664
Unrecognized prior service gain	(153)	(307)

Net amount recognized in other non-current liabilities	$(9,108)	$(10,181)

Net periodic postretirement benefit cost included the following:

	Year Ended March 31,
	2003	2002	2001
Service cost—benefits attributed to service during the period	$13	$82	$80
Interest cost	832	891	820
Amortization of prior service gain	(154)	(807)	(807)
Amortization of plan net losses	209	162	—
Curtailment gain	—	(1,307)	—

Net periodic postretirement benefit cost (credit)	$900	$(979)	$93

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For measurement purposes, a 12.0% annual rate of increase in the per capita cost of postretirement medical benefits was assumed at the beginning of the period; the rate was assumed to decrease 1.0% per year to 5.0% and remain at that level thereafter. The discount rate used in determining the accumulated postretirement benefit obligation was 6.75% and 7.25% as of March 31, 2003 and 2002, respectively.

Assumed medical claims cost trend rates have an effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$41	$(37)
Effect on postretirement obligation	628	(574)

During fiscal 2002, the company closed the Forrest City, Arkansas production facility (see Note 16). As a result of the closure, the size of the workforce reduction resulted in the application of curtailment accounting with respect to the postretirement benefit plan. The curtailment gain resulted from the acceleration of the unrecognized prior service gain.

14.    Earnings per Share and Stock Plans

Earnings per Share

The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (FAS No. 128). Basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share includes any dilutive effects of stock options. The effect of dilutive employee stock options has not been included for the year ended March 31, 2003 and 2002 since this would be anti-dilutive as a result of the Company’s net loss.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended March 31,
	2003	2002	2001
Numerator for basic and diluted earnings per share:
(Loss) income from continuing operations	$(6,011)	$(6,018)	$14,927
Total (loss) income from discontinued operations	—	(129,348)	292
Loss from cumulative effect of change in accounting principle	(8,000)	—	—

Net (loss) income	$(14,011)	$(135,366)	$15,219

Denominators:
Weighted-average common stock outstanding—denominator for basic an diluted EPS	14,496	14,414	14,316
Effect of dilutive employee stock options	—	—	—

Adjusted weighted-average common stock outstanding and assumed conversions—denominator for diluted EPS	14,496	14,414	14,316

The weighted-average common stock outstanding shown above is net of unallocated ESOP shares (see Note 12).

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Plans

The Company maintains two stock option plans, a Non-Qualified Stock Option Plan (Non-Qualified Plan) and an Incentive Stock Option Plan (Incentive Plan). Under the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. Options granted under the Non-Qualified and Incentive Plans become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Any option granted under the Non-Qualified plan may be exercised not earlier than one year from the date such option is granted. Any option granted under the Incentive Plan may be exercised not earlier than one year and not later than 10 years from the date such option is granted.

A summary of option transactions during each of the three fiscal years in the period ended March 31, 2003 is as follows:

	Shares	Weighted-average Exercise Price
Balance at March 31, 2000	674,750	$19.49
Granted	32,700	11.07
Exercised	(19,340)	4.69
Cancelled	(16,575)	21.36

Balance at March 31, 2001	671,535	$19.46
Granted	762,000	10.07
Cancelled	(27,375)	21.06

Balance at March 31, 2002	1,406,160	$14.34
Cancelled	(94,410)	18.31

Balance at March 31, 2003	1,311,750	$14.05

A summary of exercisable and available for grant options is as follows:

	Year Ended March 31,
	2003	2002	2001
Exercisable at end of year	653,887	394,153	241,825
Available for grant at end of year	670,750	76,340	810,965

Exercise prices for options outstanding as of March 31, 2003, ranged from $9.00 to $29.00. The following table provides certain information with respect to stock options outstanding at March 31, 2003:

Range of Exercise Prices	Stock Options Outstanding	Weighted-average Exercise Price	Weighted-average Remaining Contractual Life
Up to $10.00	716,950	$9.97	8.4
$10.01 to $20.00.	194,100	14.63	4.9
$20.01 to $30.00	400,700	21.07	6.0

	1,311,750	$14.05	7.1

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides certain information with respect to stock options exercisable at March 31, 2003:

Range of Exercise Prices	Stock Options Outstanding	Weighted-average Exercise Price
Up to $10.00	184,975	$9.95
$10.01 to $20.00.	163,387	15.21
$20.01 to $30.00	305,525	21.20

	653,887	$18.95

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the grant date and the number of options granted is fixed, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by FAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. No options were granted in fiscal 2003 and the fair value for issued options in fiscal 2002 and 2001 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended March 31,
	2002	2001
Assumptions:
Risk-free interest rate	4.5%	5.2%
Dividend yield—Incentive Plan	0.0%	2.9%
Volatility factor	0.444	0.435
Expected life—Incentive Plan	5 years	5 years

The weighted-average fair value of options granted in 2002 and 2001 was $4.66 and $4.42 per share, respectively.

The Company maintains a Restricted Stock Plan, under which the Company had 49,000 shares reserved for issuance at March 31, 2003 (none at March 31, 2002). The Company charges unearned compensation, a component of shareholders’ equity, for the market value of shares, as they are issued. It is then ratably amortized

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

over the restricted period. Grantees who remain continuously employed with the Company become vested in their shares five years after the date of the grant. There were 1,000 shares issued during the year ended March 31, 2003. No shares were issued during the year ended March 31, 2002 or 2001.

15.    Loss Contingencies

General and Product Liability—$14,314,000 of the accrued general and product liability costs which are included in other non-current liabilities at March 31, 2003 ($15,603,000 at March 31, 2002) are the actuarial present value of estimated reserves based on an amount determined from loss reports and individual cases filed with the Company and an amount, based on experience, for losses incurred but not reported. The accrual in these consolidated financial statements was determined by applying a discount factor based on interest rates customarily used in the insurance industry, between 5.71% and 8.42%, to the undiscounted reserves of $17,700,000 and $19,510,000 at March 31, 2003 and 2002, respectively. This liability is funded by investments in marketable securities (see Notes 2 and 6). The liability has been revised during fiscal 2003 as a result of decreases in the estimated losses for certain claims. The impact of the change in estimate was a decrease of the accrued liability and a reduction of expense of approximately $800,000.

16.    Restructuring Charges

The Company has analyzed its global capacity requirements and, as a result, began a series of facility rationalization projects in early fiscal 2002. The decision to close or significantly reorganize the facilities identified was based upon the cost structure of those facilities relative to others within the Company. Production operations were transferred to other facilities within the same reporting segment, to better utilize their available capacity.

During fiscal 2003, the Company recorded restructuring costs of $3.7 million related to various employee termination benefits and facility costs as a result of the decision to close, merge or significantly reorganize five manufacturing facilities. Three of the five projects were completed as planned in the fourth quarter of 2003 while two others are on schedule and expected to be completed by the second quarter of fiscal 2004. All of these costs are related to the Products segment, with the exception of approximately $.1 million. Approximately 215 employees were to be terminated at the various facilities. As of March 31, 2003, approximately one half of the terminations had occurred with the remaining terminations to be completed by the second quarter of fiscal 2004. The liability as of March 31, 2003 consists of severance payments and costs associated with the preparation and maintenance of non-operating of facilities prior to disposal which were accrued prior to the adoption of SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. Of the four facilities being completely closed and prepared for disposal, two are expected to be disposed of in the second quarter of fiscal 2004 and two others in the second half of Fiscal 2005.

During fiscal 2002, the Company recorded restructuring costs of $9.6 million related to various employee and contractual terminations as a result of the decision to close two manufacturing facilities. All of the costs are related to the Products segment. Included in the restructuring charges was approximately $8.3 million to terminate a facility lease, resulting in the purchase of property with an estimated fair value of approximately $2.3 million which was recorded as an offset to the restructuring charges. The $2.3 million fair value of the property was classified as net assets available for sale as of March 31, 2002. Due to changes in the real estate market and a reassessment of the fair value of the property, the net asset held for sale was adjusted by $.5 million as a further restructuring charge during fiscal 2003. Approximately 250 employees were to be terminated at the Company’s hoist manufacturing facility in Forrest City, Arkansas and chain manufacturing facility in Richmond, British Columbia, Canada when those facilities were closed in the third and fourth quarter of fiscal 2002, respectively. As of March 31, 2002, substantially all of the terminations had occurred and the remaining liability consisted of severance payments and costs associated with the operation of the facilities until disposal. In addition to those facilities, the Company closed, merged or restructured three smaller facilities and three warehouse facilities during fiscal 2002.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following provides a reconciliation of the activity related to restructuring reserves:

	Fiscal 2002 Projects		Fiscal 2003 Projects
	Employee Related	Facility Closure	Employee Related	Facility Closure	Total
Reserve at March 31, 2001	$—	$—	$—	$—	$—
Fiscal 2002 restructuring charges	2,400	7,169	—	—	9,569
Cash payments	(1,750)	(9,170)	—	—	(10,920)
Reclassification to net assets held for sale	—	2,300	—	—	2,300

Reserve at March 31, 2002	650	299	—	—	949
Fiscal 2003 restructuring charges	—	857	1,789	1,051	3,697
Cash payments	(650)	(296)	(867)	(2)	(1,815)
Write-down of non-operating property	—	(500)	—	—	(500)

Reserve at March 31, 2003	$—	$360	$922	$1,049	$2,331

17.    Income Taxes

The following is a reconciliation of the difference between the effective tax rate and the statutory federal tax rate applied to (loss) income from continuing operations before income tax expense and cumulative effect of accounting change:

	Year Ended March 31,
	2003	2002	2001
Computed statutory provision	$(1,568)	$(1,301)	$11,102
State income taxes net of federal benefit	715	501	1,075
Nondeductible goodwill write-off/amortization	1,398	2,752	2,753
Foreign taxes greater than statutory provision	632	922	923
Research and development credit	—	(1,031)	(400)
Valuation allowance	1,249	—	—
Other	(894)	458	1,341

Actual tax provision	$1,532	$2,301	$16,794

The provision for income tax expense consisted of the following:

	Year Ended March 31,
	2003	2002	2001
Current income tax (benefit) expense:
Federal taxes	$(6,148)	$(198)	$11,893
State taxes	1,099	1,012	1,345
Foreign	1,083	1,483	3,599
Deferred income tax expense (benefit):
Domestic	5,715	(317)	395
Foreign	(217)	321	(438)

	$1,532	$2,301	$16,794

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company applies the liability method of accounting for income taxes as required by FAS Statement No. 109, “Accounting for Income Taxes.” The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	March 31,
	2003	2002
Deferred tax assets:
Employee benefit plans	$11,471	$4,802
Asset reserves	5,496	2,982
Insurance reserves	4,122	4,517
Accrued vacation and incentive costs	2,106	1,505
Capital loss carryforwards	1,249	242
Other	3,777	2,363
Valuation allowance	(1,249)	—

Total gross deferred tax assets	26,972	16,411

Deferred tax liabilities:
Inventory reserves	(4,264)	(4,661)
Property, plant, and equipment	(5,425)	(6,349)

Total gross deferred tax liabilities	(9,689)	(11,010)

Net deferred tax asset	$17,283	$5,401

A valuation allowance of $1,249,000 was recorded at March 31, 2003 due to the uncertainly of whether the Company’s capital loss carryforward may ultimately be realized ($1,470,000 expiring at March 31, 2007 and $2,098,000 expiring at March 31, 2008). Such capital loss benefit pertains to a $2,101,000 capital loss from the sale of the Company’s marketable securities and a $1,467,000 capital loss on the disposition of two subsidiaries.

Deferred income taxes are presented within the consolidated balance sheets as follows:

	March 31,
	2003	2002
Net current deferred tax asset	$2,038	$2,268
Net non-current deferred tax asset	15,245	3,133

Net deferred tax asset	$17,283	$5,401

The net current deferred tax asset is included in prepaid expenses.

Income before income tax expense and cumulative effect of accounting change includes foreign subsidiary income of $649,000, $2,436,000 and $6,394,000 for the years ended March 31, 2003, 2002, and 2001, respectively. United States income taxes have not been provided on certain unremitted earnings of approximately $17,000,000 at March 31, 2003 of the Company’s foreign subsidiaries as such earnings are considered to be permanently reinvested. Determination of the amount of unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.    Rental Expense and Lease Commitments

Rental expense for the years ended March 31, 2003, 2002 and 2001 was $3,109,000, $3,225,000, and $5,103,000, respectively. The following amounts represent future minimum payment commitments as of March 31, 2003 under non-cancelable operating leases extending beyond one year (in thousands):

Year Ended March 31,	Real Property	Vehicles and Equipment	Total
2004	$1,021	$1,754	$2,775
2005	873	1,386	2,259
2006	596	1,076	1,672
2007	423	684	1,107
2008	156	563	719

19.    Summary Financial Information

The following information sets forth the condensed consolidating summary financial information of the parent and domestic subsidiaries (guarantors), which guarantee the 8½% Senior Subordinated Notes, and the foreign subsidiaries (non-guarantors). The domestic subsidiaries are wholly owned and the guarantees are full, unconditional, joint and several.

As of and for the year ended March 31, 2003:

	Parent	Domestic Subsidiaries	Foreign Subsidiaries	Eliminations	Consolidated
As of March 31, 2003:
Current assets:
Cash	$56	$(829)	$2,716	$—	$1,943
Trade accounts receivable and unbilled revenues	54,255	(81)	34,022	—	88,196
Inventories	38,126	19,667	21,792	(972)	78,613
Net assets held for sale	1,800	—	—	—	1,800
Other current assets	5,000	1,439	4,380	—	10,819

Total current assets	99,237	20,196	62,910	(972)	181,371
Net property, plant, and equipment	31,761	16,551	18,983	—	67,295
Goodwill and other intangibles, net	98,853	57,364	38,912	—	195,129
Intercompany balances	48,807	(75,044)	(47,860)	74,097	—
Other non-current assets	207,288	172,822	32,199	(373,498)	38,811

Total assets	$485,946	$191,889	$105,144	$(300,373)	$482,606

Current liabilities	$42,193	$8,613	$24,763	$(818)	$74,751
Debt, less current portion	297,690	—	11,399	—	309,089
Other non-current liabilities	27,786	14,034	4,239	—	46,059

Total liabilities	367,669	22,647	40,401	(818)	429,899
Shareholders’ equity	118,277	169,242	64,743	(299,555)	52,707

Total liabilities and shareholders’ equity	$485,946	$191,889	$105,144	$(300,373)	$482,606

For the Year Ended March 31, 2003:

Net sales	$231,404	$124,218	$116,619	$(18,921)	$453,320
Cost of products sold	172,214	102,655	90,015	(18,898)	345,986

Gross profit	59,190	21,563	26,604	(23)	107,334

Selling, general and administrative expenses	36,826	13,853	23,332	—	74,011
Restructuring charges	1,960	—	1,737	—	3,697
Amortization of intangibles	242	4,003	1	—	4,246

	39,028	17,856	25,070	—	81,954

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Parent	Domestic Subsidiaries	Foreign Subsidiaries	Eliminations	Consolidated
Income from operations	$20,162	$3,707	$1,534	$(23)	$25,380
Interest and debt expense	30,957	153	898	—	32,008
Other (income) and expense, net	(112)	(1,804)	(1,310)	1,077	(2,149)

(Loss) income from continuing operations before income tax (benefit) expense	(10,683)	5,358	1,946	(1,100)	(4,479)
Income tax (benefit) expense	(3,627)	4,313	855	(9)	1,532

(Loss) income from continuing operations	(7,056)	1,045	1,091	(1,091)	(6,011)
Cumulative effect of accounting change	—	(1,930)	(6,070)	—	(8,000)

Net loss	$(7,056)	$(885)	$(4,979)	$(1,091)	$(14,011)

For the Year Ended March 31, 2003:
Operating activities:
Cash provided by (used in) operating activities	$32,288	$(7,709)	$(9,013)	$(1,387)	$14,179
Investing activities:
Purchase of marketable securities, net	(672)	—	—	—	(672)
Capital expenditures	(1,901)	(952)	(2,187)	—	(5,040)
Proceeds from sale of businesses	1,108	16,154	—	—	17,262
Net assets held for sale	—	4,418	—	—	4,418

Net cash (used in) provided by investing activities	(1,465)	19,620	(2,187)	—	15,968
Financing activities:
Proceeds from issuance of common stock	—	—	16	(16)	—
Net (payments) borrowings under revolving line-of-credit agreements	(31,437)	(11,551)	9,858	—	(33,130)
Repayment of debt	(564)	—	(831)	—	(1,395)
Payment of deferred financing costs	(7,823)	—	(365)	—	(8,188)
Dividends paid	234	—	(1,647)	1,413	—
Other	805	—	—	—	805

Net cash (used in) provided by financing activities	(38,785)	(11,551)	7,031	1,397	(41,908)
Effect of exchange rate changes on cash	(6)	8	140	(10)	132

Net cash (used in) provided by continuing operations	(7,968)	368	(4,029)	—	(11,629)
Net cash provided by discontinued operations	—	504	—	—	504

Net change in cash and cash equivalents	(7,968)	872	(4,029)	—	(11,125)
Cash and cash equivalents at beginning of year	8,024	(1,701)	6,745	—	13,068

Cash and cash equivalents at end of year	$56	$(829)	$2,716	$—	$1,943

As of and for the year ended March 31, 2002:

	Parent	Domestic Subsidiaries	Foreign Subsidiaries	Eliminations	Consolidated
As of March 31, 2002:
Current assets:
Cash	$8,024	$(1,701)	$6,745	$—	$13,068
Trade accounts receivable and unbilled revenues	53,724	6,895	25,317	—	85,936
Inventories	43,357	23,525	20,053	(949)	85,986
Net assets held for sale	2,300	1,990	—	—	4,290
Net current assets of discontinued operations	—	21,497	—	—	21,497
Other current assets	6,647	(1,682)	3,578	—	8,543

Total current assets	114,052	50,524	55,693	(949)	219,320
Net property, plant, and equipment	35,893	18,385	16,464	—	70,742
Goodwill and other intangibles, net	36,370	121,051	43,380	—	200,801
Intercompany balances	277,846	(292,844)	(59,486)	74,484	—
Other non-current assets	76,893	159,710	(1,408)	(201,763)	33,432

Total assets	$541,054	$56,826	$54,643	$(128,228)	$524,295

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Parent	Domestic Subsidiaries	Foreign Subsidiaries	Eliminations	Consolidated
Current liabilities	$190,014	$11,335	$20,353	$(422)	$221,280
Long-term debt, less current portion	199,536	—	1,654	—	201,190
Other non-current liabilities	16,196	11,203	2,815	—	30,214

Total liabilities	405,746	22,538	24,822	(422)	452,684
Shareholders’ equity	135,308	34,288	29,821	(127,806)	71,611

Total liabilities and shareholders’ equity	$541,054	$56,826	$54,643	$(128,228)	$524,295

For the Year Ended March 31, 2002:
Net sales	$222,957	$170,265	$107,944	$(21,138)	$480,028
Cost of products sold	164,150	134,031	82,533	(21,163)	359,551

Gross profit	58,807	36,234	25,411	25	120,477

Selling, general and administrative expenses	34,539	17,163	20,065	—	71,767
Restructuring charges	9,416	—	153	—	9,569
Amortization of intangibles	2,140	6,461	2,412	—	11,013

	46,095	23,624	22,630	—	92,349

Income from operations	12,712	12,610	2,781	25	28,128
Interest and debt expense	28,869	—	512	—	29,381
Other (income) and expense, net	4,773	(2,076)	(233)	—	2,464

(Loss) income from continuing operations before income tax (benefit) expense	(20,930)	14,686	2,502	25	(3,717)
Income tax (benefit) expense	(6,838)	7,419	1,710	10	2,301

(Loss) income from continuing operations	(14,092)	7,267	792	15	(6,018)
Loss on discontinued operations	—	(7,873)	—	—	(7,873)
Loss on disposal of discontinued operations	—	(121,475)	—	—	(121,475)

Net (loss) income	$(14,092)	$(122,081)	$792	$15	$(135,366)

For the Year Ended March 31, 2002:
Operating activities:
Cash provided by (used in) operating activities	$63,500	$(17,965)	$5,914	$(1,652)	$49,797
Investing activities:
Purchase of marketable securities, net	(1,794)	—	—	—	(1,794)
Capital expenditures	(6,923)	3,162	(992)	—	(4,753)
Proceeds from sale of business	890	—	—	—	890
Proceeds from sale of property, plant and equipment	—	—	1,750	—	1,750
Net assets held for sale	—	2,280	—	—	2,280

Net cash (used in) provided by investing activities	(7,827)	5,442	758	—	(1,627)
Financing activities:
Net (payments) borrowings under revolving line-of-credit agreements	(56,200)	13,016	(494)	—	(43,678)
Repayment of debt	(851)	—	(2,196)	—	(3,047)
Dividends paid	(1,808)	—	(1,820)	1,652	(1,976)
Other	219	—	—	—	219

Net cash (used in) provided by financing activities	(58,640)	13,016	(4,510)	1,652	(48,482)
Effect of exchange rate changes on cash	(26)	—	(280)	—	(306)

Net cash (used in) provided by continuing operations	(2,993)	493	1,882	—	(618)
Net cash used in discontinued operations	—	(329)	—	—	(329)

Net change in cash and cash equivalents	(2,993)	164	1,882	—	(947)
Cash and cash equivalents at beginning of year	11,017	(1,865)	4,863	—	14,015

Cash and cash equivalents at end of year	$8,024	$(1,701)	$6,745	$—	$13,068

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended March 31, 2001:

	Parent	Domestic Subsidiaries	Foreign Subsidiaries	Eliminations	Consolidated
For the Year Ended March 31, 2001:
Net sales	$252,128	$237,673	$119,475	$(23,108)	$586,168
Cost of products sold	175,181	184,235	90,260	(23,017)	426,659

Gross profit	76,947	53,438	29,215	(91)	159,509

Selling, general and administrative expenses	39,196	23,331	20,117	—	82,644
Amortization of intangibles	2,011	6,535	2,429	—	10,975

	41,207	29,866	22,546	—	93,619

Income (loss) from operations	35,740	23,572	6,669	(91)	65,890
Interest and debt expense	35,783	(32)	578	—	36,329
Other (income) and expense, net	(1,621)	(236)	(303)	—	(2,160)

Income (loss) from continuing operations before income tax expense	1,578	23,840	6,394	(91)	31,721
Income tax expense	2,326	11,344	3,161	(37)	16,794

(Loss) income from continuing operations	(748)	12,496	3,233	(54)	14,927
Income from discontinued operations	—	292	—	—	292

Net (loss) income	$(748)	$12,788	$3,233	$(54)	$15,219

For the Year Ended March 31, 2001:
Operating activities:
Cash provided by (used in) operating activities	$19,831	$10,457	$9,054	$(1,072)	$38,270
Investing activities:
Purchase of marketable securities, net	(2,064)	—	—	—	(2,064)
Capital expenditures	(4,419)	(4,961)	(799)	—	(10,179)
Net assets held for sale	—	5,002	—	—	5,002

Net cash (used in) provided by investing activities	(6,483)	41	(799)	—	(7,241)
Financing activities:
Net (payments) borrowings under revolving line-of-credit agreements	(3,000)	(9,597)	335	—	(12,262)
Repayment of debt	(1,579)	—	(2,158)	—	(3,737)
Dividends paid	(3,995)	—	(1,072)	1,072	(3,995)
Other	489	—	—	—	489

Net cash (used in) provided by financing activities	(8,085)	(9,597)	(2,895)	1,072	(19,505)
Effect of exchange rate changes on cash	—	—	(4,026)	—	(4,026)

Net cash provided by continuing operations	5,263	901	1,334	—	7,498
Net cash used in discontinued operations	—	(1,065)	—	—	(1,065)

Net change in cash and cash equivalents	5,263	(164)	1,334	—	6,433
Cash and cash equivalents at beginning of year	5,754	(1,701)	3,529	—	7,582

Cash and cash equivalents at end of year	$11,017	$(1,865)	$4,863	$—	$14,015

20.    Business Segment Information

As a result of the way the Company manages the business, its reportable segments are strategic business units that offer products with different characteristics. The most defining characteristic is the extent of customized engineering required on a per-order basis. In addition, the segments serve different customer bases through differing methods of distribution. The Company has two reportable segments: Products and Solutions. The Company’s Products segment sells hoists, industrial cranes, chain, attachments, and other material handling products principally to third party distributors through diverse distribution channels, and to a lesser extent

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

directly to manufacturers and other end-users. The Solutions segment sells engineered material handling systems such as conveyors, manipulators, and lift tables primarily to end-users in the consumer products, manufacturing, warehousing, and, to a lesser extent, the steel, construction, automotive, and other industrial markets. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are not significant. The Company evaluates performance based on operating earnings of the respective business units prior to the effects of amortization.

Segment information as of and for the years ended March 31, 2003, 2002, and 2001 is as follows:

	Year Ended March 31, 2003
	Products	Solutions	Total
Sales to external customers	$388,076	$65,244	$453,320
Operating income before restructuring charges and amortization	33,593	(270)	33,323
Depreciation and amortization	13,731	1,072	14,803
Total assets	450,641	31,965	482,606
Capital expenditures	3,914	1,126	5,040

	Year Ended March 31, 2002
	Products	Solutions	Total
Sales to external customers	$404,731	$75,297	$480,028
Operating income before restructuring charges and amortization.	47,045	1,665	48,710
Depreciation and amortization	19,515	2,947	22,462
Total assets	438,294	64,504	502,798
Capital expenditures	3,904	849	4,753

	Year Ended March 31, 2001
	Products	Solutions	Total
Sales to external customers	$478,898	$107,270	$586,168
Operating income before restructuring charges and amortization.	73,096	3,769	76,865
Depreciation and amortization	19,859	2,816	22,675
Total assets	487,551	71,305	558,856
Capital expenditures	9,889	290	10,179

The following provides a reconciliation of operating income before restructuring charges and amortization to consolidated income before income tax expense:

	Year Ended March 31,
	2003	2002	2001
Operating income before restructuring charges and amortization	$33,323	$48,710	$76,865
Restructuring charges	(3,697)	(9,569)	—
Amortization of intangibles	(4,246)	(11,013)	(10,975)
Interest and debt expense	(32,008)	(29,381)	(36,329)
Other income and (expense)	2,149	(2,464)	2,160

(Loss) income from continuing operations before income tax expense	$(4,479)	$(3,717)	$31,721

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s operations by geographic area is as follows:

	Year Ended March 31,
	2003	2002	2001
Net sales:
United States	$337,929	$374,070	$470,195
Europe	82,999	70,097	71,967
Canada	24,104	29,340	36,635
Other	8,288	6,521	7,371

Total	$453,320	$480,028	$586,168

	Year Ended March 31,
	2003	2002	2001
Total assets:
United States	$363,331	$388,669	$437,522
Europe	98,248	92,541	94,908
Canada	16,173	17,071	21,936
Other	4,854	4,517	4,490

Assets of continuing operations	482,606	502,798	558,856
Assets of discontinued operations	—	21,497	163,532

Total	$482,606	$524,295	$722,388

	Year Ended March 31,
	2003	2002	2001
Long-lived assets:
United States	$204,529	$211,699	$226,491
Europe	51,794	54,154	56,466
Canada	4,479	4,266	7,008
Other	1,622	1,424	1,098

Total	$262,424	$271,543	$291,063

21.    Selected Quarterly Financial Data (Unaudited)

As a result of the adoption of SFAS 142, as of April 1, 2002, the Company recorded a goodwill impairment charge of $8 million ($.55 per share—basic and diluted). The amount of the charge was determined in September 2002, which was within the permissible six-month period following adoption of SFAS 142. Also under the provisions of SFAS 142, the charge is retroactively recorded as of the date of adoption of SFAS 142. This results in a difference in the first quarter net income, as compared to the net income previously reported in the quarterly Form 10-Q filed for the first quarter of Fiscal 2003. The net income as previously reported was $3,499,000. The impairment charge results in a restated net loss of $4,501,000 ($.15 loss per share—basic and diluted) for the first quarter of Fiscal 2003.

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below is selected quarterly financial data for fiscal 2003 and 2002 including the restated amounts for the three months ended June 30, 2002 for the cumulative effect of change in accounting principle:

	Three Months Ended
	June 30, 2002	September 29, 2002	December 29, 2002	March 31, 2003
Net sales	$113,891	$113,238	$107,384	$118,807
Gross profit	27,630	26,573	26,299	26,832
Income (loss) from operations	9,474	8,539	8,008	(641)
Income (loss) from continuing operations	3,499	1,015	(2,473)	(8,052)
Cumulative effect of change in accounting principle	(8,000)	—	—	—
Net income	$(4,501)	$1,015	$(2,473)	$(8,052)

Net (loss) income per share—basic and diluted:
Continuing operations	$0.24	$0.07	$(0.17)	$(0.55)
Cumulative effect of change	(0.55)	—	—	—

Net (loss) income	$(0.31)	$0.07	$(0.17)	$(0.55)

	Three Months Ended
	July 1, 2001	September 30, 2001	December 30, 2001	March 31, 2002
Net sales	$129,086	$122,542	$113,922	$114,478
Gross profit	33,473	31,194	29,924	25,886
Income from operations	4,922	9,840	10,293	3,073
(Loss) income from continuing operations	(2,819)	268	1,244	(4,711)
Loss from discontinued operations	(1,842)	(1,600)	(1,336)	(3,095)
Loss on disposal of discontinued operations	—	—	—	(121,475)
Net (loss) income	$(4,661)	$(1,332)	$(92)	(129,281)

Net loss per share—basic and diluted:
Continuing operations	$(0.19)	$0.02	$0.09	$(0.34)
Discontinued operations	(0.13)	(0.11)	(0.10)	(0.21)
Loss on disposal of discontinued operations	—	—	—	(8.41)

Net loss	$(0.32)	$(0.09)	$(0.01)	$(8.96)

22.    Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

	March 31,
	2003	2002
Net unrealized investment (losses) gains—net of tax	$(342)	$2,069
Derivatives qualifying as hedges—net of tax	(191)	(424)
Minimum pension liability adjustment—net of tax	(13,721)	(3,050)
Foreign currency translation adjustment	(5,136)	(12,589)

Accumulated other comprehensive loss	$(19,390)	$(13,994)

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net deferred tax asset associated with the items included in accumulated other comprehensive loss was $9,459,000 and $936,000 for 2003 and 2002, respectively.

Reclassification adjustments for investments are as follows (all items shown net of tax):

	Year Ended March 31,
	2003	2002	2001
Net unrealized investment gains (losses) at beginning of year	$2,069	$(99)	$2,832
Unrealized holdings gains (losses) arising during the period	(2,100)	4,513	(3,564)
Reclassification adjustments for gains (losses) included in earnings	(311)	(2,345)	633

Net change in unrealized (losses) gains on investments	(2,411)	2,168	(2,931)

Net unrealized investment (losses) gains at end of year	$(342)	$2,069	$(99)

Reclassification adjustments for derivatives qualifying as hedges are as follows (all items shown net of tax):

	Year Ended March 31,
	2003	2002
Derivatives qualifying as hedges at beginning of year	$(424)	$—
Reclassification adjustments for losses included in earnings	666	271
Change in fair value of derivative	(433)	(695)

Net change in unrealized loss on derivatives qualifying as hedges	233	(424)

Derivatives qualifying as hedges at end of year	$(191)	$(424)

23.    Effects of New Accounting Pronouncements

The FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in August 2001. SFAS No. 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Statement, while retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, changes the criteria to be met to classify an asset as held-for-sale as well as the grouping of long-lived assets and liabilities that represent the unit of accounting for a long-lived asset to be held and used. SFAS No. 144 became effective for the Company April 1, 2002. The provisions of SFAS No. 144 did not have a material impact on the Company’s consolidated financial statements.

The FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” in July 2002. SFAS No. 146 nullifies the accounting for restructuring costs provided in EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability associated with an exit or disposal activity be recognized and measured at fair value only when incurred. In addition, one-time termination benefits should be recognized over the period employees will render service, if the service period required is beyond a minimum retention period. SFAS No. 146 was effective for exit and disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

The FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including indirect Guarantees of Indebtedness of Others” (“FIN 45”) in November 2002. FIN 45

COLUMBUS McKINNON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including g a reconciliation of changes in an entity’s product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The initial recognition and measurement provisions of FIN 45 did not have a material impact on the Company’s consolidated financial statements. The disclosures requirements of FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002; therefore, the Company has modified its disclosures herein as required.

The FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure” in December 2002. SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock based compensation be displayed more prominently in tabular format. Additionally, FAS 148 requires disclosure for the pro forma effect in interim financial statements. The statement became effective for the Company for the year ended March 31, 2003.

COLUMBUS McKINNON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 29, 2003	March 31, 2003
	(In thousands)
ASSETS:
Current assets:
Cash and cash equivalents	$5,226	$1,943
Trade accounts receivable	77,965	79,335
Unbilled revenues	9,891	8,861
Inventories	75,248	78,613
Net assets held for sale	1,800	1,800
Prepaid expenses	12,571	10,819

Total current assets	182,701	181,371
Property, plant, and equipment, net	67,087	67,295
Goodwill and other intangibles, net	195,117	195,129
Marketable securities	23,804	21,898
Deferred taxes on income	14,747	15,245
Other assets	1,916	1,668

Total assets	$485,372	$482,606

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Notes payable to banks	$6,516	$2,245
Trade accounts payable	23,421	28,654
Accrued liabilities	45,021	36,540
Restructuring reserve	2,061	2,331
Current portion of long-term debt	4,838	4,981

Total current liabilities	81,857	74,751
Senior debt, less current portion	99,464	109,355
Subordinated debt	199,747	199,734
Other non-current liabilities	46,288	46,059

Total liabilities	427,356	429,899

Shareholders’ equity
Common stock	149	149
Additional paid-in capital	104,283	104,412
Accumulated deficit	(26,048)	(26,547)
ESOP debt guarantee	(5,562)	(5,709)
Unearned restricted stock	(208)	(208)
Accumulated other comprehensive loss	(14,598)	(19,390)

Total shareholders’ equity	58,016	52,707

Total liabilities and shareholders’ equity	$485,372	$482,606

See accompanying notes to condensed consolidated financial statements.

COLUMBUS McKINNON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

(UNAUDITED)

	Three Months Ended
	June 29, 2003	June 30, 2002
	(In thousands, except per share data)
Net sales	$106,575	$113,891
Cost of products sold	80,677	86,261

Gross profit	25,898	27,630

Selling expenses	11,922	11,323
General and administrative expenses	5,767	6,704
Restructuring charges	801	—
Amortization of intangibles	142	129

	18,632	18,156

Income from operations	7,266	9,474
Interest and debt expense	9,672	7,277
Other (income) and expense, net	(3,094)	(3,493)

Income from operations before income tax expense and cumulative effect of accounting change	688	5,690
Income tax expense	189	2,191

Income from operations before cumulative effect of accounting change	499	3,499
Cumulative effect of change in accounting principle	—	(8,000)

Net income (loss)	499	(4,501)
Accumulated deficit—beginning of period	(26,547)	(12,536)

Accumulated deficit—end of period	$(26,048)	$(17,037)

Earnings per share data, basic and diluted:
Income from operations before cumulative effect of accounting change	$0.03	$0.24
Cumulative effect of accounting change	—	(0.55)

Net income (loss)	$0.03	$(0.31)

See accompanying notes to condensed consolidated financial statements.

COLUMBUS McKINNON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	June 29, 2003	June 30, 2002
	(In thousands)
OPERATING ACTIVITIES:
Income from operations before cumulative effect of accounting change	$499	$3,499
Adjustments to reconcile income from operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,735	2,866
Deferred income taxes	498	31
Gain on sale of real estate/investments	(3,282)	(2,757)
Other	496	575
Changes in operating assets and liabilities:
Trade accounts receivable	2,286	777
Unbilled revenues	(1,152)	57
Inventories	4,827	(2,156)
Prepaid expenses	(1,717)	(1,939)
Other assets	(66)	68
Trade accounts payable	(6,030)	(549)
Accrued and non-current liabilities	7,885	(6,614)

Net cash provided by (used in) operating activities	6,979	(6,142)

INVESTING ACTIVITIES:
Purchase of marketable securities, net	(415)	(50)
Capital expenditures	(1,499)	(950)
Proceeds from sale of business	—	15,950
Net assets held for sale	3,282	1,990

Net cash provided by investing activities	1,368	16,940

FINANCING ACTIVITIES:
Net borrowings (payments) under revolving line-of-credit agreements	16,602	(21,529)
Repayment of debt	(21,867)	(334)
Reduction of ESOP debt guarantee	147	116
Other	(205)	(852)

Net cash used in financing activities	(5,323)	(22,599)
Effect of exchange rate changes on cash	259	510

Net cash provided by (used in) continuing operations	3,283	(11,291)
Net cash provided by discontinued operations	—	482

Net change in cash and cash equivalents	3,283	(10,809)
Cash and cash equivalents at beginning of period	1,943	13,068

Cash and cash equivalents at end of period	$5,226	$2,259

See accompanying notes to condensed consolidated financial statements.

COLUMBUS McKINNON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
	June 29, 2003	June 30, 2002
	(In thousands)
Net income (loss)	$499	$(4,501)

Other comprehensive income, net of tax:
Foreign currency translation adjustments	3,110	5,623
Unrealized gain (loss) on derivatives qualifying as hedges	191	(130)
Unrealized gain (loss) on investments:
Unrealized holding gain (loss) arising during the period	1,278	(989)
Less: reclassification adjustment for loss (gain) included in net income	213	(2,034)

	1,491	(3,023)

Total other comprehensive income	4,792	2,470

Comprehensive income (loss)	$5,291	$(2,031)

See accompanying notes to condensed consolidated financial statements.

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

1.	The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of Columbus McKinnon Corporation (the Company) at June 29, 2003, and the results of its operations and its cash flows for the three month periods ended June 29, 2003 and June 30, 2002, have been included. Results for the period ended June 29, 2003 are not necessarily indicative of the results that may be expected for the year ended March 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended March 31, 2003.

The Company is a leading U.S. designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position and secure material. Key products include hoists, cranes, chain and forged attachments. The Company’s material handling products are sold, domestically and internationally, principally to third party distributors through diverse distribution channels, and to a lesser extent directly to manufacturers and other end-users. The Company’s integrated material handling solutions businesses deal primarily with end users and sales are concentrated, domestically and internationally (primarily Europe), in the consumer products, manufacturing, warehousing and, to a lesser extent, the steel, construction, automotive and other industrial markets.

2.	The Company has two stock-based employee compensation plans in effect. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant and the number of options granted was fixed. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition of SFAS No. 123 “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

	Three Months Ended
	June 29, 2003	June 30, 2002
Net income (loss), as reported	$499	$(4,501)
Deduct: Total stock based employee compensation expenses determined under fair value based method for all awards, net of related tax effects	(141)	(255)

Net income (loss), pro forma	$358	$(4,756)

Basic and diluted income (loss) per share:
As reported	$0.03	$(0.31)

Pro forma	$0.02	$(0.33)

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

3.	Inventories consisted of the following:

	June 29, 2003	March 31, 2003
At cost—FIFO basis:
Raw materials	$39,266	$42,707
Work-in-process	10,399	10,361
Finished goods	33,229	33,072

	82,894	86,140
LIFO cost less than FIFO cost	(7,646)	(7,527)

Net inventories	$75,248	$78,613

An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management’s estimates of expected year-end inventory levels and costs. Because these are subject to many forces beyond management’s control, interim results are subject to the final year-end LIFO inventory valuation.

4.	On November 21, 2002, the Company refinanced its credit facilities. The new arrangement consisted of a Revolving Credit Facility, a Term Loan, and a Senior Second Secured Term Loan. The Revolving Credit Facility provides availability up to a maximum of $57 million ($22 million outstanding at June 29, 2003). Interest is payable at varying Eurodollar rates based on LIBOR or prime plus a spread determined by the Company’s leverage ratio amounting to 275 or 150 basis points, respectively, at June 29, 2003 (4.00% or 5.50%). The Revolving Credit Facility is secured by all domestic and Canadian inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property.

The Term Loan requires quarterly payments of $1,179,000, which, with the effect of the refinancing described below, would result in repayment in full on October 1, 2005. Interest is payable at varying Eurodollar rates based on LIBOR plus a spread determined by the Company’s leverage ratio amounting to 325 basis points at June 29, 2003 (4.54%). The Term Loan is secured by all domestic inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property.

The Senior Second Secured Term loan was repaid in its entirety on July 22, 2003 as outlined below. As a result of the repayment occurring prior to the first anniversary of the loan, approximately $1.1 million of interest expense will be reversed in the second quarter of fiscal 2004.

The corresponding credit agreements associated with the Revolving Credit Facility and the Term Loan place certain debt covenant restrictions on the Company including certain financial requirements and a restriction on dividend payments.

The carrying amount of the Company’s senior debt instruments approximates the fair value based on current market rates. At June 29, 2003, the Company’s subordinated debt had an approximate fair market value of $158,000,000 based on quoted market prices, which is less than the carrying amount of $199,747,000.

From time to time, the Company manages its debt portfolio by using interest rate swaps to achieve an overall desired position of fixed and floating rates. The Company entered into an interest rate swap agreement, which matured in June 2003. The cash flow hedge was considered effective and the gain or loss on the change in fair value was reported in other comprehensive loss, net of tax and amounted to a gain of $191 for the fiscal 2004 quarter versus a loss of $130 for the fiscal 2003 quarter.

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

On July 22, 2003, the Company issued $115 million of 10% Senior Secured Notes (10% Notes) due August 1, 2010. The following table sets forth actual long-term debt as of June 29, 2003 and as adjusted to give effect to the use of proceeds from the note offering:

	June 29, 2003
	Actual	As Adjusted
Revolving Credit Facility	$22,203	$12,203
Term Loan	14,635	10,735
Senior Second Secured Term Loan	66,800	—
10% Senior Secured Notes	—	115,000
Other senior debt	664	664
8 1/2% Senior Subordinated Notes	199,747	164,097

Total long-term debt	$304,049	$302,699

Provisions of the 10% Notes include, without limitation, restrictions on indebtedness, restricted payments, asset and subsidiary stock sales, liens, and other restricted transactions. The 10% Notes are not entitled to redemption at the option of the Company, prior to August 1, 2007 in the absence of an equity offering. The Company may redeem up to 35% of the outstanding notes at a redemption price of 110.0% with the proceeds of equity offerings, subject to certain restrictions. On and after August 1, 2007, they are redeemable at prices declining annually to 100% on and after August 1, 2009. In the event of a Change of Control (as defined in the indenture for such notes), each holder of the 10% Notes may require the Company to repurchase all or a portion of such holder’s 10% Notes at a purchase price equal to 101% of the principal amount thereof. The 10% Notes are secured by a second–priority interest in all domestic inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property. The 10% Notes are guaranteed by certain existing and future domestic subsidiaries and are not subject to any sinking fund requirements.

As a result of the bond offering and repayment of the Senior Second Secured Term Loan and a portion of the Term Loan and 8½% Senior Subordinated Notes, approximately $4.9 million of deferred financing costs will be written-off in the second quarter of fiscal 2004. Approximately $3.0 million of new deferred financing costs were incurred and will be amortized over the seven year term of the 10% Notes. In addition, a $5.6 million gain will be recorded in the fiscal 2004 quarter for the redemption of the 8½% Notes at a discount.

Also, effective August 4, 2003, the Company entered into an interest rate swap agreement to effectively convert $93.5 million of fixed-rate debt (10%) to variable-rate debt (LIBOR plus 578.2 basis points) through August 2008 and $57.5 million from August 2008 through August 2010.

5.	Upon the adoption of SFAS No. 142, the Company recorded a one-time, non-cash charge of $8,000,000 to reduce the carrying value of its goodwill as of April 1, 2002. Such charge is reflected as a cumulative effect of a change in accounting principle in the accompanying consolidated statement of operations. The impairment charge was related to the Cranebuilder reporting unit in the Products segment and the Univeyor reporting unit in the Solutions segment. In relation to the initial adoption of SFAS No. 142, goodwill was allocated among the reporting units so that goodwill was allocated to the units that benefited from the acquisitions. The Company will record any future impairment charges as a component of operating income.

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

6.	During the first quarter of fiscal 2004, the Company implemented a Corporate-wide reorganization plan and recorded restructuring costs of $0.8 million related to various employee termination benefits. All of these costs are related to the Products segment, with the exception of approximately $0.1 million. Approximately 40 employees were to be terminated at the various facilities. As of June 29, 2003, substantially all of the terminations had occurred, with the remainder to occur by the end of the second quarter of fiscal 2004. The liability as of June 29, 2003 consists of severance payments and costs associated with the preparation and maintenance of non-operating of facilities prior to disposal which were accrued prior to the adoption of SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” Regarding our fiscal 2003 projects, of the four facilities being completely closed and prepared for disposal, two are expected to be disposed of in the second quarter of fiscal 2004 and two others in the second half of Fiscal 2005.

The following table provides a reconciliation of the activity related to restructuring reserves, segregated by year and between employee costs (“employee”) and facility closure related costs (“facility”):

	Fiscal 2002	Fiscal 2003		Fiscal 2004
	Facility	Employee	Facility	Employee	Total
Reserve at March 31, 2003	$360	$922	$1,049	$—	$2,331
Fiscal 2004 first quarter restructuring charges	—	41	97	663	801
Cash payments	(33)	(416)	(345)	(277)	(1,071)

Reserve at June 29, 2003	$327	$547	$801	$386	$2,061

7.	Income tax expense as a percentage of income before income tax expense was 27.5% and 38.5% in the fiscal 2004 and 2003 quarters, respectively. The percentage for fiscal 2004 varies from the U.S. statutory rate due to jurisdictional mix.

8.	The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended
	June 29, 2003	June 30, 2002
Numerator for basic and diluted earnings per share:
Net income (loss)	$499	$(4,501)

Denominators:
Weighted-average common stock outstanding—denominator for basic EPS	14,539	14,477
Effect of dilutive employee stock options	—	—

Adjusted weighted-average common stock outstanding and assumed conversions—denominator for diluted EPS	14,539	14,477

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

9.	As a result of the way the Company manages the business, its reportable segments are strategic business units that offer products with different characteristics. The most defining characteristic is the extent of customized engineering required on a per-order basis. In addition, the segments serve different customer bases through differing methods of distribution. The Company has two reportable segments: Products and Solutions. The Company’s Products segment sells hoists, industrial cranes, chain, attachments, and other material handling products principally to third party distributors through diverse distribution channels, and to a lesser extent directly to manufacturers and other end-users. The Solutions segment sells engineered material handling systems such as conveyors, manipulators, and lift tables primarily to end-users in the consumer products, manufacturing, warehousing, and, to a lesser extent, the steel, construction, automotive, and other industrial markets. Intersegment sales are not significant. The Company evaluates performance based on operating income of the respective business units prior to the effects of amortization.

Segment information as of and for the three months ended June 29, 2003 and June 30, 2002, is as follows:

	Three months Ended June 29, 2003
	Products	Solutions	Total
Sales to external customers	$91,957	$14,618	$106,575
Operating income before restructuring charges and amortization	8,148	61	8,209
Depreciation and amortization	2,441	294	2,735
Total assets	451,357	34,015	485,372

	Three months Ended June 30, 2002
	Products	Solutions	Total
Sales to external customers	$97,854	$16,037	$113,891
Operating income before restructuring charges and amortization	8,960	643	9,603
Depreciation and amortization	2,616	250	2,866
Total assets	433,247	67,390	500,637

The following schedule provides a reconciliation of operating income before restructuring charges and amortization with income from operations before income tax expense and cumulative effect of accounting change:

	Three Months Ended
	June 30, 2003	June 29, 2002
Operating income before restructuring charges and amortization	$8,209	$9,603
Restructuring charges	(801)	—
Amortization of intangibles	(142)	(129)
Interest and debt expense	(9,672)	(7,277)
Other income and (expense), net	3,094	3,493

Income from operations before income tax expense and cumulative effect of accounting change	$688	$5,690

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

10.	The summary financial information of the parent, guarantors and nonguarantors of the 8.5% senior subordinated notes and the 10% senior secured notes is as follows:

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
As of June 29, 2003
Current assets:
Cash and cash equivalents	$1,835	$(908)	$4,299	$—	$5,226
Trade accounts receivable and unbilled revenues	51,476	(10)	36,390	—	87,856
Inventories	35,935	18,909	21,376	(972)	75,248
Other current assets	9,553	(49)	4,871	—	14,371

Total current assets	98,799	17,948	66,932	(972)	182,701
Property, plant, and equipment, net	31,329	16,018	19,740	—	67,087
Goodwill and other intangibles, net	98,319	57,364	39,434	—	195,117
Intercompany	42,706	(67,520)	(47,252)	72,066	—
Other assets	183,563	208,064	22,338	(373,498)	40,467

Total assets	$454,716	$231,868	$101,192	$(302,404)	$485,372

Current liabilities	$45,943	$9,968	$28,795	$(2,849)	$81,857
Long-term debt, less current portion	283,697	—	15,514	—	299,211
Other non-current liabilities	10,086	14,286	21,916	—	46,288

Total liabilities	339,726	24,254	66,225	(2,849)	427,356
Shareholders’ equity	114,990	207,614	34,967	(299,555)	58,016

Total liabilities and shareholders’ equity	$454,716	$231,868	$101,192	$(302,404)	$485,372

For the Three Months Ended June 29, 2003
Net sales	$53,053	$27,661	$30,792	$(4,931)	$106,575
Cost of products sold	40,356	22,016	23,236	(4,931)	80,677

Gross profit	12,697	5,645	7,556	—	25,898

Selling, general and administrative expenses	8,568	2,971	6,150	—	17,689
Restructuring charges	747	—	54	—	801
Amortization of intangibles	58	—	84	—	142

	9,373	2,971	6,288	—	18,632

Income from operations	3,324	2,674	1,268	—	7,266
Interest and debt expense	9,172	—	500	—	9,672
Other (income) and expense, net	—	3,282	(188)	—	3,094

Income before income taxes	(5,848)	5,956	580	—	688
Income tax expense	(2,322)	2,368	143	—	189

Net (loss) income	$(3,526)	$3,588	$437	$—	$499

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
For the Three Months Ended June 29, 2003
Operating activities:
Net cash provided by (used in) operating activities	$17,105	$(3,282)	$(6,844)	$—	$6,979

Investing activities:
Purchase of marketable securities, net	—	—	(415)	—	(415)
Capital expenditures	(1,020)	(86)	(393)	—	(1,499)
Net assets held for sale	—	3,282	—	—	3,282

Net cash (used in) provided by investing activities	(1,020)	3,196	(808)	—	1,368

Financing activities:
Net borrowings under revolving line-of-credit agreements	7,324	—	9,278	—	16,602
Repayment of debt	(21,472)	—	(395)	—	(21,867)
Other	(58)	—	—	—	(58)

Net cash (used in) provided by financing activities	(14,206)	—	8,883	—	(5,323)
Effect of exchange rate changes on cash	(101)	(2)	362	—	259

Net change in cash and cash equivalents	1,778	(88)	1,593	—	3,283
Cash and cash equivalents at beginning of period	57	(820)	2,706	—	1,943

Cash and cash equivalents at end of period	$1,835	$(908)	$4,299	$—	$5,226

As of June 30, 2002
Current assets:
Cash and cash equivalents	$(537)	$(835)	$3,631	$—	$2,259
Trade accounts receivable and unbilled revenues	54,316	5,760	25,771	—	85,847
Inventories	42,635	24,189	27,882	(949)	93,757
Other current assets	10,531	(1,368)	4,193	—	13,356

Total current assets	106,945	27,746	61,477	(949)	195,219
Property, plant, and equipment, net	34,725	17,896	17,297	—	69,918
Goodwill and other intangibles, net	28,373	121,049	45,071	—	194,493
Intercompany	261,069	(273,512)	(59,597)	72,040	—
Other assets	52,902	159,486	22,400	(201,781)	33,007

Total assets	$484,014	$52,665	$86,648	$(130,690)	$492,637

Current liabilities	$165,004	$5,006	$22,708	$(2,866)	$189,852
Long-term debt, less current portion	199,694	—	1,829	—	201,523
Other non-current liabilities	(3,388)	11,182	23,719	—	31,513

Total liabilities	361,310	16,188	48,256	(2,866)	422,888

Shareholders’ equity	122,704	36,477	38,392	(127,824)	69,749

Total liabilities and shareholders’ equity	$484,014	$52,665	$86,648	$(130,690)	$492,637

COLUMBUS McKINNON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(tabular amounts in thousands, except share data)

JUNE 29, 2003

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
For the Three Months Ended June 30, 2002
Net sales	$58,521	$31,052	$28,297	$(3,979)	$113,891
Cost of products sold	44,448	24,320	21,472	(3,979)	86,261

Gross profit	14,073	6,732	6,825	—	27,630

Selling, general and administrative expenses	9,253	3,049	5,725	—	18,027
Amortization of intangibles	57	1	71	—	129

	9,310	3,050	5,796	—	18,156

Income from operations	4,763	3,682	1,029	—	9,474
Interest and debt expense	7,128	38	111	—	7,277
Other (income) and expense, net	72	60	3,361	—	3,493

Income before income taxes	(2,293)	3,704	4,279	—	5,690
Income tax expense	202	1,519	470	—	2,191

Net income before cumulative effect of accounting change	(2,495)	2,185	3,809	—	3,499

Cumulative effect of change in accounting principle	—	(1,930)	(6,070)	—	(8,000)

Net income (loss)	$(2,495)	$255	$(2,261)	$—	$(4,501)

For the Three Months Ended June 30, 2002
Operating activities:
Net cash provided by (used in) operating activities	$3,119	$(5,773)	$(3,510)	$—	$(6,144)

Investing activities:
Purchase of marketable securities, net	—	—	(50)	—	(50)
Capital expenditures	(362)	(258)	(330)	—	(950)
Proceeds from sale of business	—	15,950	—	—	15,950
Net assets held for sale	—	1,990	—	—	1,990

Net cash (used in) provided by investing activities	(362)	17,682	(380)	—	16,940

Financing activities:
Net (payments) borrowings under revolving line-of-credit agreements	(10,249)	(11,551)	271	—	(21,529)
Repayment of debt	(329)	—	(5)	—	(334)
Other	(736)	—	—	—	(736)

Net cash (used in) provided by financing activities	(11,314)	(11,551)	266	—	(22,599)
Effect of exchange rate changes on cash	(4)	4	510	—	510

Net cash (used in) provided by continuing operations	(8,561)	362	(3,114)	—	(11,313)
Net cash provided by discontinued operations	—	504	—	—	504

Net change in cash and cash equivalents	(8,561)	866	(3,114)	—	(10,809)
Cash and cash equivalents at beginning of period	8,024	(1,701)	6,745	—	13,068

Cash and cash equivalents at end of period	$(537)	$(835)	$3,631	$—	$2,259

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Sections 722 through 726 of the New York Business Corporation Law (“BCL”), grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation. Our certificate of incorporation provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the BCL. Our Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

Our Restated Certificate of Incorporation provides that we shall indemnify, to the fullest extent permitted by the BCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any civil or criminal action, suit or proceeding, by reason of the fact that such person is or was a director or officer of our company or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We are also obligated to pay the cost of the expenses incurred by our officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by us as authorized by our certificate of incorporation. We are not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by our Board of Directors. We have entered into indemnification agreements with each of our current directors to effectuate the indemnification provisions of our certificate of incorporation.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

3.2	Amended By-Laws of the Registrant (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 17, 1999).

4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995.)

4.2	First Amendment and Restatement of Rights Agreement, dated as of October 1, 1998, between Columbus McKinnon Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

4.3	Indenture among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto and U.S. Bank Trust National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

4.4	Indenture among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto and State Street Bank and Trust Company, N.A., as trustee, dated as of July 22, 2003 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 9, 1998).

4.5	Supplemental Indenture among LICO, Inc., Automatic Systems, Inc., LICO Steel, Inc., Columbus McKinnon Corporation, Yale Industrial Products, Inc., Mechanical Products, Inc., Minitec Corporation and State Street Bank and Trust Company, N.A., as trustee, dated March 31, 1998 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on form 8-K dated April 9, 1998).

4.6	Second Supplemental Indenture among Abell-Howe Crane, Inc., LICO, Inc., Automatic Systems, Inc. LICO Steel, Inc., Columbus McKinnon Corporation, Yale Industrial Products Inc. and State Street Bank and Trust Company, N.A., as trustee, dated as of February 12, 1999 (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

4.7	Third Supplemental Indenture among G.L. International, Inc., Gaffey, Inc., Handling Systems and Conveyors, Inc., Larco Material Handling Inc., Abell-Howe Crane, Inc., LICO, Inc., Automatic Systems, Inc., LICO Steel, Inc., Columbus McKinnon Corporation, Yale Industrial Products, Inc. and State Street Bank and Trust Company, N.A., as trustee, dated as of March 1, 1999 (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

4.8	Fourth Supplemental Indenture among Washington Equipment Company, G.L. International, Inc., Gaffey, Inc., Handling Systems and Conveyors, Inc., Larco Material Handling Inc., Abell-Howe Crane, Inc., Automatic Systems, Inc., LICO Steel, Inc., Columbus McKinnon Corporation, Yale Industrial Products, Inc. and State Street Bank and Trust Company, N.A., as trustee, dated as of November 1, 1999 (incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on form 10-Q for the quarterly period ended October 3, 1999).

Exhibit Number	Exhibit

4.9	Fifth Supplemental Indenture among Columbus McKinnon Corporation, Crane Equipment & Service, Inc., Automatic Systems, Inc., LICO Steel, Inc., Yale Industrial Products, Inc. and State Street Bank and Trust Company, N.A., as trustee, dated as of April 4, 2002 (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

4.10	Sixth Supplemental Indenture among Columbus McKinnon Corporation, Audubon West, Inc., Crane Equipment & Service, Inc., LICO Steel, Inc., Yale Industrial Products, Inc., Audubon Europe S.a.r.l. and State Street Bank and Trust Company, N.A., as trustee, dated as of August 5, 2002 (incorporated by reference to Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

4.11	Registration Rights Agreement dated July 15, 2003 among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto, Credit Suisse First Boston LLC and Fleet Securities, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

4.12	Form of New 10% Notes due 2010 (see Exhibit A to Exhibit 4.3).

*4.13	First Supplemental Indenture dated as of September 19, 2003 among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto, and U.S. Bank Trust National Association, as Trustee.

*5.1	Opinion of Hodgson Russ LLP.

10.1	Amended and Restated Term Loan Agreement by and among Fleet Bank of New York, Columbus McKinnon Corporation and Kenneth G. McCreadie, Peter A. Grant and Robert L. Montgomery, Jr., as Trustees under the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement, dated March 31, 1993 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.2	Amendment No. 1 to Amended and Restated Term Loan Agreement, dated March 31, 1993, by and among Fleet Bank of New York, Columbus McKinnon Corporation and Kenneth G. McCreadie, Peter A. Grant and Robert L. Montgomery, Jr. as trustees under the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement, dated October 27, 1994 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.3	Amendment No. 2 to Amended and Restated Term Loan Agreement by and among Fleet Bank, Columbus McKinnon Corporation and Kenneth G. McCreadie, Peter A. Grant and Robert L. Montgomery, Jr. under the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement, dated November 2, 1995 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.4	Amendment No. 3 to Amended and Restated Term Loan Agreement by and among Fleet Bank, Columbus McKinnon Corporation and Karen L. Howard, Timothy R. Harvey, and Robert L. Montgomery, Jr. as trustees under the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.5	Amended and Restated Term Loan Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated August 5, 1996 (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

Exhibit Number	Exhibit

10.6	First Amendment to Amended and Restated Term Loan Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated October 16, 1996 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.7	Second Amendment to Amended and Restated Term Loan Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated March 31, 1998 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.8	Third Amendment to Amended and Restated Term Loan Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated November 30, 1998 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.9	Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated November 2, 1995 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.10	Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank, and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 9, 1998).

10.11	First Amendment, dated as of September 23, 1998, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 1998).

10.12	Second Amendment, dated as of February 12, 1999, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as Borrower, the banks, financial institutions and other institutional leaders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.13	Third Amendment dated as of November 16, 1999, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 3, 1999).

10.14	Fourth Amendment and Waiver, dated as of February 15, 2000, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2000).

Exhibit Number	Exhibit

10.15	Fifth Amendment, dated as of September 28, 2000, to the Credit Agreement, dated as of March 31,1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2000).

10.16	Sixth Amendment, dated as of February 5, 2001, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000).

10.17	Seventh Amendment, dated as of June 26, 2001, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001).

10.18	Eighth Amendment, dated as of November 21, 2001, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001).

10.19	Ninth Amendment, dated as of February 12, 2002, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001).

10.20	Tenth Amendment, dated as of April 16, 2002, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

10.21	Eleventh Amendment, dated as of June 6, 2002, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

10.22	Twelfth Amendment, dated as of September 27, 2002, to the Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon Corporation, as the Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, Fleet National Bank, as the Initial Issuing Bank, Fleet National Bank, as the Swing Line Bank and Fleet National Bank, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

Exhibit Number	Exhibit

#10.23	Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.24	Amendment No. 1 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 2, 1995 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.25	Amendment No. 2 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated October 17, 1995 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

#10.26	Amendment No. 3 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated March 27, 1996 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

#10.27	Amendment No. 4 of the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated September 30, 1996 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

#10.28	Amendment No. 5 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated August 28, 1997 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

#10.29	Amendment No. 6 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated June 24, 1998 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

#10.30	Amendment No. 7 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated April 30, 2000 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

#10.31	Amendment No. 8 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 26, 2002 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.32	Amendment No. 9 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 27, 2003 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

#10.33	Columbus McKinnon Corporation Personal Retirement Account Plan Trust Agreement, dated April 1, 1987 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.34	Amendment No. 1 to the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement (formerly known as the Columbus McKinnon Corporation Personal Retirement Account Plan Trust Agreement) effective November 1, 1988 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.35	Amendment and Restatement of Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

Exhibit Number	Exhibit

#10.36	Second Amendment to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

#10.37	Columbus McKinnon Corporation Restricted Stock Plan (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.38	Second Amendment to the Columbus McKinnon Corporation Restricted Stock Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

#10.39	Amendment and Restatement of Columbus McKinnon Corporation Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.40	Columbus McKinnon Corporation Thrift [401(k) Plan] 1989 Restatement Effective January 1, 1998 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

#10.41	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift 401(K) Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.42	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift 401 (K) Plan, dated June 1, 2000 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

#10.43	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift 401 (K) Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.44	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k) Plan], dated May 10, 2002 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

#10.45	Amendment No. 5 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k) Plan], dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

#10.46	Amendment No. 6 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k) Plan], dated May 22, 2003 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

#10.47	Columbus McKinnon Corporation Thrift [401(k) Plan] Trust Agreement Restatement Effective August 9, 1994 (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.48	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Restatement Effective April 1, 1998 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

#10.49	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.50	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated May 26, 1999 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

Exhibit Number	Exhibit

#10.51	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.52	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

#10.53	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Trust Agreement Effective as of April 1, 1987 (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

#10.54	Form of Change in Control Agreement as entered into between Columbus McKinnon Corporation and each of Timothy T. Tevens, Robert L. Montgomery, Jr., Ned T. Librock, Karen L. Howard, Lois H. Demler, Timothy R. Harvey, John Hansen and Neal Wixson (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March, 31, 1998).

#10.55	Columbus McKinnon Corporation Corporate Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001).

#10.56	Consulting Agreement dated as of October 1, 2001 between Columbus McKinnon Corporation and Herbert P. Ladds, Jr. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001).

10.57	Asset Purchase Agreement dated as of May 10, 2002 by and among Automatic Systems, Inc., Columbus McKinnon Corporation and ASI Acquisition Corp (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 29, 2002).

10.58	Amended and Restated Credit and Security Agreement dated as of November 21, 2002 among Columbus McKinnon Corporation, as Borrower, Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors Named Herein, the Lenders Party Hereto From Time to Time, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as Issuing Lender, Congress Financial Corporation (New England), Co-Syndication Agent, Key Bank N.A., as Co-Syndication Agent, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, and Fleet Securities, Inc., as Arranger (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 3, 2002).

10.59	First Amendment, dated as of June 5, 2003, to that certain Amended and Restated Credit and Security Agreement dated as of November 21, 2002 among Columbus McKinnon Corporation, as Borrower, Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors Named Herein, the Lenders Party Hereto From Time to Time, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as Issuing Lender, Congress Financial Corporation (New England), Co-Syndication Agent, Key Bank N.A., as Co-Syndication Agent, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, and Fleet Securities, Inc., as Arranger (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

**10.60	Second Amendment, dated as of July 21, 2003, to that certain Amended and Restated Credit and Security Agreement dated as of November 21, 2002 among Columbus McKinnon Corporation, as Borrower, Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors Named Herein, the Lenders Party Hereto From Time to Time, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as Issuing Lender, Congress Financial Corporation (New England), Co-Syndication Agent, Key Bank N.A., as Co-Syndication Agent, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, and Fleet Securities, Inc., as Arranger.

Exhibit Number	Exhibit

10.61	Financing Agreement dated as of November 21, 2002 by and among Columbus McKinnon Corporation, as Borrower, Each Subsidiary of the Borrower Listed as a Guarantor on the Signature Pages Hereto, as Guarantors, the Financial Institutions From Time to Time Party Hereto, as Lenders, and Regiment Capital III, L.P., as Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 3, 2002).

10.62	First Amendment, dated as of June 4, 2003, to the Financing Agreement dated as of November 21, 2002 by and among Columbus McKinnon Corporation, as Borrower, Each Subsidiary of the Borrower Listed as a Guarantor on the Signature Pages Hereto, as Guarantors, the Financial Institutions From Time to Time Party Hereto, as Lenders, and Regiment Capital III, L.P., as Agent (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

10.63	Financing Agreement dated as of November 21, 2002 by and among Columbus McKinnon Limited, Larco Industrial Services Ltd., as Borrowers, the Financial Institutions From Time to Time Party Hereto, as Lenders, and Regiment Capital III, L.P., as Agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 3, 2002).

10.64

First Amendment, dated as of June 4, 2003, to the Financing Agreement dated as of November 21, 2002 by and among Columbus McKinnon Limited, Larco Industrial Services Ltd., as Borrowers, the Financial Institutions From Time to Time Party Hereto, as Lenders, and Regiment Capital III, L.P., as Agent (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on

Form 10-K for the fiscal year ended March 31, 2003).

10.65	Intercreditor Agreement dated as of July 22, 2003 among Columbus McKinnon Corporation, the subsidiary guarantors as listed thereon, Fleet Capital Corporation, as Credit Agent, and U.S. Bank Trust National Association, as Trustee (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

**12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

**21.1	Subsidiaries of the Registrant.

*23.1	Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this registration statement).

*23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (contained in Part II of this registration statement).

*25.1	Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery

*99.3	Form of Letter to Clients

*99.4	Form of Letter to Nominees

*	Filed herewith
**	Previously filed
#	Indicates a Management contract or compensation plan or arrangement

(b) Financial Statement Schedules:

Schedule II—Valuation and qualifying accounts

All other consolidated financial schedules are omitted because they are inapplicable, not required or the information is included elsewhere in the consolidated financial statements or the notes thereto.

Item 22.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on November 7, 2003.

COLUMBUS MCKINNON CORPORATION

By:	/S/ TIMOTHY T. TEVENS
Timothy T. Tevens President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ TIMOTHY T. TEVENS Timothy T. Tevens	President and Chief Executive Officer (Principal Executive Officer)	November 7, 2003

* Robert L. Montgomery, Jr.	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 7, 2003

* Herbert P. Ladds, Jr.	Chairman of the Board of Directors	November 7, 2003

* Carlos Pascual	Director	November 7, 2003

* Richard H. Fleming	Director	November 7, 2003

* Ernest R. Verebelyi	Director	November 7, 2003

* Wallace W. Creek	Director	November 7, 2003

*By:	/s/ Timothy T. Tevens

Timothy T. Tevens Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on November 7, 2003.

AUDUBON EUROPE S.àr.l.

By:	/S/ ROBERT L. MONTGOMERY, JR.
Robert L. Montgomery, Jr. Manager – A Category

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ ROBERT L. MONTGOMERY, JR. Robert L. Montgomery, Jr.	Manager – A Category (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	November 7, 2003

* Romain Thillins	Manager – B Category	November 7, 2003

*By:	/s/ Robert L. Montgomery, Jr.

Robert L. Montgomery, Jr. Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on November 7, 2003.

AUDUBON WEST INC.

By:	/S/ TIMOTHY T. TEVENS
Timothy T. Tevens President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ TIMOTHY T. TEVENS Timothy T. Tevens	President (Principal Executive Officer)	November 7, 2003

* Robert L. Montgomery, Jr..	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 7, 2003

* Lois H. Demler	Director	November 7, 2003

*By:	/s/ Timothy T. Tevens

Timothy T. Tevens Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on November 7, 2003.

CRANE EQUIPMENT & SERVICE, INC.

By:	/S/ ROBERT L. MONTGOMERY, JR.
Robert L. Montgomery, Jr. Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Jeffrey L. Borders	President (Principal Executive Officer)	November 7, 2003

/S/ ROBERT L. MONTGOMERY, JR. Robert L. Montgomery, Jr.	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 7, 2003

* Timothy T. Tevens	Director	November 7, 2003

* Lois H. Demler	Director	November 7, 2003

*By:	/s/ Robert L. Montgomery, Jr.

Robert L. Montgomery, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on November 7, 2003.

YALE INDUSTRIAL PRODUCTS, INC.

By:	/S/ TIMOTHY T. TEVENS
Timothy T. Tevens President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ TIMOTHY T. TEVENS Timothy T. Tevens.	President and Director (Principal Executive Officer)	November 7, 2003

* Robert L. Montgomery, Jr.	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 7, 2003

* Lois H. Demler	Director	November 7, 2003

*By:	/s/ Timothy T. Tevens

Timothy T. Tevens Attorney-in-Fact

SCHEDULE II—Valuation and qualifying accounts

March 31, 2003, 2002 and 2001

Dollars in thousands

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Year ended March 31, 2003:
Deducted from asset accounts:
Allowance for doubtful accounts	$2,337	$1,068	$(78	)(4)	$584	(1)	$2,743
Slow-moving and obsolete inventory	4,619	3,073	—		1,993	(2)	5,699

Total	$6,956	$4,141	$(78)		$2,577		$8,442

Reserves on balance sheet:
Accrued general and product liability costs	$16,013	$447	$—		$2,021	(3)	$14,439

Year ended March 31, 2002:
Deducted from asset accounts:
Allowance for doubtful accounts	$2,305	$1,399	$—		$1,367	(1)	$2,337
Slow-moving and obsolete inventory	3,787	3,331	(15	)(4)	2,484	(2)	4,619

Total	$6,092	$4,730	$(15)		$3,851		$6,956

Reserves on balance sheet:
Accrued general and product liability costs	$15,388	$2,563	$—		$1,938	(3)	$16,013

Year ended March 31, 2001:
Deducted from asset accounts:
Allowance for doubtful accounts	$2,212	$1,207	$—		$1,114	(1)	$2,305
Slow-moving and obsolete inventory	3,956	1,373	—		1,542	(2)	3,787

Total	$6,168	$2,580	$—		$2,656		$6,092

Reserves on balance sheet:
Accrued general and product liability costs	$14,550	$2,356	$—		$1,518	(3)	$15,388

(1)	Uncollectible accounts written off, net of recoveries
(2)	Obsolete inventory disposals
(3)	Insurance claims and expenses paid
(4)	Reserves at date of disposal of subsidiary

S-1